Execution Version
PURCHASE AGREEMENT
dated as of
February 15, 2026
by and among
THE AG 2014 TRUST, THE SG ONE 2014 TRUST, THE DG ONE 2014 TRUST,
GROUPE AUTOBUS GIRARDIN LTÉE, GIRARDIN MINIBUS JV 2 INC.,
BLUE BIRD CORPORATION, BLUE BIRD BODY COMPANY,
MB CALLCO INC., MB EXCHANGECO INC.,
GROUPE AUTOBUS GIRARDIN LTÉE, IN THE CAPACITY OF THE SELLERS’ REP,
and
BLUE BIRD BODY COMPANY, IN THE CAPACITY OF THE BUYER GROUP REP

TABLE OF CONTENTS
Page
ARTICLE I. CERTAIN DEFINITIONS
Section 1.01    Definitions    2
Section 1.02    Table of Defined Terms    13
Section 1.03    Construction    15
ARTICLE II.
THE SHARE PURCHASE; CLOSING
Section 2.01    Closing; the Share Purchase    16
Section 2.02    Closing Deliverables    16
Section 2.03    Closing Calculations    19
Section 2.04    Payoff Debt    21
Section 2.05    Withholding    22
Section 2.06    Settlement Sheet    22
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING THE TARGETS AND
THE ACQUIRED COMPANIES
Section 3.01    Organization of the Targets.    22
Section 3.02    Due Authorization; Absence of Restrictions    23
Section 3.03    Capitalization    23
Section 3.04    Books, Records, Financial Statements    24
Section 3.05    Litigation and Proceedings    24
Section 3.06    Taxes    24
Section 3.07    No Operations and Limited Purpose of Targets    27
Section 3.08    Brokers’ Fees    27
Section 3.09    Organization of the Acquired Companies    28
Section 3.10    Due Authorization; Absence of Restrictions.    28
Section 3.11    Capitalization    29
Section 3.12    Books, Records, Financial Statements    29
Section 3.13    Litigation and Proceedings    29
Section 3.14    Undisclosed Liabilities    29
Section 3.15    Legal Compliance    29
Section 3.16    Contracts Relating to Indebtedness; No Defaults    30
Section 3.17    Employee Benefits    31
Section 3.18    Labor    32
Section 3.19    Taxes    33
Section 3.20    Environmental Matters    37
Section 3.21    Affiliates; Assets of Acquired Entities    37
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING SELLERS
Section 4.01    Organization of Seller    38
Section 4.02    Due Authorization    38
Section 4.03    Title to the Purchased Shares    39
Section 4.04    No Conflict    39
Section 4.05    Litigation and Proceedings    39
Section 4.06    Governmental Consents    39
Section 4.07    BLBD Canada Buyer Exchangeable Shares    39

Section 4.08    Residence    40
Section 4.09    Brokers’ Fees    40
Section 4.10    BLBD Parent Stock    40
Section 4.11    Legal Compliance    41
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER GROUP
Section 5.01    Organization of Buyer    42
Section 5.02    Due Authorization    42
Section 5.03    No Conflict    42
Section 5.04    Financial Ability    42
Section 5.05    Exchangeable Shares    42
Section 5.06    BLBD Parent Special Voting Preferred Stock    43
Section 5.07    Brokers’ Fees    43
Section 5.08    Acquisition for Investment; Buyer Sophistication    43
Section 5.09    No Buyer Group Knowledge of Seller Misrepresentations    43
Section 5.10    BLBD Parent SEC Documents    43
Section 5.11    No Integrated Offering    44
Section 5.12    BLBD Canada Buyer    44
Section 5.13    Undisclosed Liabilities    44
Section 5.14    Legal Compliance    44
Section 5.15    Litigation and Proceedings    44
Section 5.16    Governmental Consents    44
ARTICLE VI.
COVENANTS
Section 6.01    Conduct of Business    44
Section 6.02    Regulatory Approvals    47
Section 6.03    Retention of Books and Records    48
Section 6.04    Frustration of Conditions    48
Section 6.05    Certain Consents    49
Section 6.06    Publicity; Confidentiality    49
Section 6.07    Further Assurances    49
Section 6.08    Tax Matters    49
Section 6.09    Rollover Elections    53
Section 6.10    Pre-Closing Reorganization    53
Section 6.11    Wrong Pocket Assets    53
Section 6.12    RWI Policies    55
Section 6.13    GAG Minimum Retention Amount    55
ARTICLE VII.
CONDITIONS TO OBLIGATIONS
Section 7.01    Conditions to the Obligations of Buyer Group and Sellers    56
Section 7.02    Conditions to the Obligations of Buyer    56
Section 7.03    Conditions to the Obligations of the Sellers    57
Section 7.04    Waiver of Conditions; Frustration of Conditions    57
ARTICLE VIII.
TERMINATION
Section 8.01    Termination    58
Section 8.02    Effect of Termination    59

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ARTICLE IX.
INDEMNIFICATION
Section 9.01    Indemnification    59
Section 9.02    Limitations on Indemnification    60
Section 9.03    Satisfaction of Claims    62
Section 9.04    Tax Status and Purpose of Indemnification Payments    62
ARTICLE X.
MISCELLANEOUS
Section 10.01    Waiver    62
Section 10.02    Notices    62
Section 10.03    Assignment    63
Section 10.04    Rights of Third Parties    63
Section 10.05    Expenses    63
Section 10.06    Governing Law    63
Section 10.07    Captions; Counterparts    63
Section 10.08    Disclosure Schedules and Annexes    63
Section 10.09    Entire Agreement    64
Section 10.10    Amendments    64
Section 10.11    Severability    64
Section 10.12    Arbitration; WAIVER OF JURY TRIAL    64
Section 10.13    Enforcement    65
Section 10.14    Non-Recourse    65
Section 10.15    Language    66
Section 10.16    Buyer Group and Sellers’ Representatives    66

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Annexes
Annex A – Transaction Consideration Methodology
Annex B – BLBD Canada Buyer Exchangeable Share Terms
Annex C – BLBD Parent Special Voting Preferred Stock Subscription Agreement
Annex D – BLBD Parent Special Voting Preferred Stock Terms
Annex E – Canadian Lease Documents
Annex F – Exchange and Support Agreement
Annex G – Lock-Up Agreement
Annex H – Board Election Agreement
Annex I – Form of Restrictive Covenant Agreement
Annex J – Trademark License Termination Agreement
Annex K – REPSA
Annex L – Officer Confirmation Certificate
Annex M – RWI Binder
Annex N – Mutual Release

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PURCHASE AGREEMENT
This Purchase Agreement, dated as of February 15, 2026 (this “Agreement”), is entered into by and among (i) the AG 2014 Trust (“AG Trust”), the SG One 2014 Trust (“SG Trust”), and the DG One 2014 Trust (“DG Trust” and collectively with AG Trust and SG Trust, the “Trusts”), Groupe Autobus Girardin Ltée, a corporation existing under the federal laws of Canada (“GAG”), Girardin Minibus JV 2 Inc., a corporation existing under the laws of the Province of Québec (the “MB US Seller” and together with the Trusts and GAG, the “Sellers” and each, a “Seller”), (ii), GAG, in the capacity of Sellers’ Rep hereunder (the “Sellers’ Rep”), (iv) Blue Bird Corporation, a Delaware corporation (“BLBD Parent”), Blue Bird Body Company, a Georgia corporation (“BLBD US Buyer”), MB Callco Inc., a corporation existing under the laws of the Province of Ontario (“BLBD Canada CallCo”), MB Exchangeco Inc., a corporation existing under the laws of the Province of Ontario (“BLBD Canada Buyer” and together with BLBD US Buyer, the “Buyers” and each, a “Buyer”), and (v) BLBD US Buyer, in the capacity of Buyer Group Rep hereunder (the “Buyer Group Rep”). For purposes of this Agreement, BLBD Parent, BLBD Canada CallCo, and Buyers shall collectively be referred to as the “Buyer Group”.
RECITALS
WHEREAS, GAG owns 100% of the voting interests of Girardin Minibus JV Inc., a corporation existing under the laws of the Province of Québec (“MB Canada Target”) and GAG and the Trusts collectively own 100% of the issued and outstanding Equity Securities of MB Canada Target (the “Purchased Canadian Shares”);
WHEREAS, subsequent to the date of this Agreement, the Sellers shall undergo the Pre-Closing Reorganization;
WHEREAS, as a result of the Pre-Closing Reorganization, GAG will own the Purchased Canadian Shares immediately prior to the Closing;
WHEREAS, GAG owns 100% of the issued and outstanding Equity Securities of MB US Seller, which in turn owns 100% of the issued and outstanding Equity Securities (the “Purchased US Shares” and collectively with the Purchased Canadian Shares, the “Purchased Shares”) of Girardin Minibus JV 2 USA Inc., a Delaware corporation (“MB US Target” and together with MB Canada Target, the “Targets” and each, a “Target”);
WHEREAS, MB Canada Target owns 50% of the issued and outstanding Equity Securities
(the “Indirectly Purchased Canadian Shares”) of Micro Bird Holdings Inc., a corporation existing under the federal laws of Canada (“MB Canada”);
WHEREAS, MB US Target owns 50% of the issued and outstanding Equity Securities
(the “Indirectly Purchased US Interests” and together with the Indirectly Purchased Canadian Shares, the “Indirectly Purchased Shares”) of Micro Bird USA Holding LLC, a Delaware limited liability company (“MB US” and together with MB Canada, the “Companies” and each, a “Company”);
WHEREAS, BLBD Parent owns 100% of the issued and outstanding Equity Securities of BLBD US Buyer;
WHEREAS, BLBD US Buyer owns 50% of the issued and outstanding Equity Securities of each of (i) MB Canada, representing all of the issued and outstanding Equity Securities of MB Canada not held by MB Canada Target, and (ii) MB US, representing all of the issued and outstanding Equity Securities of MB US not held by MB US Target;
WHEREAS, BLBD US Buyer owns 100% of the issued and outstanding Equity Securities of BLBD Canada CallCo, which in turn owns 100% of the issued and outstanding Equity Securities of BLBD Canada Buyer;
WHEREAS, the Buyer Group desires for BLBD US Buyer to purchase from MB US Seller, and MB US Seller desires to sell to BLBD US Buyer, the Purchased US Shares (the “US Share Purchase”) in exchange for the US Share Purchase Consideration (as defined herein);

WHEREAS, the Buyer Group desires for BLBD Canada Buyer to purchase from GAG, and Sellers desire for GAG to sell to BLBD Canada Buyer, the Purchased Canadian Shares (the “Canadian Share Purchase” and together with the US Share Purchase, the “Share Purchase”) in exchange for the Canadian Share Purchase Consideration (as defined herein);
WHEREAS, GAG will enter into the BLBD Parent Special Voting Preferred Stock Subscription Agreement with BLBD Parent for the issuance of one (1) share of BLBD Parent Special Voting Preferred Stock as Canadian Share Purchase Share Consideration (the “Purchased BLBD Parent Special Voting Preferred Stock”);
WHEREAS, following the Share Purchase, BLBD US Buyer shall, directly or indirectly, own 100% of the issued and outstanding Equity Securities of each of MB Canada and MB US;
WHEREAS, concurrently with the execution of this Agreement, the Companies delivered the Officer Confirmation Certificate to the Buyer Group Rep and the Sellers’ Rep;
WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Buyer Group’s willingness to enter into this Agreement and incur the obligations set forth herein, Valiant Real Estate USA Inc. and Micro Bird USA LLC (“MB US Opco”) are entering into the REPSA; and
WHEREAS, Sellers and Buyer Group each desire to make certain representations, warranties and agreements in connection with the Share Purchase and prescribe various conditions to the Share Purchase as provided herein.
NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.
Certain Definitions

Section 1.01Definitions
. As used herein, the following terms shall have the following meanings:
“Acquired Companies” means, collectively, the Companies together with each of their respective direct and indirect Subsidiaries.
“Acquired Companies Benefit Plan” means each material, written “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject thereto, and any other material plan, policy, program, agreement, arrangement, practice, undertaking or Contract providing compensation or other benefits (including bonus, incentive, pension, retirement, health and welfare, medical, dental, disability, life insurance, supplemental unemployment benefit, deferred compensation, equity or phantom equity, vacation, sick or other leaves, retention, severance, change in control and fringe benefits) to any current or former director, officer, employee or individual independent contractor of the Acquired Companies, or other Persons who are receiving remuneration for work or services provided to any Acquired Company who are not employees of any Acquired Company (or any spouses, dependents, survivors or beneficiaries of such Persons), which are, or within the past three (3) years, were maintained, sponsored, contributed to or required to be contributed to by any of the Acquired Companies or their ERISA Affiliates, or under which any Acquired Company has any actual or contingent material liability (disregarding any materiality qualifiers), including with respect to an ERISA Affiliate.
“Acquired Companies Financial Statements” means the audited combined financial statements of each of MB Canada and its Subsidiaries and of MB US and its Subsidiaries as of September 30, 2025.
“Action” means any claim, action, charge, grievance, inquiry, investigation, suit, enforcement action, cause of action, indictment, prosecution, information or similar process, arbitration, litigation, mediation, complaint, demand, investigation, inquiry or proceeding (including any civil, criminal, administrative, regulatory, appellate or other proceeding (public or private)) by or before any Governmental Authority, whether at equity or at law, in contract, in tort or otherwise.

“Adjusted Net Indebtedness” means, as of any time of determination, an amount (which may be positive or negative) equal to: (i) the Indebtedness, minus (ii) the Cash, minus (iii) the Income Tax Refund Credit Amount, minus (iv) the NOL Credit Amount, as adjusted for (v) any and all inclusions, exclusions and adjustments thereto provided for in the Transaction Consideration Methodology (including, for the avoidance of doubt, the following items that are referred in the Transaction Consideration Methodology as follows: (a) the aggregate amount of advances from MB Canada and its Subsidiaries to MB US and its Subsidiaries, which shall be subtracted, (b) Government Assistance (Empire State Development Grant, Hydro QC & SAE, R&D Tax Credits, C3i Provincial), which shall be subtracted, (c) MK3 Warranty Accrual, which shall be added, (d) Under-Reserved Ecotuned MK3 Warranty Accrual, which shall be added, and (e) Ringfenced Asset / Liability Transfer Adjustment, which may be added or subtracted).
“Adjusted Net Working Capital” means, as of any time of determination, an amount (which may be positive or negative) equal to: (a) the combined current assets of the Acquired Companies (excluding Cash and any Tax assets or other deferred Tax assets), minus (b) the combined current liabilities of the Acquired Companies (excluding any Tax liabilities or other deferred Tax liabilities), as adjusted for (c) any and all inclusions, exclusions and adjustments thereto provided for in the Transaction Consideration Methodology (including the adjustments related to MB US set forth therein).
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, the first specified Person, through one or more intermediaries or otherwise. For the avoidance of doubt, following the Closing, Affiliates of Buyer shall include the Targets and the Acquired Companies.
“Anti-Corruption Laws” means all applicable Laws prohibiting bribery, corruption, kickbacks, or similar unethical or unlawful conduct, including, without limitation, the Corruption of Foreign Public Officials Act (Canada), the anti-corruption provisions of the Criminal Code (Canada), the U.S. Foreign Corrupt Practices Act, the U.S. domestic anti-bribery statute codified in 18 U.S.C. § 201 and any other applicable U.S. and non-U.S. federal, state, provincial, territorial, or local anti-bribery or anti-corruption Laws, domestic or foreign, including, and any other applicable Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Anti-Money Laundering Laws” means all applicable anti-money laundering Laws relating to money laundering, proceeds of crime, anti-terrorist financing or anti-proliferation financing, including, without limitation, the proceeds of crime provisions of the Criminal Code (Canada), and to the extent applicable, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Money Laundering Control Act, the Bank Secrecy Act, the USA Patriot Act, and FINRA Conduct Rule 3011.
“Auditors” means Pellerin Potvin Gagnon SENCRL.
“BLBD Canada Buyer Exchangeable Share Terms” means the rights, privileges, restrictions and conditions of the BLBD Canada Buyer Exchangeable Shares to be effective upon Closing, in substantially the form set forth in Annex B.
“BLBD Canada Buyer Exchangeable Shares” means exchangeable shares in the capital of BLBD Canada Buyer to be issued to GAG in satisfaction of the Canadian Share Purchase Share Consideration, having the rights, privileges, restrictions, and conditions set forth in the BLBD Canada Buyer Exchangeable Share Terms, that are exchangeable for BLBD Parent Stock, subject to and in accordance with the BLBD Canada Buyer Exchangeable Share Terms.
“BLBD Parent SEC Documents” means all forms, statements, documents and reports filed or furnished prior to the date hereof by BLBD Parent with the SEC since January 1, 2023 as amended through the date hereof.
“BLBD Parent Special Voting Preferred Stock” means the one (1) share in the capital of BLBD Parent to be issued to GAG in accordance with the BLBD Parent Special Voting Preferred Stock Subscription Agreement, having the rights, privileges, restrictions and conditions set forth in the BLBD Parent Special Voting Preferred Stock Terms.
“BLBD Parent Special Voting Preferred Stock Subscription Agreement” means a subscription agreement between GAG and BLBD Parent, substantially in the form attached hereto as Annex C, pursuant to which GAG will subscribe for one (1) share of BLBD Parent Special Voting Preferred Stock for an aggregate subscription price of $0.0001.

“BLBD Parent Special Voting Preferred Stock Terms” means the rights, privileges, restrictions and conditions of the BLBD Parent Special Voting Preferred Stock to be effective upon Closing, in substantially the form set forth in Annex D.
“BLBD Parent Stock” means shares of common stock, par value $0.0001 per share, of Blue Bird Corporation, listed on NASDAQ under ticker symbol BLBD, including any shares issued in respect thereof or in exchange therefor as a result of stock splits, stock dividends, combinations, recapitalizations, or similar transactions.
“Board Election Agreement” means an agreement as of the Closing Date between GAG and BLBD Parent substantially in the form attached hereto as Annex H.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York or the principal commercial banks in Montréal, Québec are closed for commercial banking during normal banking hours.
“Buyer Disclosure Schedules” means the disclosure schedules of the Buyer Group referred to in, and delivered pursuant to, this Agreement.
“Buyer Group Fundamental Representations” means the representations and warranties set forth in Sections 5.01 (Organization of Buyer), 5.02 (Due Authorization), 5.05 (Exchangeable Shares), 5.06 (BLBD Parent Special Voting Shares), 5.07 (Brokers’ Fees), and 5.12 (BLBD Canada Buyer) (excluding, for greater clarity, the second paragraph which does not comprise part of Section 5.12).
“Calculation Time” means 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date.
“Canadian GAAP” means the Accounting Standards for Private Enterprises generally accepted in Canada from time to time and approved by the Chartered Professional Accountants of Canada, or any successor organization, applicable to private enterprises, in effect as of a given date and consistently applied throughout the periods involved.
“Canadian Lease Documents” means, collectively, (i) with respect to the premises located at 3000 Girardin Street, Drummondville, Québec, (x) that certain lease termination agreement by and between Valiant Real Estate Inc., as landlord, and Corporation Micro Bird Inc. (“Micro Bird Corp”), as tenant, and (y) that certain net commercial lease by and between Valiant Real Estate Inc., as landlord, and Micro Bird Corp, as tenant; (ii) with respect to the premises located at 625 Bergeron Street, Drummondville, Québec, (x) that certain lease termination agreement by and between Les Gestions Renoflex Inc., as landlord, and Technologies Ecotuned Inc., as tenant, (y) that certain lease termination agreement by and between Les Gestions Renoflex Inc., as landlord, and Micro Bird Corp, as tenant, and (z) that certain net commercial lease by and between Les Gestions Renoflex Inc., as landlord, and Micro Bird Corp, as tenant; and (iii) with respect to the premises located at 4000 Girardin Street, Drummondville, Québec, that certain tolerance and access agreement by and between Corporation Girardin Inc. and Micro Bird Corp, in each case substantially in the forms attached hereto as Annex E.
“Canadian Share Purchase Cash Consideration” means (i) the Canadian Share Purchase Consideration, minus (ii) the agreed dollar value of the Canadian Share Purchase Share Consideration.
“Canadian Share Purchase Consideration” means (i) the Transaction Consideration, minus (ii) the US Share Purchase Consideration.
“Canadian Share Purchase Share Consideration” means 2,702,180 BLBD Canada Buyer Exchangeable Shares having an agreed aggregate value equal to $138,765,907 provided that such number of BLBD Canada Buyer Exchangeable Shares will be appropriately adjusted to reflect any change in the outstanding shares of BLBD Parent Stock occurring by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock with respect to the BLBD Parent Stock occurring subsequent to the date hereof and prior to Closing.

“Cash” means, as of any time of determination, on a combined basis, (i) all cash and cash equivalents of the Acquired Companies calculated in accordance with Canadian GAAP, including marketable securities, commercial paper, certificates of deposit and other bank deposits, treasury bills, short term investments, other wire transfers and drafts deposited or received and available for deposit, any accrued interest receivables due from customers (to the extent excluded from Adjusted Net Working Capital), but excluding any cash or cash equivalent amounts that are restricted in nature, including (v) any amounts required to cover uncleared checks or drafts issued by an Acquired Company and bank overdrafts, (w) any amounts held in escrow or trust for any other Person, (x) any cash collateral supporting bonds, licenses, insurance obligations or other similar instruments, (y) any amounts required to be held by the Acquired Companies pursuant to applicable Laws, including workers compensation Laws and security and other deposits, and (z) any cash or cash equivalents treated as restricted cash in accordance with Canadian GAAP, and (ii) any amounts receivable relating to Government Incentives as reflected in the Transaction Consideration Methodology.
“Closing Date Financial Statements” means the combined financial statements of MB Canada and its Subsidiaries and of MB US and its Subsidiaries for the period ending as of the Calculation Time, to be (i) prepared by the Acquired Companies in accordance with Canadian GAAP, as historically applied by the Acquired Companies, (ii) audited by the Auditors, and (iii) following the audit by the Auditors, further reviewed by BDO USA, P.C., or an Affiliate thereof, for purposes of integrating such financial statements into BLBD Parent’s consolidated financial statements during a review period of reasonable duration (where any adjustments required for the purpose of integrating into BLBD Parent's consolidated financial statements should not have an impact on the Acquired Companies Financial Statements used for the Closing Calculations).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Competition Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other antitrust, competition, foreign investment or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, lessening of competition through merger or acquisition or foreign direct or indirect investment.
“Contract” means any agreement, contract, subcontract, lease or obligation to which a Person is a party and that is legally binding on such Person.
“Disclosure Schedules” means, collectively, the Seller Disclosure Schedules and the Buyer Disclosure Schedules.
“Environmental Laws” means any and all applicable Laws relating to pollution or the protection of the environment or Hazardous Materials (in relation to protection of human health or the environment), including, the use, handling, transportation, storage, disposal or Release of Hazardous Materials, and the protection of worker health and safety as it relates to exposure to Hazardous Materials.
“Equity Securities” of any Person means, as applicable (i) any and all of its shares of capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital, (ii) any warrants or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, partnership (general or limited) interests or other equity interests or share capital of such Person, and (iii) and all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” means, with respect to any Person, any corporation or trade or business (whether or not incorporated) that is treated as a single employer pursuant to Section 414 of the Code.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange and Support Agreement” means the Exchange and Support Agreement, by and among BLBD Canada Buyer, BLBD Canada CallCo, BLBD Parent, and GAG, to be entered into and effective at Closing, in substantially the form attached hereto as Annex F.
“GAAP” means Canadian GAAP or US GAAP, as applicable.
“Governing Document” means, with respect to any Person, as applicable, such Person’s (a) articles of incorporation, certificate of incorporation, certificate of formation, articles of organization, articles of association, certificate of limited partnership or other applicable similar organizational or charter documents relating to the creation or organization of such Person, (b) limited liability company agreement, bylaws, operating agreement, shareholder agreement, partnership agreement, or other applicable similar documents relating to the operation, governance or management of such Person and (c) certificate of trust, trust agreement or other separate or special authorization of any nature or applicable documents relating to the operation, governance or management of such Person.
“Government Official” means any officer or employee of a Governmental Authority or any corporation or other Person owned or controlled, in whole or in part, by any Governmental Authority, or of a public international organization, or any Person acting in an official capacity for or on behalf of any Governmental Authority, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.
“Governmental Authority” means any Canadian, U.S. or non-Canadian or non-U.S. federal, state, provincial, territorial, local, municipal, national, or multinational government, governmental authority, regulatory authority or administrative agency, bureau, department, commission, legislature, ministry, public or private arbitral body, executive, official, governmental department, agency, commission, bureau, minister, Crown corporation, court, board, tribunal or dispute settlement panel, instrumentality or other tribunal, or any subdivision, department or branch of any of the foregoing.
“Governmental Incentives” means all grants, incentives, Tax abatements, Tax credits, subsidies, and other governmental or quasi-governmental benefits, programs, or agreements to which any of the Acquired Companies is entitled or may become entitled.
“Governmental Order” means any order, judgment, administrative complaint, injunction, decree, rulings, directions, writ, stipulation, determination or award, in each case, entered, issued or filed by any Governmental Authority.
“Hazardous Material” means any substance, chemical or material defined as, classified as, prohibited by, or regulated as hazardous, toxic or deleterious or as a contaminant, pollutant, waste, or words of similar meaning or effect, under any Environmental Laws, including any petroleum products, radioactive materials, asbestos, toxic mold, polychlorinated biphenyls or per- and polyfluoroalkyl substances.
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Tax Refund Credit Amount” means an amount equal to one hundred percent (100%) of the aggregate face amount of the Income Tax Refund Receivables, expressed in Canadian Dollars on a one for one basis, as of the Calculation Time, as determined in accordance with the Transaction Consideration Methodology.

“Income Tax Refund Receivables” means, as of the Calculation Time, all Tax refunds of Micro Bird Corp solely resulting from the overpayment of Tax installments made by Micro Bird Corp during the Tax periods beginning October 1, 2024, and ending as a result of the Transaction, in an amount equaling, in all events, no greater than C$2,100,000, including any interest thereon payable by a Taxing Authority (reduced by applicable Taxes attributable to such refund and any interest thereon), that are reflected in determining the Final Adjusted Net Indebtedness, in each case as determined in accordance with the Transaction Consideration Methodology.
“Indebtedness” means, as of any time of determination, on a combined basis and without duplication, (i) the amount of all obligations of the Acquired Companies for borrowed money, whether short term or long term, together with accrued and unpaid interest thereon (together with any breakage costs, make-wholes, exit fees or other obligations relating thereto assuming repayment in full on the Closing Date), (ii) any indebtedness of the Acquired Companies evidenced by any note, bond, debenture or other debt security, (iii) all obligations, contingent or otherwise, of the Acquired Companies in respect of any letters of credit or bankers’ acceptances, surety or performance bonds and similar facilities (to the extent drawn), (iv) the obligations of the Acquired Companies under lease arrangements that would be required to be treated as “obligations under capital leases” pursuant to Canadian GAAP or in the Acquired Companies Financial Statements (other than “operating leases” pursuant to Canadian GAAP or leases treated as operating leases in the Acquired Companies Financial Statements), (v) any outstanding aged accounts payable of more than twelve (12) months, but excluding trade payables and other current liabilities incurred in the ordinary course of business and taken into account in the determination of Net Working Capital, (vi) monetary obligations secured by a Lien (other than Permitted Lien) against the Acquired Companies’ assets, (vii) the Mark-to-market Value, which may be positive or negative, of any obligations of the Acquired Companies under any currency or interest rate swap, hedge or similar protection device, (viii) all transaction or retention bonuses in relation to the Transactions, (ix) any unpaid severance liabilities payable in respect of any employees or service providers of the Acquired Companies who terminated employment or whose services have ceased (as applicable) on or prior to the Closing; (x) all deferred compensation liabilities of the Acquired Companies for any period or portion of any period ending prior to the Closing including, for the avoidance of doubt, Management Incentive Bonus Accruals (in the case of each of clauses (viii) through (x), together with any associated employer payroll Taxes thereon); (xi) all withdrawal or underfunding liabilities or other defined benefit plan obligations in respect of any Acquired Company Benefit Plans or any employee benefit plans of the Acquired Companies that were terminated or to which contributions ceased prior to Closing, including any withdrawal liability, based on actions occurring at or prior to Closing, whether or not assessed prior to Closing; (xii) one hundred percent (100%) of the unpaid Taxes of the Acquired Companies attributable to any Pre-Closing Tax Period, with respect to any Tax or with respect to any jurisdiction, determined (A) in accordance with Section 6.08(e) for any Straddle Period, (B) by including in any Acquired Company’s taxable income, any deferred revenue, prepaid amount or cumulative amount that remains payable as a result of an adjustment under Section 481 of the Code (or any similar or comparable provision of state, local or non-U.S. Law (including the Tax Act)) in a Pre-Closing Tax Period, as applicable, and (C) by including any income Tax payable as a result of an event or transaction occurring before or at the Closing; and (xii) obligations required under Canadian GAAP to be reflected as indebtedness on a combined balance sheet of the Acquired Companies as of such time of determination; provided, however, that Indebtedness shall not include (a) any undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit, (b) any undrawn obligations in respect of surety bonds and performance bonds, (c) any liabilities related to inter-company debt or payables only between an Acquired Company and any other Acquired Company(ies), (d) any deferred revenue, or (e) the purchase price payable under the REPSA, that amount owed by the Acquired Companies to Buyer Group as a result of the payment referred to in Section 2.02(b)(xi) and any Transfer Taxes applicable to the US Real Property Transfer which, notwithstanding anything to the contrary herein, shall neither reduce the Transaction Consideration nor be assumed by the Sellers. For the avoidance of doubt, any item specifically included or specifically reflected in the calculation of “Adjusted Net Working Capital” shall not be included in or otherwise constitute “Indebtedness” (it being understood and agreed that the intent of this sentence is to avoid duplication or “double counting” of the same liability hereunder).
“Indemnifying Party” shall mean any party subject to an indemnity obligation under this Agreement.
“Indemnitee” shall mean any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, making a claim for indemnification pursuant to Article IX.
“IRS” means the United States Internal Revenue Service.

“Knowledge” means, in each case without any personal liability or duty of inquiry or investigation, (i) as to Sellers, the actual knowledge of each of Steve Girardin, Dave Girardin, and Maxime Chamberland, and (ii) as to the Buyer Group, the actual knowledge of John Wyskiel, Razvan Radulescu, and Craig West.
“Law” means any Canadian, U.S. or non-Canadian or non-U.S. federal, state, provincial, territorial, local, or municipal statute, law, common law, ordinance, rule, regulation, guideline, criteria, standard or Governmental Order, in each case, enacted, adopted, issued or promulgated by any Governmental Authority having the force of law.
“Leased Real Property” means all real property leased, subleased, licensed, occupied or used by the Acquired Companies.
“Liability” means any liability or obligation of any kind, character or description, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not required to be accrued, reserved against or otherwise reflected on financial statements prepared in accordance with GAAP or disclosed or required to be disclosed on any Disclosure Schedule.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.
“Lock-Up Agreement” means that certain Lock-Up Agreement, by and between BLBD Parent, BLBD Canada Buyer, and GAG, substantially in the form attached hereto as Annex G.
“Loss” or “Losses” means demands, claims, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, interest, sanctions, Taxes, penalties, charges (including any amounts paid in settlement) including reasonable costs, fees and expenses of attorneys, accountants and other representatives of a Person incurring or suffering such Losses or incurred in seeking to investigate, mitigate or avoid same, oppose the imposition thereof, or enforce an indemnification hereunder.
“Mark-to-market Value” means the fair market value of an asset or liability as determined by reference to current market prices or quotations for identical or comparable assets or liabilities, as of the applicable measurement date, in an active and orderly market.
“Material Adverse Effect” means any effect, development, circumstance, fact, change or event (collectively, an “Effect”) that individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Applicable Party (taken as a whole); provided, however, that in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute a Material Adverse Effect, nor shall any Effect relating to any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) general business, economic or financial market conditions; (b) conditions generally affecting the industries or geographical areas in which the Applicable Party or their customers operate; (c) Effects arising from or related to, financial, debt, capital, credit or securities markets, including (w) any disruption of any of the foregoing markets, (x) changes in interest rates and/or currency exchange rates, (y) any decline or rise in the price of any security, commodity, contract or index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for any of the Transactions; (d) changes in Law (including Tax Laws) or in GAAP or any interpretation thereof; (e) global, national, regional or international political conditions, including any commencement or worsening of a war or armed hostilities or other national or international calamity whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (including any internet or “cyber” attack or hacking) or social unrest; (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, pandemic, epidemic, endemic or outbreak of disease, climate-related event, development or effect, weather condition, explosion or fire or other force majeure event or act of God; (g) any actions taken, or any failure to take action, in either case as contemplated by this Agreement or required by Law, which Sellers or the Buyer Group, as applicable, request in writing that the Applicable Party take or abstain from taking; (h) any failure by the Applicable Party to meet projections, budgets, forecasts, estimates, revenue or earnings predictions (or other similar forward looking statements) or, in the case of the Buyer Group, stock market or securities analyst expectations for any period for any period, (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect, except to the extent such facts or circumstances are otherwise excluded from such determination by virtue of the other clauses of this proviso); (i) the negotiation, execution, delivery, announcement, pendency or performance of this Agreement or the Transactions, or any public disclosure relating to any of the foregoing, or the impact of any of the foregoing on relationships, contractual or otherwise, with employees, customers, vendors or other Persons with business relationships with the Applicable Party; (j) in the case of the Buyer Group, any change in the market price or trading volume of the BLBD Parent Stock (it being understood that the causes underlying such change in market price or trading volume may be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect, except to the extent such causes are otherwise excluded from such determination by virtue of the other clauses of this proviso); except in the cases of the foregoing clauses (a), (b), (c), (d), (e) and (f) to the extent such Effects have a materially disproportionate adverse impact on the Applicable Party, taken as a whole, as compared to other similarly situated participants engaged in the industries in which the Applicable Party operates. For purposes of this definition, “Applicable Party” means, as applicable, either (y) the Acquired Companies, or (z) any member of the Buyer Group. Notwithstanding anything else in this definition, (i) the imposition, or formal announcement or publication by or through any medium, by any Governmental Authority of the United States of new import-restrictive measures (including, without limitation, new duties, tariffs or surtaxes or new quotas or tariff-rate quotas), or an increase of 1% or more in any such import-restrictive measures in existence as of the date of this Agreement, or (ii) any change, or announcement of a change, to the United States–Mexico–Canada Agreement, following the date hereof, which would reasonably be expected to have an adverse effect on the business, results of operations or financial condition of the Applicable Party, constitutes a Material Adverse Effect.
“NASDAQ” means the NASDAQ Stock Market LLC.
“Net Operating Losses” means, as of the Calculation Time, the aggregate amount of non-capital losses, net operating losses and other analogous loss carryforwards of Technologies Ecotuned Inc. that are available under applicable Tax Law to offset income or income Taxes of Technologies Ecotuned Inc., in an amount equaling, in all events, no greater than C$7,600,000, to determine the Final Adjusted Net Indebtedness, in each case determined in accordance with the Transaction Consideration Methodology.
“NOL Credit Amount” means an amount equal to one hundred percent (100%) of the aggregate face amount of Net Operating Losses, expressed in Canadian Dollars on a one for one basis, as determined as of the Calculation Time in accordance with the Transaction Consideration Methodology.
“OEM Captive Parts” means parts that are designed, engineered, and produced or sourced with proprietary tooling or equipment and exclusively available (captive) from the Buyer Group and/or the Acquired Companies and their respective Affiliates.
“Officer Confirmation Certificate” means a certificate, executed and delivered concurrently with the execution of this Agreement by Eric Boule and Steve Plourde, in their respective capacities as the Chief Executive Officer and Chief Financial Officer of each Company, certifying, solely to their Knowledge and without personal liability, as of the date of this Agreement, that the Sellers are not in breach of any of the representations and warranties set forth in Sections 3.09 – 3.21 of this Agreement, in substantially the form attached hereto as Annex L.
“Permitted Liens” means (a) landlords’, mechanics, carriers’, workers’, materialmen’s, repairman’s, construction and similar Liens arising in the ordinary course of business for amounts not yet due and payable for which adequate reserves have been established in accordance with Canadian GAAP on the books of the relevant Acquired Company or Target, (b) Liens for Taxes, utilities and other governmental charges not yet delinquent or which are being contested in good faith by appropriate Actions for which adequate reserves have been established in accordance with Canadian GAAP on the books of the relevant Acquired Company, (c) Liens that secure obligations that are reflected as liabilities in the Acquired Companies Financial Statements, or Liens the existence of which is referred to in the notes to the Acquired Companies Financial Statements, in each case which obligations constitute Payoff Debt hereunder, (d) easements, ground leases, covenants, record conditions, rights-of-way, licenses, servitudes, restrictions, encroachments, zoning laws or other restrictions affecting any real property, in each case that do not and would not reasonably be expected to interfere with the present uses of such real property, (e) Liens arising under leases treated as “capital leases” or “operating leases” in the Acquired Companies Financial Statements, (f) any Liens created, directly or indirectly, by or on behalf of Buyers, and transfer restrictions imposed on securities under Canadian and U.S. federal, provincial, state or foreign securities Laws, (g) Liens described on Section 1.01 of the Seller Disclosure Schedules or on Section 1.01 of the Buyer Disclosure Schedules, (h) Liens to be satisfied and discharged or otherwise terminated at or prior to Closing, (i) Liens arising solely from precautionary UCC financing statements or similar filings with respect to property of third parties in any Acquired Company’s possession, (j) Liens incurred or pledges, deposits or security in connection with workers’ or workmen’s compensation, unemployment insurance, employers’ health tax, social security, retirement and other similar legislation, or other insurance-related obligations, or (k) Liens in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law or under customary terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking or finance industry or arising pursuant to such banking or financial institution’s general terms and conditions.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, joint venture, joint stock company, Governmental Authority or other entity of any kind, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.
“Pre-Closing Reorganization” means the series of transactions, steps, and actions to be taken by or on behalf of the Sellers between the date hereof and Closing, as set forth in Section 6.10 of the Seller Disclosure Schedules.
“Pre-Closing Straddle Period” means the portion of a Straddle Period that begins before the Closing Date and ends on, and including, the Closing Date.
“Pre-Closing Tax Period” means any Tax period (or portion of any Straddle Period) ending on or before the Closing Date (and, with respect to any Straddle Period, determined in accordance with Section 6.08(e)).
“Pre-Closing Taxes” means, without duplication, any and all: (i) Taxes of or imposed on any of the Acquired Companies or Targets for any and all Pre-Closing Tax Periods (and for any and all Straddle Periods determined in accordance with Section 6.08(e)), including any Tax deferred or employee retention credits claimed under the CARES Act (or any analogous or corresponding provision of state, local or non-U.S. Law); (ii) Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or non-U.S. Law) of which any of the Acquired Companies or Targets is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 (or any analogous or corresponding provision of state, local or non-U.S. Law); (iii) Taxes of or imposed on any Seller or its Affiliates, including Taxes of any Seller or any of its Affiliates imposed on Buyer or any of its Affiliates, or any of the Acquired Companies or Targets as a result of transferee, successor or similar liability (including bulk transfer or similar Laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement occurring on or before the Closing Date, (iv) Taxes resulting from the cancellation, settlement or elimination of any and all intercompany accounts, debt, receivables and/or payables, provided for certainty that if any such cancellation, settlement or elimination is undertaken after Closing at the direction, or with the concurrence, of the Buyer or any member of the Buyer Group, any resulting Taxes shall be borne solely by the Buyer and shall not constitute Pre-Closing Taxes for purposes of this Agreement; and (v) Taxes of or imposed on any Buyer or any of its Affiliates (including any of the Acquired Companies or Targets) as a result of a change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar or comparable provision of state, local or non-U.S. Law (including the Tax Act)); provided, however, that “Pre-Closing Taxes” shall not include (a) Taxes specifically included in Indebtedness and (b) any Transfer Taxes applicable to the US Real Property Transfer, which, notwithstanding anything to the contrary herein, shall neither reduce the Transaction Consideration nor be assumed by the Sellers. Notwithstanding anything to the contrary set forth herein, “Pre-Closing Taxes” means the amount of Taxes which would have been payable or paid without taking into account any carryback of any Tax attribute (including any net operating loss carryback) arising in any Tax period ending after the Closing Date.
“RCA” means the Restrictive Covenant Agreement, by and between the Buyers, Andre Girardin, Steve Girardin, Dave Girardin, AG Trust, SG Trust, DG Trust, GAG, and the US Seller, substantially in the form attached hereto as Annex I.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface, or subsurface strata or within any building, structure, facility, or fixture).
“Representatives” means with respect to any Person, any of such Person’s officers, directors, managers, employees, shareholders, members, partners, trustees, controlling Persons, agents, consultants, advisors, and other representatives, including legal counsel, accountants and financial advisors.
“RWI Binders” means the policy binder agreements between Buyer and the RWI Carriers evidencing the terms and conditions on which the RWI Policies will be bound and under which they will be issued as of the date hereof, substantially in the form attached hereto as Annex M.
“RWI Carriers” means, collectively, AIG Specialty Insurance Company, IG Specialty Insurance Company, Ambridge Partners, LLC, Beazley Excess and Surplus Insurance, Inc., Ethos Specialty Insurance Services LP, Euclid Transactional, LLC, Everest Indemnity Insurance Company, Fusion Specialty Americas Insurance Services, LLC, and Indian Harbor Insurance Company.
“RWI Policies” means those certain primary and excess insurance policies to be issued by the applicable RWI Carriers in favor of Buyer effective as of the Closing Date and on the terms set forth in the RWI Binders.
“RWI Retention” means the retention (deductible) under the RWI Policies (which will be, as of the Closing Date, in the amount of (i) $1,051,000 for Seller Fundamental Representations that are not Seller True Fundamental Representations, and (ii) $0 for Seller True Fundamental Representations), as may be reduced from time to time to give effect to any “step-down” or reduction in such amount under the terms of the RWI Policies or as otherwise eroded by prior claims thereunder.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Disclosure Schedules” means the disclosure schedules of Sellers referred to in, and delivered pursuant to, this Agreement.
“Seller Fundamental Representations” means the representations and warranties set forth in Sections 3.01 (Organization of the Targets), 3.02 (Due Authorization; Absence of Restrictions), 3.03 (Capitalization), 3.07 (No Operations and Limited Purpose of Targets), 3.08 (Brokers’ Fees), 3.09 (Organization of the Acquired Companies), 3.10 (Due Authorization; Absence of Restrictions), 3.11 (Capitalization), 4.01 (Organization of Sellers), 4.02 (Due Authorization), 4.03 (Title to the Purchased Shares), 4.04 (No Conflicts), 4.08 (Residence), and 4.09 (Brokers’ Fees).
“Seller Shareholder Percentage” means 50%.
“Seller True Fundamental Representations” means the representations and warranties set forth in Sections 3.01 (Organization of the Targets), 3.02(a) and (c)(i) (Due Authorization; Absence of Restrictions), 3.09 (Organization of the Acquired Companies), 3.10(a) (Due Authorization; Absence of Restrictions), 4.01 (Organization of Sellers), 4.02 (Due Authorization), 4.04(a) (No Conflicts).
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, a corporation or other entity of which 50% or more of the voting power or Equity Securities is owned, directly or indirectly, by such Person.
“Target Adjusted Net Working Capital” means C$114,734,841.

“Targets Financial Statements” means, collectively, the unaudited balance sheet of each of (i) MB Canada Target as of December 31, 2025, and (ii) MB US Target as of January 31, 2026 (each such date being, as applicable, the “Reference Balance Sheet Date”).
“Tax” and “Taxes” means: (a) any and all taxes, imposts, rates, duties, tariffs, fees, premiums, assessments, levies and other charges of any kind whatsoever and wheresoever imposed by any Tax Authority, whether disputed or not, and any amounts owing or refunds owing under section 125.7 of the Tax Act, and including, without limitation, those levied on, or measured by, or referred to as, income, gross income, receipts, profits, inventory, capital, capital stock, diverted, transfer, land transfer, mutation duties, property, real property, local, water, development, occupancy, business, sales, goods and services, harmonized sales, use, value-added, excise, stamp, documentary, deed, withholding, license, employer health, payroll, employment, health, occupational health and safety, abandoned property or escheat, qui tam or similar suits brought any Person related or attributable to Taxes, workers’ compensation, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes and tariffs, countervail and anti-dumping, all license agreements, franchise and registration fees and all employment insurance, unemployment, health insurance and Canada, Québec and other Governmental Authority pension plan premiums or contributions and for greater certainty, all contributions payable under any tax Laws, (b) any liability for the payment of any amount of a type described in clause (a) of this definition arising from the application of Treasury Regulation §1.1502-6, being or having been a member of any consolidated, combined, unitary or other group, or any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person as a transferee or successor, by Contract or otherwise and (c) in each of clauses (a) and (b), together with any applicable interest, penalties, fines, additions to tax or other related additional amounts imposed by any Tax Authority.
“Tax Act” means the Income Tax Act (Canada).
“Tax Authority” means the Canada Revenue Agency, the IRS and any other Governmental Authority responsible for the administration, implementation, assessment, determination, enforcement, compliance, collection or other imposition of any Tax.
“Tax Returns” means any and all returns, declarations, reports, claims for refund, rebates or credits, information returns, estimates, designations, filings, or other document (including any related or supporting amendments, attachments, information, elections, schedules or statements), related to Taxes made, prepared, filed or required to be made, prepared or filed with any Tax Authority or pursuant to any Law relating to Taxes.
“Trademark License Termination Agreement” means that certain Termination Agreement, by and between, GAG, MB Canada and MB US substantially in the form attached hereto as Annex J;
“Transaction Agreements” means this Agreement, the RCA, the REPSA, the Canadian Lease Documents, the Exchange and Support Agreement, the Lock-Up Agreement, the Board Election Agreement, the BLBD Parent Special Voting Preferred Stock Subscription Agreement, the Trademark License Termination Agreement, the OEM Captive Parts Purchase Order, the Officer Confirmation Certificate, the RWI Binders (solely with respect to the Buyer Group), the Mutual Release, the BLBD Canada Buyer Exchangeable Share Terms, and the BLBD Parent Special Voting Preferred Stock Terms.
“Transaction Consideration” means the amount obtained by multiplying the Seller Shareholder Percentage with the result of the following: (i) the Transaction Consideration Base Amount, minus (ii) the Final Adjusted Net Indebtedness (including the Payoff Debt Amount), plus (iii) the amount (if any) by which the Final Adjusted Net Working Capital is greater than the Target Adjusted Net Working Capital, less (iv) the amount (if any) by which the Target Adjusted Net Working Capital is greater than the Final Adjusted Net Working Capital. For the avoidance of doubt, the Final Adjusted Net Indebtedness and Final Adjusted Net Working Capital shall be calculated as at the Calculation Time in accordance with the methodology presented in Annex A (the “Transaction Consideration Methodology”). For clarity, the Transaction Consideration Methodology contains (i) a sample calculation of the Transaction Consideration based upon the Acquired Companies Financial Statements, which includes (x) the balance sheet contained therein, (y) an itemized calculation of the Adjusted Net Indebtedness and Adjusted Net Working Capital based thereon (including any and all inclusions, exclusions and adjustments thereto for purpose of the determination of the Transaction Consideration) and (z) the calculation of the Transaction Consideration derived therefrom and determined in a manner consistent with the itemized calculation example set forth thereon.

“Transaction Consideration Base Amount” means an amount equal to $429,600,000.
“Transactions” means the transactions contemplated by this Agreement and each Transaction Agreement.
“Transfer Taxes” means transfer, sales, use, value added, excise, stock, stamp, documentary, mortgage, deed, registration, filing, intangible, and other similar Taxes, and all conveyance fees, recording charges and other such similar fees and charges, including, without limitation, all applicable real property or leasehold transfer Taxes, in each case incurred in connection with the transactions contemplated by this Agreement, as well as any penalty, fee, interest or addition to Tax.
“Treasury Regulation” or “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.
“US GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied throughout the periods involved.
“US Real Property Transfer” means the transfer by Valiant Real Estate USA Inc. for the sale of the real estate and improvements located at 260 Banker Road, Plattsburgh, New York, 12901 as described in further detail in the REPSA.
“US Share Purchase Consideration” means an amount equal to $20,604,957.
Section 1.02Table of Defined Terms

Term	Section	Term	Section
Agreement	Introduction	MB US Seller	Introduction
AAA Rules	Section 10.12(a)	MB US Target	Recitals
Acquisition Transaction	6.02(d)	Micro Bird Corp	Definitions – “Canadian Lease Documents”
Adjustment Amount	Section 2.03(f)	Minimum Retention Amount	Section 6.13(a)
AG Trust	Introduction	Mutual Release	Section 2.02(a)(xi)
Agreed Exceptions	Section 6.01(a)	Non-Competition Covenants	Section 6.08(f)
Appellate Rules	Section 10.12(b)	Non-Competition Covenants	Section 6.08(f)
Asbestos Products	Section 3.20(h)	Non-Recourse Party	Section 10.14
BLBD Canada Buyer	Introduction	OEM Captive Parts Purchase Order	Section 2.02(a)(xiv)
BLBD Canada Buyer Articles of Amendment	Section 2.02(b)(xv)	Original Arbitrator	Section 10.12(a)
BLBD Canada CallCo	Introduction	Owned Real Property	Section 3.20(c)
BLBD Parent	Introduction	Payoff Debt	Section 2.04
BLBD US Buyer	Introduction	Payoff Debt Amount	Section 2.04
Buyer	Introduction	Payoff Letters	Section 2.04
Buyer Cure Period	Section 8.01(d)(i)	Preliminary Closing Statement	Section 2.03(a)
Buyer Group	Introduction	Primary Seller Wrong Pockets Asset	Section 6.11(b)
Buyer Group Rep	Introduction	Primary Wrong Pockets Asset	Section 6.11(a)
Buyer Indemnified Party	Section 9.01(a)(ii)	Purchased BLBD Special Voting Preferred Stock	Recitals
Buyer Prepared Tax Returns	Section 6.08(b)	Purchased Canadian Shares	Recitals
Buyers	Introduction	Purchased Shares	Recitals
Canadian Share Purchase	Recitals	Purchased US Shares	Recitals
CEE	Section 6.01(b)(iv)	Reference Balance Sheet Date	Definitions – “Targets Financial Statements”
Claim Notice	Section 9.01(c)	Related Seller Wrong Pockets Asset	Section 6.11(b)
Closing	Section 2.01(a)	Related Wrong Pockets Asset	Section 6.11(a)
Closing Date	Section 2.01(a)	Remedies Exception	Section 3.02(a)
Closing Statement	Section 2.03(b)	REPSA	Section 2.02(a)(vi)

Term	Section	Term	Section
Companies	Recitals	Retention Period	Section 6.13(a)
Company	Recitals	Ring-Fenced Entities	Section 6.01(b)(iv)
Company Cure Period	Section 8.01(c)(i)	RWI Policy Amount	Section 6.12(a)
Deficit Amount	Section 2.03(g)	Seller	Introduction
Determination Date	Section 2.03(e)	Seller Affiliate Agreements	Section 3.21(a)
DG Trust	Introduction	Seller Indemnified Party	Section 9.01(b)
Disclosing Party	Section 6.08(j)	Seller Material Adverse Effect	Section 4.04
Disclosure Requirements	Section 6.08(j)	Seller Prepared Tax Returns	Section 6.08(a)
Disputed Matters	Section 2.03(e)	Seller Wrong Pockets Asset	Section 6.11(b)
Disputes	Section 10.12(a)	Seller Wrong Pockets Asset Notice	Section 6.11(b)
Ecotuned	Section 6.01(b)(iv)	Seller Wrong Pockets Assets	Section 6.11(b)
Environmental Permits	Section 3.20(a)	Sellers	Introduction
Estimated Adjusted Net Indebtedness	Section 2.03(a)	Sellers’ Rep	Introduction
Estimated Adjusted Net Working Capital	Section 2.03(a)	Settlement Sheet	Section 2.06(a)
Estimated Canadian Share Purchase Cash Consideration	Section 2.03(a)	SG Trust	Introduction
Estimated Transaction Consideration	Section 2.03(a)	Share Purchase	Recitals
Final Adjusted Net Indebtedness	Section 2.03(b)	Silica Products	Section 3.20(h)
Final Adjusted Net Working Capital	Section 2.03(b)	Target	Recitals
FIRPTA Certificate	Section 2.02(a)(iii)	Targets	Recitals
GAG	Introduction	Tax Audit	Section 6.08(g)(i)
GAG Security	Section 6.13(a)	Tax Refund	Section 6.08(k)
General Reps Cap	Section 9.02(d)	Terminating Buyer Breach	Section 8.01(d)(i)
Global Cap	Section 9.02(e)	Terminating Company Breach	Section 8.01(c)(i)
Governmental Approvals	Section 3.02(b)	Termination Date	Section 8.01(c)(ii)
Increase Amount	Section 2.03(g)	Tipping Basket Amount	Section 9.02(b)(vi)
Independent Accountant	Section 2.03(e)	Trade Compliance Laws	Section 3.15(c)
Indirectly Purchased Canadian Shares	Recitals	Transaction Consideration Methodology	Definitions – “Transaction Consideration Methodology”
Indirectly Purchased Shares	Recitals	Trusts	Introduction
Indirectly Purchased US Interests	Recitals	US Share Purchase	Recitals
Mandatory Disclosure	Section 6.08(j)	WARN Act	Section 3.18(c)
MB Canada	Recitals	Wrong Pockets Asset	Section 6.11(a)
MB Canada Target	Recitals	Wrong Pockets Asset Notice	Section 6.11(a)
MB US	Recitals	Wrong Pockets Assets	Section 6.11(a)
MB US Opco	Recitals
Section 1.03Construction.
(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof”, “herein”, “hereby,”, “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (v) the word “including” shall mean “including, without limitation”, (vi) the word “or” is not exclusive and shall have the meaning represented by the term “and/or”, and (vii) the phrase “ordinary course” or “ordinary course of business” means the ordinary and usual course of the Acquired Companies’ business, consistent with past practice in both nature and amount.
(b)Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder, and all subsequent amendments and other modifications thereto, and any binding judicial or administrative interpretation thereof. Notwithstanding the foregoing, references to statutes and regulations in the representations and warranties of Sellers or the Buyer Group in this Agreement are to those statutes and regulations as enacted at the time such representation and warranty is made.
(d)The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
(e)The word “shall” shall have the same meaning as “will”.
(f)The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(g)When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated.
(h)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(i)All references herein to “$” or “dollars” shall mean United States dollars, unless expressly stated otherwise (including, for the avoidance of doubt, any reference to Canadian dollars).
(j)If for the purposes of any calculation, payment or adjustment to be made under this Agreement, it is necessary to convert amounts denominated in currency other than United States dollars into United States dollars, the conversion of such amounts shall be calculated in accordance with the Transaction Methodology; provided, however, that if any such calculation, payment or adjustment is not derived from any calculation of the Transaction Consideration, the conversion of such amounts shall be calculated using the average of the applicable foreign exchange rates published in The Wall Street Journal as of the close of trading on each Business Day during the period commencing on the date of this Agreement and ending on the Closing Date.
(k)Subject to the Accounting Principles, all accounting terms used and not expressly defined herein shall have the meanings given to them under Canadian GAAP as historically applied by the applicable Target or the Acquired Companies unless the context otherwise requires.
(l)In Article III and Article IV, all references to “assets” or “properties” or “properties or assets” of an Acquired Company or Target or any combination thereof shall be deemed to include “all assets, properties or rights” of such Acquired Company or Target.
(m)In this Agreement, all references to real property in Québec are deemed to include immovable property located in the Province of Québec, and references to personal property are deemed to include movable property located in the Province of Québec.
ARTICLE II.
The Share Purchase; Closing

Section 2.01    Closing; the Share Purchase
.
(a)Subject to the terms and conditions of this Agreement, the closing of the Transactions
(the “Closing”) shall take place remotely by the electronic exchange of documents and delivery of signatures thereto, on the later of March 30, 2026 or the date that is three (3) Business Days after the date on which all conditions set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied or waived by the party or parties entitled to the benefit thereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other time and place as Buyer Group Rep and the Sellers’ Rep may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
(b)At the Closing, subject to and on the terms and conditions of this Agreement, (i) GAG shall sell, transfer and convey to BLBD Canada Buyer, and BLBD Canada Buyer shall acquire and accept from GAG, the

Purchased Canadian Shares, free and clear of all Liens (other than transfer restrictions arising pursuant to applicable securities Laws) in consideration for the Canadian Share Purchase Cash Consideration and the Canadian Share Purchase Share Consideration, and (ii) MB US Seller shall sell, transfer and convey to BLBD US Buyer, and BLBD US Buyer shall acquire and accept from MB US Seller, the Purchased US Shares, free and clear of all Liens (other than transfer restrictions arising pursuant to applicable securities Laws) in consideration for the US Share Purchase Consideration.
(c)The allocation of the Transaction Consideration (specifically the US Share Purchase Consideration, the Canadian Share Purchase Share Consideration and the Canadian Share Purchase Cash Consideration) amongst the Sellers’ respective Purchased Shares is set forth in Schedule 2.01. The Sellers shall have the ability to update Schedule 2.01 between the date hereof and the Closing with respect to the allocation of the Canadian Share Purchase Share Consideration and the Canadian Share Purchase Cash Consideration to the Canadian Purchased Shares, provided that the allocation of the aggregate value of the Transaction Consideration among the Canadian Purchased Shares shall not be modified without the consent of Buyer, not to be unreasonably withheld. For the avoidance of doubt, each Canadian Purchased Share shall be deemed to have been sold by GAG and purchased by BLBD Canada Buyer for the consideration set forth opposite such Canadian Purchased Share in Schedule 2.01. Notwithstanding anything to the contrary in this Agreement or any Schedule or hereto, in no event shall the number or value of the Canadian Share Purchase Share Consideration be adjusted without the prior written consent of the Buyer Group Rep.
Section 2.02    Closing Deliverables

(a)At the Closing, the Sellers shall deliver or cause to be delivered to the Buyer Group Rep (unless delivered previously):
(i)a certificate duly executed by the Sellers’ Rep on behalf of each Seller, dated as of the Closing Date, certifying that the conditions specified in Section 7.02(a) and Section 7.02(b) have been satisfied;
(ii)a properly completed and duly executed IRS Form W-8BEN-E from MB US Seller;
(iii)a duly executed certificate in compliance with the Code and Treasury Regulation §1.897-2(h) that the Purchased US Shares are not a “United States real property interest” within the meaning of Section 897(c) of the Code (the “FIRPTA Certificate”);
(iv)a certificate, or certificates, representing all of the Purchased Shares, duly endorsed in blank or with assignments separate from the certificate of each Seller, duly executed in proper form sufficient to transfer such Purchased Canadian Shares to the BLBD Canada Buyer and US Purchased Shares to the BLBD US Buyer;
(v)copies of the Canadian Lease Documents, each duly executed, as applicable, by Valiant Real Estate Inc, Les Gestions Renoflex Inc. or Corporation Girardin Inc.;
(vi)a copy of the Agreement of Purchase and Sale, dated as of even date herewith, by and among Valiant Real Estate USA Inc. and MB US Opco, substantially in the form attached hereto as Annex K (the “REPSA”), for the US Real Property Transfer, duly executed by Valiant Real Estate USA Inc.;
(vii)a copy of the Trademark License Termination Agreement, duly executed by GAG, in the form attached hereto as Annex J;
(viii)a certificate duly executed by the Secretary (or other officer) of each Seller certifying as true, correct and complete: (y) a copy of the resolutions duly adopted by the Secretary of such Seller, certified as having been duly and validly adopted and having been in full force and effect as of the Closing Date, authorizing such Seller’s execution, delivery and performance of this Agreement, the other Transaction Agreements, as applicable, and the consummation of the Transactions, and (z) copies of the Governing Documents of such Seller, as in effect as of the Closing Date;
(ix)a certificate duly executed by the Secretary (or other officer) of each Target certifying as true, correct and complete: (y) a copy of the resolutions duly adopted by the Secretary of such Target, certified as having been duly and validly adopted and having been in full force and effect as of the Closing

Date, authorizing such Target’s execution, delivery and performance of this Agreement, the other Transaction Agreements and the consummation of Transactions, and (z) copies of the Governing Documents of such Company, as in effect as of the Closing Date;
(x)duly executed letters of resignations and mutual releases, effective as of the Closing, (a) all directors and officers of each Target, and (b) any director of the Acquired Companies who is a Representative of Sellers, in form mutually acceptable to the Buyer Group and Sellers, acting reasonably;
(xi)duly executed mutual releases effective as of Closing, among each Seller, on one hand, and Buyer and its post-Closing Affiliates (including each Target and each Acquired Company), on the other hand (the “Mutual Release”), substantially in the form attached hereto as Annex N;
(xii)a good standing certificate (or its equivalent) for each Target from the relevant Governmental Authority of the jurisdiction in which such Target is incorporated or organized;
(xiii)a copy of the RCA, duly executed by each of Andre Girardin, Steve Girardin, Dave Girardin, GAG and the US Seller;
(xiv)a purchase order between BLBD US Buyer or an Affiliate thereof and A. Girardin Inc., for the sale of the inventory of OEM Captive Parts of the Acquired Companies currently owned by A. Girardin Inc., in form mutually acceptable to the Buyer Group and Sellers, acting reasonably (the “OEM Captive Parts Purchase Order”), duly executed by A. Girardin Inc.;
(xv)a copy of the Exchange and Support Agreement, duly executed by GAG;
(xvi)a termination and release of any remaining Liabilities (if any) of the Targets and the Acquired Companies, with respect to any engagement letter or letters relating to the services provided by KPMG Corporate Finance Inc. to the Sellers or their Affiliates with respect to the Transactions;
(xvii)a copy of the BLBD Parent Special Voting Preferred Stock Subscription Agreement, duly executed by GAG;
(xviii)a copy of the Board Election Agreement, duly executed by GAG;
(xix)written evidence of the termination of all Contracts listed on Schedule 2.02(a)(xix), without further Liability to any Acquired Company;
(xx)the Settlement Sheet, duly executed by each Seller;
(xxi)the consents and approvals listed on Schedule 2.02(a)(xxi);
(xxii)a copy of the Lock-Up Agreement, duly executed by GAG;
(xxiii)any other document required to be delivered by any Seller at Closing pursuant to this Agreement; and
(xxiv)such other instruments or documents as may be reasonably requested by the Buyer Group to effectuate or otherwise reflect the Transactions.
In addition, at the Closing, the Sellers shall cause the Sellers’ Rep to (i) in accordance with the Settlement Sheet and Section 6.12(a), pay to the RWI Carriers, by wire transfer of immediately available funds, an amount equal to the RWI Policies Amount, and (ii) deliver to the Buyer Group Rep, at or prior to the Closing, Section 6.10 of the Seller Disclosure Schedules, as updated in accordance with Section 6.10(b), together with a complete English translation thereof, which translation shall (a) be true, correct and accurate in all material respects, and (b) in a form that is mutually agreeable to Buyer Group and the Sellers.
(b)At the Closing, Buyer Group shall:

(i)cause BLBD US Buyer, in accordance with the Settlement Sheet and in consideration for the Purchased US Shares, to pay MB US Seller, by wire transfer of immediately available funds, an amount equal to the US Share Purchase Consideration;
(ii)cause BLBD Canada Buyer, in accordance with the Settlement Sheet and in consideration for the Purchased Canadian Shares, (A) to pay GAG, by wire transfer of immediately available funds, an amount equal to the Estimated Canadian Share Purchase Cash Consideration, and (B) issue to GAG the Canadian Share Purchase Share Consideration;
(iii)cause BLBD Parent, in accordance with the BLBD Parent Special Voting Preferred Stock Subscription Agreement to issue to GAG the Purchased BLBD Parent Special Voting Preferred Stock;
(iv)pay, or cause to be paid, on behalf of the Acquired Companies to the applicable persons entitled thereto, in accordance with the Payoff Letters and the Settlement Sheet, the Payoff Debt Amount as set forth in the Payoff Letters;
(v)cause Buyer Group Rep to deliver to the Sellers’ Rep a certificate duly executed on behalf of each Buyer by an officer of such Buyer, dated as of the Closing Date, certifying that the conditions specified in Section 7.03(a) and Section 7.03(c) have been satisfied;
(vi)cause Buyer Group Rep to deliver to the Sellers’ Rep the Settlement Sheet duly executed by each Buyer;
(vii)cause Buyer Group Rep to deliver to the Sellers’ Rep a counterpart signature to the resignations and mutual releases effective as of Closing, in favor of (a) all directors and officers of each Target, and (b) any director of the Acquired Companies who is a Representative of Sellers;
(viii)cause Buyer Group Rep to deliver to the Sellers’ Rep a counterpart signature to the Mutual Release effective as of Closing, among each Seller, on one hand, and the Buyers on behalf of their post-Closing Affiliates (including each Target and each Acquired Company), on the other hand;
(ix)cause Buyer Group to deliver to the Sellers’ Rep counterpart signature pages to the Canadian Lease Documents on behalf of Micro Bird Corp in the forms attached hereto as Annex E;
(x)cause Buyer Group to deliver to the Sellers’ Rep a counterpart signature page to the REPSA on behalf of MB US Opco;
(xi)pay, or cause to be paid, on behalf of MB US Opco to Valiant Real Estate USA Inc., the purchase price payable under the REPSA, strictly in accordance with, and subject in all respects to, the terms and conditions of the REPSA (including, for the avoidance of doubt, the prior satisfaction or valid waiver, in writing and by the applicable party, of all conditions to the closing of the transactions contemplated by the REPSA), and in no event prior to such satisfaction or waiver;
(xii)cause Buyer Group Rep to deliver to the Sellers’ Rep a counterpart signature page to the RCA, duly executed by the Buyers;
(xiii)cause Buyer Group Rep to deliver to the Sellers’ Rep a counterpart signature page to the OEM Captive Parts Purchase Order, duly executed by BLBD US Buyer or an Affiliate thereof;
(xiv)cause Buyer Group to deliver to the Sellers’ Rep a counterpart signature page to the Board Election Agreement, duly executed by BLBD Parent;
(xv)cause Buyer Group Rep to deliver to the Sellers’ Rep evidence of filing with the Ontario Business Registry of the articles of amendment modifying the authorized share capital of BLBD Canada Buyer to create the Exchangeable Shares (the “BLBD Canada Buyer Articles of Amendment”);
(xvi)cause Buyer Group Rep to deliver evidence of filing with the Secretary of State of the State of Delaware of the Certificate of Designation of Special Preferred Stock of Parent establishing, authorizing and designating the BLBD Parent Special Voting Preferred Stock Terms;

(xvii)cause Buyer Group Rep to deliver to the Sellers’ Rep counterpart signature pages to the Exchange and Support Agreement, duly executed by BLBD Canada Buyer, BLBD Canada CallCo and BLBD Parent;
(xviii)cause Buyer Group Rep to deliver to the Sellers’ Rep a copy of the BLBD Parent Special Voting Preferred Stock Subscription Agreement, duly executed by BLBD Parent;
(xix)cause Buyer Group Rep to deliver to the Sellers’ Rep a counterpart signature page to the Lock-Up Agreement, duly executed by BLBD Parent and BLBD Canada Buyer;
(xx)cause the Buyer Group Rep to deliver to the Sellers’ Rep any other document required to be delivered by the Buyer Group at Closing pursuant to this Agreement;
(xxi)cause Buyer Group Rep to deliver to the Sellers’ Rep duly executed RWI Binders evidencing that the RWI Policies is in effect as of the Closing Date; and
(xxii)cause the Buyer Group Rep to deliver to the Sellers’ Rep such other instruments or documents as may be reasonably requested by Sellers to effectuate or otherwise reflect the Transactions.
Section 2.03    Closing Calculations

(a)Not less than five (5) Business Days prior to the Closing Date, the Sellers’ Rep shall deliver to the Buyer Group Rep a written statement (the “Preliminary Closing Statement”) setting forth (a) its good faith estimate of (i) the Adjusted Net Working Capital (“Estimated Adjusted Net Working Capital”), and (ii) the Adjusted Net Indebtedness (“Estimated Adjusted Net Indebtedness”), in each case prepared and calculated in accordance with the definitions contained herein and the Transaction Consideration Methodology and calculated as of the Calculation Time, and (b) the resulting calculation of the Transaction Consideration (“Estimated Transaction Consideration”), the fixed US Share Purchase Consideration, the Canadian Share Purchase Cash Consideration (“Estimated Canadian Share Purchase Cash Consideration”) and the fixed Canadian Share Purchase Share Consideration, in each case, based upon the foregoing. Sellers’ Rep shall make themselves and their Representatives reasonably available to discuss any questions or comments on the Preliminary Closing Statement with the Buyer Group Rep and their Representatives and shall promptly provide to the Buyer Group Rep any supporting documentation reasonably requested by the Buyer Group Rep or their Representatives. The Sellers’ Rep shall consider in good faith any reasonable comments or objections of the Buyer Group Rep and their Representatives to the Preliminary Closing Statement, and upon agreement by the Buyer Group Rep and Sellers’ Rep to a final calculation of the Estimated Transaction Consideration (including the fixed US Share Purchase Consideration, the Estimated Canadian Share Purchase Cash Consideration and the fixed Canadian Share Purchase Share Consideration), such Preliminary Closing Statement shall be deemed amended accordingly.
(b)As soon as reasonably practicable following the Closing Date, and in any event within one hundred twenty (120) calendar days thereof, the Buyer Group Rep (i) shall cause the Acquired Companies to deliver to Sellers’ Rep the Closing Date Financial Statements and (ii) shall deliver a written statement in substantially the same format as the Preliminary Closing Statement (the “Closing Statement”) setting forth the calculations of (A) the Adjusted Net Working Capital (“Final Adjusted Net Working Capital”), and (B) the Adjusted Net Indebtedness (“Final Adjusted Net Indebtedness”), in each case, in each case prepared and calculated in accordance with the definitions contained herein and the Transaction Consideration Methodology and calculated as of the Calculation Time. The Closing Statement shall be prepared, and the Final Adjusted Net Working Capital and Final Adjusted Net Indebtedness shall each be calculated, in accordance with the definitions contained herein and the Transaction Consideration Methodology. With respect to each item delivered by Buyer Group Rep to Sellers’ Rep pursuant to this Section 2.03(b), Buyer Group Rep shall include an itemized list of all sums which are an increase or a decrease to the balances included in the Closing Statement.
(c)The parties agree that the purpose of preparing the Closing Statement and calculating the Final Adjusted Net Working Capital, Final Adjusted Net Indebtedness, and the related Adjustment Amount contemplated by this Section 2.03 is to measure the amount of Adjusted Net Working Capital and Adjusted Net Indebtedness based on facts and circumstances as they exist as of the Calculation Time in accordance with this Agreement, including applicable definitions herein and the Transaction Consideration Methodology, without giving effect to the Transactions.

(d)Following the Closing, Buyer Group Rep shall provide Sellers’ Rep and its Representatives reasonable access (during normal business hours and upon reasonable advance notice) to the books and records, properties, personnel and (subject to the execution of customary work paper access letters, if requested) Auditors relating to the preparation of the Closing Statement and shall make itself and its Representatives reasonably available to discuss any questions or comments on the Closing Statement with Sellers and their Representatives.
(e)If Sellers disagree with any aspect of the Closing Statement Buyer Group’s calculation of Final Adjusted Net Working Capital or Final Adjusted Net Indebtedness, Sellers’ Rep shall notify Buyer Group Rep of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within forty five (45) days after its receipt of Buyer Group’s calculations of the Final Adjusted Net Working Capital and Final Adjusted Net Indebtedness. In the event that Sellers’ Rep does not provide such a notice of disagreement within such forty five (45) day period, Sellers and Buyer Group shall be deemed to have agreed to the calculation of Final Adjusted Net Working Capital and Final Adjusted Net Indebtedness delivered by Buyer Group, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer Group and Sellers shall use their respective reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Closing Statement and the calculations of Final Adjusted Net Working Capital or Final Adjusted Net Indebtedness. If, at the end of such period, Buyer and Seller are unable to resolve such disagreements, then any such remaining disagreements (the “Disputed Matters”) shall be resolved by Deloitte LLP, or (i) if such firm is unable or unwilling to be so engaged, or (ii) if either the Buyer Group or the Sellers reasonably determine that Deloitte LLP is not, or is no longer, independent with respect to the Disputed Matters, then the Disputed Matters shall instead be resolved by another independent accounting or financial consulting firm of nationally recognized standing mutually selected by the Buyer Group and the Sellers (the firm so designated, the “Independent Accountant”). Each of Buyer Group and Sellers shall promptly provide its assertions regarding the Final Adjusted Net Working Capital and Final Adjusted Net Indebtedness in writing to the Independent Accountant and, substantially concurrently with the provision thereof to the Independent Accountant, to each other. No party or any of their Representatives shall have any ex-parte communication with the Independent Accountant relating to its services under or in connection with this Agreement or the Transactions. The Independent Accountant shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties agree shall not be later than sixty (60) days following the day on which the disagreement is referred to the Independent Accountant). The Independent Accountant shall act as an expert and not arbitrator. The Independent Accountant shall base its determination solely on (i) the written submissions of the parties (or oral hearings where both parties are present) and shall not conduct an independent investigation, and (ii) the extent (if any) to which the Closing Statement, the Final Adjusted Net Working Capital or Final Adjusted Net Indebtedness require adjustment (only with respect to the remaining disagreements submitted to the Independent Accountant or any adjustments required under Canadian GAAP as a result of the Independent Accountant’s resolution of such disagreements to avoid double counting or inconsistent treatment) in order to be determined in accordance with this Agreement (including the Transaction Consideration Methodology). For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than the Disputed Matters. The determination of the Independent Accountant (which shall be in writing and include the reasons for the Independent Accountant’s determination) shall be final, conclusive and binding on the parties absent manifest error. In making its determination, the Independent Accountant shall disregard any settlement proposal or negotiation materials exchanged between Buyer and Seller prior to the Determination Date with respect to any disputed item referred to the Independent Accountant pursuant to this Section 2.03(e). In resolving any disagreement, the Independent Accountant may not assign any value to a disputed item greater than the greatest value claimed for such disputed item by any party or lesser than the lowest value claimed for such disputed item by any party. The date on which Final Adjusted Net Working Capital and Final Adjusted Net Indebtedness are finally determined either through agreement by Buyer Group and Sellers (deemed or express) or through the determination of the Independent Accountant, in each case, in accordance with this Section 2.03(e) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant hereunder shall be borne pro rata as between Buyer Group, on the one hand, and Sellers, on the other, in proportion to the allocation of the dollar value of the amounts in dispute as between Buyer Group and Sellers (set forth in the written submissions to the Independent Accountant) made by the Independent Accountant such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if Sellers challenge items underlying the calculations of Final Adjusted Net Working Capital or Final Adjusted Net Indebtedness in the gross amount of $1,000,000, and the Independent Accountant determines that Buyer Group has a valid claim for $400,000 of the $1,000,000, Buyer Group shall bear 60% of the fees and expenses of the Independent Accountant and Sellers shall bear 40% of the fees and expenses of the Independent Accountant.

(f)The “Adjustment Amount”, which may be positive or negative, means (i) Final Adjusted Net Working Capital (as finally determined in accordance with Section 2.03(e)), minus Estimated Adjusted Net Working Capital, plus Estimated Adjusted Net Indebtedness minus Final Adjusted Net Indebtedness (as finally determined in accordance with Section 2.03(e)). For the avoidance of doubt, the Adjustment Amount shall apply exclusively to the Canadian Share Purchase Cash Consideration, increasing or reducing it as applicable.
(g)If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days thereof, Buyer shall pay, in accordance with Section 2.03(e)), by wire transfer of immediately available funds, an amount in cash equal to the Increase Amount. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, Sellers shall pay to the Buyer Group an amount in cash equal to the Deficit Amount by wire transfer of immediately available funds.
Section 2.04    Payoff Debt

The parties agree that, upon the Closing, the Indebtedness set forth on Schedule 2.04, which is all Indebtedness of the types described in clauses (i) through (iv) of the definition of Indebtedness (the “Payoff Debt”) will be fully repaid by the Buyer Group on behalf of the Acquired Companies. Sellers and the Buyer Group shall have the right to jointly update Schedule 2.04 until the date that is three (3) Business Days prior to the Closing Date to reflect intervening changes in the Payoff Debt. In order to facilitate such repayment, no less than five (5) Business Days prior to the Closing Date, Sellers and the Buyer Group shall obtain customary payoff letters for the Payoff Debt in a form mutually acceptable (the “Payoff Letters”) and setting forth the aggregate amount required to pay the Payoff Debt in full as of the Calculation Time (the “Payoff Debt Amount”).
Section 2.05    Withholding

The Buyer Group shall be entitled to deduct and withhold from any payments to be made hereunder such amounts, if any, that it is required to deduct and withhold on account of Taxes under applicable Law; provided, however, that, other than with respect to GAG’s failure to provide an IRS Form W-8BEN-E pursuant to Section 2.02(a)(ii), a FIRPTA Certificate pursuant to Section 2.02(a)(iii), or any compensatory payments, in the event Buyer Group determines an amount is required to be so deducted or withheld, Buyer Group Rep shall give Sellers’ Rep written notice at least five (5) Business Days before any such deduction or withholding and shall cooperate in good faith with Sellers’ Rep to mitigate or eliminate any such withholding to the greatest extent permitted by applicable Law. To the extent any amounts are so deducted and withheld by the Buyer Group, such amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Buyer Group shall promptly remit any such amounts deducted or withheld to the applicable Governmental Authority in accordance with applicable Law. The party who deducted or withheld such amount shall provide the Sellers’ Rep, upon prior written request, with a copy of a receipt or other reasonably acceptable documentary evidence of the timely remittance of such amounts.
Section 2.06    Settlement Sheet

(a)The parties agree that (i) upon the Closing Date, the Sellers’ Rep shall deliver to the Buyer Group Rep a settlement sheet and funds flow (the “Settlement Sheet”), prepared, delivered, and signed by Sellers’ Rep, which Settlement Sheet shall set forth the allocation of the Estimated Transaction Consideration, in accordance with Section 2.01(c), and related payments among the applicable recipients thereof, and (ii) the Buyer Group shall be entitled to rely conclusively on such Settlement Sheet as delivered by Sellers’ Rep and shall have no responsibility or liability for, and shall not be deemed to have verified or assumed any obligation with respect to, the accuracy of the calculations, the allocation of amounts, or the designation of payees set forth therein.

(b)Any issuance of the Canadian Equity Purchase Consideration, the Purchased BLBD Parent Special Voting Preferred Stock or BLBD Parent Stock in connection with the Transactions may be accomplished, at the option of the Buyers, by issuing stock certificates to the recipient, by issuing such securities in uncertificated, direct registration form, as permitted by applicable Law and Governing Documents. In the case of a Buyer who maintains a third party transfer agent and registrar with respect to its securities, an issuance will be deemed made if the relevant Buyer issues instructions to its transfer agent and registrar to issue the securities, provided such issuance is effected by the transfer agent and registrar a reasonable number of days after it has received the instructions and all information from the securities recipients such transfer agent and registrar may reasonably request.
ARTICLE III.
Representations and Warranties of Sellers Regarding the Targets and
the Acquired Companies

Except as set forth in the Seller Disclosure Schedules, each of GAG and the US Seller hereby jointly and severally represents and warrants to Buyer Group as follows:
Section 3.01    Organization of the Targets.

(a)Each Target has been duly incorporated and is validly organized, existing and in good standing as a corporation under the Laws of its jurisdiction of organization or incorporation and has the power and authority to own or lease its assets and conduct its business as it is now being conducted. Each Target has made available to the Buyer Group true and complete copies of the Governing Documents of such Target.
(b)Each Target is duly licensed or qualified and in good standing (or equivalent status, as applicable) as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities requires it to be so licensed or qualified or in good standing (or equivalent status, as applicable), except where the failure to be so licensed or qualified or in good standing (or equivalent status, as applicable), individually or in the aggregate, has not had and would not reasonably be expected to be material and adverse to the operation of the business of the Targets (taken as a whole).
Section 3.02    Due Authorization; Absence of Restrictions

(a)Each Target has all requisite corporate power and authority to consummate the Transaction, the consummation of the Transactions will at the Closing have been duly and validly authorized and approved by such Target, and no other proceeding on the part of such Target will be necessary to consummate the Transactions. The execution and delivery of the Transaction Agreements to which each Target is a party, and their consummation of the Transactions, have been duly and validly authorized and approved, and no other proceeding on the part of such Target is necessary to authorize the Transaction Agreements or its performance thereof. The Transaction Agreements to which any Target is a party have been duly and validly executed and delivered by such Target, and constitute a legal, valid and binding obligation of such Target, enforceable against such Target in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).
(b)Except as may result from any facts or circumstances relating solely to Buyer Group or any of its Affiliates (including the identity of Buyer Group or any of its Affiliates), no consent, clearance, approval, authorization or waiting period expiration or termination of, or filing, notification or designation with or to, any Governmental Authority (collectively, “Governmental Approvals”) is required on the part of either Target with respect to the consummation of the Transactions or such Target’s execution or delivery of, as applicable, any Transaction Agreement to which it is a party except, as applicable, for (a) compliance with any applicable requirements of the HSR Act, and other Competition Laws, (b) other Governmental Approvals the absence of which, individually or in the aggregate, would not reasonably be expected to be material and adverse to the operation of the business of the Targets (taken as a whole), (c) compliance with any applicable securities Laws, and (d) as set forth on Section 3.02(b) of the Seller Disclosure Schedules.

(c)Subject to the submission and receipt of the Governmental Approvals and other requirements set forth in Section 3.02(b), neither the consummation of the Transactions, nor the execution and delivery of the Transaction Agreement by the Targets to which they are a party, as applicable, will, as of the Closing, (i) conflict with the Governing Documents of any Target, (ii) violate any provision of, or result in the breach of (with or without notice or lapse of time, or both), any applicable Law to which any Target is subject or by which any of its properties or assets are bound, or (iii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Targets, or constitute an event which, after notice or lapse of time or both, would result in any such creation of such a Lien (other than a Permitted Lien), except to the extent that the occurrence of any of the items set forth in clause (ii) or (iii), individually or in the aggregate, would not reasonably be expected to (x) adversely effect the ability of any Target to enter into and perform its obligations under this Agreement or any of the other Transaction Agreements to which it is a party, or (y) be material and adverse to the operation of the business of the Targets (taken as a whole).

Section 3.03    Capitalization

(a)The Purchased Shares constitute all of the issued and outstanding Equity Securities of each Target. The Indirectly Purchased Shares constitute all of the issued and outstanding Equity Securities of each Company owned by each Target, as applicable. Upon consummation of the Transactions, Buyers shall be the record and beneficial owner of the Purchased Shares and, indirectly, the Indirectly Purchased Shares, free and clear of all Liens, other than restrictions on transfer under (i) applicable securities Laws or (ii) Liens arising through either Buyer or their respective Affiliates. All of the Purchased Shares (a) are duly authorized and, validly issued, are fully paid, non-assessable, (b) have been issued in compliance with all applicable Laws, (c) are free and clear of all Liens other than restrictions on transfer under (i) applicable securities Laws, or (ii) the Governing Documents of the Targets, (d) have not been issued in violation of any Law, Governing Document or other equity holder arrangement or similar agreement, or any right of first refusal, right of first offer or preemptive, subscription or similar rights of any Person and (e) are held, beneficially and of record by the respective Seller. There are no outstanding options, warrants, phantom shares or other similar tracking shares, rights or other instruments exercisable or exchangeable for any Equity Securities of either Target, any other commitments or agreements providing for the issuance of any Equity Securities, or for the repurchase or redemption of any Equity Securities of either Target, and there are no agreements of any kind which may obligate either Target to issue, purchase, redeem or otherwise acquire any of its Equity Securities. There are no irrevocable proxies and no voting agreements with respect to any of the Equity Securities of either Target. No Target has authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of the Equity Securities of such Target on any matter.
(b)The issued and outstanding Equity Securities of each of the Targets are (and after the implementation of the Pre-Closing Reorganization, will be) held as set forth on Section 3.03(b) of the Seller Disclosure Schedules.
Section 3.04    Books, Records, Financial Statements

(a)The Targets Financial Statements (A) have been prepared from and are consistent with the books and records of the Targets in all material respects and (B) are true, correct and complete in all material respects and present fairly in all material respects, the financial position and results of operations of each Target as of the dates and for the periods indicated in such Targets Financial Statements in accordance with Canadian GAAP.
(b)No Target has any accounts receivable or loans receivable from any Acquired Company.
Section 3.05    Litigation and Proceedings

There are no, and at any time in the past five (5) years, there have been no pending or, to the Knowledge of Sellers, threatened Actions, in each case, before or by any Governmental Authority or by or against either Targets that would be material and adverse to Targets or the operation of the business of the Targets (taken as a whole). To the Knowledge of the Sellers, there is no Governmental Order (i) purporting to enjoin or restrain the consummation of the Transactions, or (ii) that would be material and adverse to the operation of the business of the Targets (taken as a whole).
Section 3.06    Taxes

(a)The Targets have duly and timely made or prepared or caused to be made or prepared and filed all Tax Returns required to be filed by them prior to the date hereof, taking into account any timely filed extensions of time to file, with the appropriate Tax Authority and all such Tax Returns are correct and complete in all material respects.

(b)The Targets have duly and timely paid all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it whether or not assessed by the appropriate Tax Authority.
(c)There are no Liens relating or attributable to Taxes encumbering (and no Tax Authority has threatened to encumber) the assets of any of the Targets or any equity interests of the Targets, except for statutory Liens for current Taxes not yet due and payable, or Liens for Taxes being contested in good faith in appropriate Actions and for which adequate reserves have been established in accordance with Canadian GAAP on the Targets Financial Statements.
(d)The unpaid Taxes of any of the Targets (i) did not, as of the Reference Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the applicable Target Financial Statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with Canadian GAAP of the Targets. Since the Reference Balance Sheet Date, none of the Targets have incurred any Liability for Taxes other than in the ordinary course of business. Each of the Targets has (i) withheld and timely paid all Taxes and other amounts required to be withheld or collected by it, including in connection with amounts paid or owing to any employee, independent contractor, equityholder, or other third party, and has properly completed and timely filed and provided all requisite forms, including, without limitation, any IRS Forms W-2 and 1099, and (ii) properly collected and timely remitted all sales, use, value added, gross receipts and similar Taxes, as applicable, with respect to sales made or services provided to its customers or has properly received and retained any appropriate Tax exemption certificates and other documentation for all sales made or services provided without charging or remitting sales, use, value added, gross receipts, or similar Taxes that qualify such sales or services as exempt from sales, use, value added, gross receipts, or similar Taxes, as applicable.
(e)MB Canada Target is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under Division I of Chapter VIII of Title I of the Act respecting the Québec sales tax (Québec) with respect to Québec sales tax.
(f)None of the Targets has waived any statute of limitations with respect to any Taxes, agreed to any extension of time for filing any Tax Return (excluding any automatic extensions of time to file a Tax Return obtained in the ordinary course of business) or making any Tax election, or consented to extending the period in which any Tax may be assessed or collected by any Tax Authority and no such request to waive or extend is outstanding.
(g)None of the Targets will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion of such Tax period) ending after the Closing Date as a result of: (i) any change in method of accounting for a Tax period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any similar or comparable provision of state, local or non-U.S. Law (including the Tax Act)), (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any analogous or corresponding provision of state, local or non-U.S. Law) entered into on or prior to the Closing Date, (iv) intercompany transactions or excess loss accounts described in Treasury Regulations §§1.1502-13 or 1.1502-19 or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any analogous or corresponding provision of state, local or non-U.S. Law), (v) modification or forgiveness of any indebtedness made on or prior to the Closing Date, other than any such modification or forgiveness undertaken at the direction, or with the concurrence, of the Buyer or any member of the Buyer Group, (vi) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date and (vii) any elections, deferrals, designations, or similar filings relating to Taxes under the Code.
(h)None of the Targets are a party to, bound by, or have any obligation under, any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, Tax holiday agreement, Tax abatement agreement, Tax reimbursement agreement or similar contract or arrangement (or any analogous or comparable agreement, contract or arrangement), whether written or unwritten.

(i)No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to any of the Targets. None of the Targets have any voluntary disclosure agreement or similar program pending with any jurisdiction.
(j)No deficiency for any material Tax has been asserted or assessed in writing by any Tax Authority against any of the Targets. No audit or other proceeding by any Tax Authority is in progress with respect to any material Tax due from any of the Targets, and none of the Targets have received written notice from any Tax Authority that any such audit or proceeding is contemplated or pending.
(k)None of the Targets has or has had a taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no claim has been made by a Tax Authority, in writing, in a jurisdiction where any of the Targets do not file Tax Returns that any such Target is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.
(l)There is no property or obligation of any of the Targets, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Law.
(m)Other than with respect to the Companies, none of the Targets are a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes.
(n)None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or will apply to any Target at any time up to and including the Closing Date.
(o)Each of the Targets has complied in all material respects with the transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documents and disclosure requirements thereunder.
(p)None of the Targets have acquired property in circumstances which would reasonably be expected to subject it to a Liability under section 160 of the Tax Act (taking into account all proposals to amend the Tax Act on the date hereof).
(q)The Targets have not made an “excessive eligible dividend election” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid, or deemed by any provision of the Tax Act to have been paid, on any class of shares of its capital stock.
(r)None of the Targets has made a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeds the amount in its capital dividend account at the time of such election.
(s)None of the Targets have received any refund or credit for any Tax, nor received any governmental grant, subsidy or similar amount, in each case to which it is not fully entitled.
(t)Subject to Section 3.06(t) of Seller Disclosure Schedules, none of the Targets has participated in any transactions which are subject to the reporting requirements under section 237.3 or section 237.5 of the Tax Act, or the notification requirements under section 237.4 of the Tax Act. No Target that is resident in Canada for Tax purposes has an obligation to file an information return pursuant to (i) any of the sections specified above in the Tax Act or (ii) sections 1079.8.5 to 1079.8.6 of the Taxation Act (Québec).
(u)Section 3.06(u) of Seller Disclosure Schedules sets forth in respect of the Targets all uncertain tax positions or which a reserve is provided in accordance with ASC 740-10, and the applicable reserve associated therewith.

(v)There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, Tax credit or similar items of any of the Targets under Sections 269, 382, 383, 384 or 1502 of the Code and the applicable Treasury Regulations (and any analogous or corresponding provision of state, local or non-U.S. Law).
(w)None of the Targets have any Liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any analogous or comparable provision of state, local or non-U.S. Law), as a transferee, successor or as a result of similar Liability, operation of Law, by contract (including any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, Tax holiday agreement, Tax abatement agreement, Tax reimbursement agreement or similar contract or arrangement (or any analogous or comparable agreement, contract or arrangement)), whether written or unwritten, or otherwise. None of the Targets have been included in any “consolidated”, “unitary”, “combined” or “similar” Tax Return provided for under the Laws of the United States or any state.
(x)None of the Targets have (i) taken a reporting position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the Code (or any analogous or corresponding provision of state, local or non-U.S. Law), (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulation §1.6011-4(b)(2) (or any analogous or corresponding provision of state, local or non-U.S. Law), (y) a “transaction of interest,” within the meaning of Treasury Regulation §1.6011-4(b)(6) (or any analogous or corresponding provision of state, local or non-U.S. Law) or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulation §1.6011-4(c)(4) (or any analogous or corresponding provision of state, local or non-U.S. Law)) to a “listed transaction” or “transaction of interest” or (iii) entered into any other transaction that required or will require the filing of an IRS Form 8886 (or any analogous or corresponding form under state, local or non-U.S. Law).
(y)None of the Targets are or have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(z)Except as set forth on Section 3.06(z) of the Seller Disclosure Schedules, none of the Targets: (i) is, or has ever held an interest in, a “controlled foreign corporation” as defined in Section 957 of the Code (other than through downward attribution pursuant to Section 318(a)(3)(A), (B), or (C) of the Code), (ii) is, or has ever held an interest in, a “passive foreign investment company” within the meaning of Section 1297 of the Code and (iii) has had a permanent establishment (within the meaning of an applicable Tax treaty), trade or business or otherwise has had an office or fixed place of business in a country other than the country in which it is organized.
(aa)As of the date hereof, for U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, the net operating loss carryforward, excess Section 163(j) of the Code interest deductions, research & development credit carryforward, tax basis in intangibles and Section 174 of the Code amortization of the Code carryforward of each of the Targets is set forth on Section 3.06(aa) of the Seller Disclosure Schedules and, as of such date, such Tax attributes are not subject to any limitation on its use, including under of the Code (and any analogous or corresponding provision of state, local and non-U.S. Law).
(ab)None of the Targets have participated in the past six (6) years in a transaction that qualifies, in whole or in part, under Section 355 of the Code or Section 361 of the Code.
(ac)None of the Targets have any Liability for Taxes under Section 531 or Section 541 of the Code.
(ad)None of the Targets have participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.
Section 3.07    No Operations and Limited Purpose of Targets.     Each Target was formed solely for the purpose of holding, as applicable, the Indirectly Purchased US Interests and the Indirectly Purchased Canadian Shares, as applicable, and, since its formation, has not engaged in, and does not currently engage in, any business, operations, or activities of any kind whatsoever, other than activities strictly incidental to its formation, existence, and ownership of such Indirectly Purchased Shares. Without limiting the generality of the foregoing, and except as disclosed in Section 3.07 of the Seller Disclosure Schedules, each Target: (i) has never generated any revenues or incurred any expenses (other than de minimis organizational, administrative, legal, accounting, tax or governmental filing fees), (ii) has never had any accounts receivable or loans receivables from any Person with which it is Affiliated, any Acquired Company, or any director, officer, employee or direct or indirect equity holder of any Acquired Company or other Affiliate thereof, in each case which will not be satisfied at Closing, (iii) has never conducted any commercial, operating, financing, investment, trading, or other business activities, (iv) has never owned, leased, licensed, or otherwise used any real, personal, or intangible property or assets (other than the Indirectly Purchased U.S. Shares and/or the Indirectly Purchased Canadian Shares, as applicable), (v) has never employed or engaged any employees, consultants, independent contractors, brokers, agents, or other representatives, (vi) has not assumed, incurred, or become subject to any indebtedness or other Liabilities or commitments of any nature, whether accrued, absolute, contingent, known or unknown, asserted or unasserted, matured or unmatured (other than in connection with de minimis organizational, administrative, legal, accounting, tax or governmental filing fees, none of which remain outstanding), or (vii) is not a party to, and has never been a party to, any Contract, agreement, arrangement, or understanding of any kind (other than Governing Documents). Each Target is, and at all times since its formation has been, a “clean” special-purpose holding entity with no operations, no assets (other than the Indirectly Purchased US Interests and Indirectly Purchased Canada Shares).

Section 3.08    Brokers’ Fees.    No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, commission or other amount, for which Buyer Group, the Targets, or the Acquired Companies would have any Liability in connection with the Transactions based upon arrangements made by the Sellers, the Targets, or any of their pre-Closing Affiliates.

Except as set forth in the Seller Disclosure Schedules, each of GAG and the US Seller hereby jointly and severally represents and warrants to Buyer Group as of the date hereof with respect to the Acquired Companies, as follows:

Section 3.09    Organization of the Acquired Companies

(a)Each Acquired Company has been duly incorporated and is validly organized, existing and in good standing as a corporation under the Laws of its jurisdiction of organization or incorporation and has the power and authority to own or lease its assets and conduct its business as it is now being conducted.
(b)The Acquired Companies’ Subsidiaries have been duly organized and are validly existing and in good standing (or equivalent status, as applicable) under the Laws of their jurisdiction of organization and each has the power and authority to own or lease its properties and to conduct its business as it is now being conducted, except where the failure to be so formed, organized or existing, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to be material and adverse to the operation of the business of the Acquired Companies (taken as a whole).
(c)To the Knowledge of Sellers, each Acquired Companies’ Subsidiary is duly licensed or qualified and in good standing (or equivalent status, as applicable) as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except where the failure to be so licensed or qualified or in good standing (or equivalent status as applicable), individually or in the aggregate, has not had and would not reasonably be expected to be material and adverse to the operation of the business of the Acquired Companies (taken as a whole).
Section 3.10    Due Authorization; Absence of Restrictions.     To the Knowledge of Sellers:

(a)The Transaction Agreements to which any Acquired Company is a party will, at the Closing, have been duly and validly executed and delivered by such Acquired Company, and constitute a legal, valid and binding obligation of such Acquired Company, enforceable against such Acquired Company in accordance with its terms, subject to the Remedies Exception.
(b)Except as may result from any facts or circumstances relating solely to Buyer Group or any of its Affiliates (including the identity of Buyer Group or any of its Affiliates), no Governmental Approval is required on the part of any Acquired Company with respect to the consummation of the Transactions or such Acquired Company’s execution or delivery of, as applicable, any Transaction Agreement to which it is a party except, as applicable, for (a) compliance with any applicable requirements of the HSR Act, and other Competition Laws, (b) other Governmental Approvals the absence of which, individually or in the aggregate, would not reasonably be expected to be material and adverse to the operation of the business of the Acquired Companies (taken as a whole), (c) compliance with any applicable securities Laws, and (d) as set forth on Section 3.10(b) of the Seller Disclosure Schedules.

(c)Subject to the submission and receipt of the Governmental Approvals and other requirements set forth in Section 3.10(c) of the Seller Disclosure Schedules, neither the consummation of the Transactions, nor the execution and delivery of any Transaction Agreement by the Acquired Companies, as applicable, will, as of the Closing, (i) conflict with the Governing Documents of any Acquired Company, (ii) violate any provision of, or result in the breach of (with or without notice or lapse of time, or both), any applicable Law to which any Acquired Company is subject or by which any of its properties or assets is bound, or (iii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Acquired Companies, or constitute an event which, after notice or lapse of time or both, would result in any such creation of such a Lien (other than a Permitted Lien), except to the extent that the occurrence of any of the items set forth in clause (ii) or (iii), individually or in the aggregate, would not reasonably be expected to (x) adversely effect the ability of any Acquired Company to enter into and perform its obligations under any Transaction Agreement to which it is a party, or (y) be material and adverse to the operation of the business of the Acquired Companies (taken as a whole).
Section 3.11    Capitalization

(a)All of the Indirectly Purchased Shares (i) are duly authorized and, validly issued, are fully paid, non-assessable, (ii) have been issued in compliance with all applicable Laws and Governing Documents or other equity holder arrangement or similar agreement of the Companies, (iii) are free and clear of all Liens other than other than as disclosed in Section 3.11(a) of the Seller Disclosure Schedules and restrictions on transfer under (x) applicable securities Laws, or (y) the Governing Documents of the Companies, and (iv) to the Knowledge of the Sellers, have not been issued in violation of any right of first refusal, right of first offer or preemptive, subscription or similar rights of any Person.
(b)To the Knowledge of Sellers, there are no outstanding options, warrants, phantom shares or other similar tracking shares, rights or other instruments exercisable or exchangeable for any Equity Securities of either Company, any other commitments or agreements providing for the issuance of any Equity Securities, or for the repurchase or redemption of any Equity Securities of either Company, and there are no agreements of any kind which may obligate either Company to issue, purchase, redeem or otherwise acquire any of its Equity Securities. To the Knowledge of Sellers, there are no irrevocable proxies and no voting agreements with respect to any of the Equity Securities of either Company. To the Knowledge of Sellers, no Company has authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of the Equity Securities of such Company on any matter.
Section 3.12    Books, Records, Financial Statements. To the Knowledge of Sellers:

(a)The Acquired Companies Financial Statements (A) have been prepared from and are consistent with the books and records of the Acquired Companies in all material respects and (B) present fairly in all material respects, the combined financial position and results of operations MB Canada and its Subsidiaries and of MB US and its Subsidiaries as of the dates and for the periods indicated in such Acquired Companies Financial Statements in accordance with Canadian GAAP.
(b)No Person has reported to any Acquired Company in writing that there has been any fraud or intentional misconduct in the preparation of the Acquired Companies Financial Statements or in any of the books and records of the Acquired Companies upon which the Acquired Companies Financial Statements have been based. The books of account and other corporate and financial records of the Acquired Companies have been maintained in accordance with sound business practices and comply in all material respects with any applicable Laws
Section 3.13    Litigation and Proceedings. To the Knowledge of Sellers and except as set forth on Section 3.13 of the Seller Disclosure Schedules, there are no, and at any time in the past five (5) years, there have been no pending or threatened Actions, in each case, before or by any Governmental Authority or by or against any Acquired Company that would be material and adverse to the Acquired Companies or the operation of the business of the Acquired Companies (taken as a whole). To the Knowledge of Sellers, there is no Governmental Order that would be material and adverse to the operation of the business of the Acquired Companies (taken as a whole). To the Knowledge of Sellers, there are no Governmental Orders under which any Acquired Company has any continuing Liabilities.

Section 3.14    Undisclosed Liabilities. To the Knowledge of Sellers, there is no Liability of any Acquired Company, except for Liabilities (a) reflected or reserved for in the Acquired Companies Financial Statements, (b) that have arisen since September 30, 2025 in the ordinary course of the operation of business of the Acquired Companies (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law or that relates to any Action), (c) incurred pursuant to this Agreement, (d) disclosed in Section 3.14 of the Seller Disclosure Schedules, or (e) that would not have a Material Adverse Effect.
Section 3.15    Legal Compliance. To the Knowledge of Sellers:
(a)The Acquired Companies are, and in the past five (5) years, have been, in compliance with all applicable Laws, except as would not be material and adverse to the operation of the business of the Acquired Companies (taken as a whole). None of the Acquired Companies have received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the past five (5) years, except (i) for any such violation that has been resolved, or (ii) would not have a Material Adverse Effect.
(b)In the past five (5) years, none of the Acquired Companies nor any of their respective directors, officers, employees, agents or any other Person acting for or on behalf of any of the Acquired Companies has, directly or indirectly: (a) unlawfully made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official or political campaign, for the purpose of (i) influencing any act or decision of such Government Official or campaign, (ii) inducing such Government Official or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, or (iv) otherwise securing any improper advantage; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of any Acquired Company for any unlawful or improper purpose; or (f) otherwise engaged in any conduct that may constitute a violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. In the past five (5) years, none of the Acquired Companies have (x) made any voluntary or involuntary disclosure to any Governmental Authority under Anti-Corruption Laws or Anti-Money Laundering Laws; (y) been the subject of any investigation, inquiry or enforcement action by a Governmental Authority regarding compliance with any such Laws; or (z) been assessed any fine or penalty, or been issued any warning letter, under any such Laws.
(c)In the past five (5) years, the Acquired Companies are, and have been, in compliance in all material respects with all applicable trade, customs, import, export, and economic sanctions Laws, including, to the extent applicable, the Tariff Act of 1930, as amended, U.S. Customs and Border Protection regulations, the Export Control Reform Act of 2018, the Export Administration Regulations, the International Traffic in Arms Regulations, and all applicable economic and trade sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of Commerce, and, to the extent applicable, the Customs Act (Canada), the Customs Tariff Act (Canada), the Export and Import Permits Act (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), and all regulations and orders made thereunder, and any other applicable Governmental Authority (collectively, “Trade Compliance Laws”). Without limiting the generality of the foregoing, in the past five (5) years: (i) none of the Acquired Companies have engaged in any transactions or dealings, directly or indirectly, with any Person that is the subject or comprehensive or targeted economic sanctions, embargos, or trade restrictions or any Person otherwise in violation of applicable Trade Compliance Laws, or that is located, organized, or ordinarily resident in any country or territory that is the subject or comprehensive sanctions or embargos, or otherwise in violation of applicable Trade Compliance Laws; (ii) none of the Acquired Companies have exported, re-exported, transferred, imported, or otherwise supplied any goods, software, technology, services, or technical data in violation of any applicable Trade Compliance Laws; (iii) none of the Acquired Companies have made any false, misleading, or incomplete statement or omission in any customs, import, or export documentation, including with respect to country of origin, classification, valuation, or duty treatment; and (iv) none of the Acquired Companies have engaged in any conduct that gives or would reasonably be expected to give rise to any liability for unpaid customs duties or tariffs, or for penalties, fines, seizures, forfeitures, or assessments under applicable Trade Compliance Laws. In the past five (5) years, none of the Acquired Companies have (A) received any written notice, warning, subpoena, or request for information from any Governmental Authority regarding compliance with any Trade Compliance Laws, (B) been the subject of any investigation, inquiry, audit, verification, or enforcement action by any Governmental Authority with respect to any such Laws, or (C) made any voluntary or involuntary disclosure to any Governmental Authority relating to any actual or potential violation of any Trade Compliance Laws.

Section 3.16    Contracts Relating to Indebtedness; No Defaults. To the Knowledge of Sellers:
(a)Section 3.16 of the Seller Disclosure Schedules contains a listing of all Contracts described in clauses (i) through (iii) below to which any Acquired Company is a party or by which any of any Acquired Company’s assets or properties are bound.
(i)Each note, debenture, guarantee, loan, credit or financing agreement, or instrument or other Contract for or evidence of Indebtedness owed by any Acquired Company, or any direct or indirect guarantee of Indebtedness of any Person (other than an Acquired Company’s Subsidiary) by an Acquired Company, in each case, of the types described in clauses (i) through (iv) of the definition of Indebtedness and having an outstanding principal amount in excess of $250,000;
(ii)any Contract under which a Lien (other than a Permitted Lien) has been imposed on any of the material assets or properties of any Acquired Company; and/or
(iii)any Contract involving the compromise or settlement of any Action against or involving any Acquired Company, pursuant to which such Acquired Company is subject to continuing payment obligations in excess of $250,000 or material continuing performance obligations.
(b)True, complete and correct copies of each Contract required to be disclosed on Section 3.16 of the Seller Disclosure Schedules (or if unwritten, a summary of the material terms thereof), in each case, as amended or otherwise modified and in effect as of the date hereof have been made available to the Buyer Group. Except, individually or in the aggregate, in cases in which it has not and would not reasonably be expected to be material and adverse to the operation of the business of the Acquired Companies (taken as a whole), each such Contract (i) is in full force and effect and enforceable against the Acquired Company party thereto, subject to the Remedies Exception, and (ii) represents the valid and binding obligations of the applicable Acquired Company party thereto and represents the valid and binding obligations of the other parties thereto. Except, in each case, where the occurrence of such breach or default, individually or in the aggregate, has not had and would not reasonably be expected to be material and adverse to the operation of the business of the Acquired Companies (taken as a whole), none of the Acquired Companies nor any other party thereto, is (with or without notice or lapse of time, or both) in breach of or default under any such Contract.
Section 3.17    Employee Benefits. To the Knowledge of Sellers:
(a)Except as, individually or in the aggregate, has not had and would not reasonably be expected to be material and adverse to the operation of the business of the Acquired Companies (taken as a whole): (i) each Acquired Company Benefit Plan has been maintained, operated and administered in accordance with its terms and all applicable Laws, including ERISA and the Code, (ii) each Acquired Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification and there are no facts or circumstances that would be reasonably likely to materially adversely affect the qualified status of any such Acquired Company Benefit Plan, or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, (iii) each Acquired Company Benefit Plan that is intended to qualify for tax-preferred or tax-exempt treatment has been duly registered in accordance with applicable Laws and no event has occurred with respect to any such Acquired Company Benefit Plan that would reasonably be expected to result in the revocation of the registration of such plan or which would otherwise reasonably be expected to adversely affect the tax status of such plan, (iv) no Acquired Company Benefit Plan covers any individual who resides outside the United States or Canada, and (v) none of the Acquired Company Benefit Plans provides retiree health or life insurance benefits coverage, except for coverage through the end of the applicable month of termination or during an applicable severance period or except as may be required by Section 4980B of the Code and Section 601 of ERISA, or any other applicable Law.

(b)None of the Acquired Company Benefit Plans is (i) a “registered pension plan”, (ii) a “retirement compensation arrangement”, (iii) a “salary deferral arrangement”, (iv) a “multi-employer plan” or a “specified multi-employer plan” (in each case as defined in the Income Tax Act (Canada)), or (v) a “multi-employer pension plan” as defined under any applicable federal or provincial pension benefits standards legislation.
(c)With respect to any Acquired Company Benefit Plan, no claims (other than routine claims for benefits in the ordinary course of business) are pending or threatened. All required contributions to, and premium payments on account of, each Acquired Company Benefit Plan have been made on a timely basis. All accrued liabilities of any of the Acquired Companies (whether accrued, absolute, contingent or otherwise) related to any Acquired Company Benefit Plan have been fully and accurately disclosed in the Acquired Companies Financial Statements in accordance with Canadian GAAP, including reasonable accruals for estimated incurred but not reported claims under any Acquired Company Benefit Plans.
(d)As of and after Closing, each Acquired Company Benefit Plan shall be sponsored and maintained by one or more of the Acquired Companies and shall not, for the avoidance of doubt, be sponsored, maintained, contributed to or required to be contributed to by any Seller or an Affiliate of any Seller (excluding, for the avoidance of doubt, any of the Acquired Companies).
(e)No Acquired Company Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or other pension plan, that is subject to Title IV of ERISA. At no time have any of the Acquired Companies or any of their ERISA Affiliates maintained, sponsored or contributed to, or been obligated to contribute to, or had any liability with respect to any plan which is subject to Title IV of ERISA or Section 412 of the Code or to any multiemployer plan. No event has occurred and no condition exists with respect to an Acquired Company Benefit Plan or any benefit plan of the Sellers or their ERISA Affiliates that would reasonably be expected to result in a material Tax, Lien, or other liability imposed by ERISA, the Code, or other Laws on the Acquired Companies. Neither the Acquired Companies nor any ERISA Affiliate has incurred any “withdrawal liability” pursuant to Section 4201 of ERISA which remains unsatisfied, and no events have occurred and no circumstances exist that would reasonably be expected to result in any such Liability to the Acquired Companies or the Buyer Group. No complete or partial withdrawal will occur as a result of the Transactions.
(f)Each Acquired Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance in all respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. None of the Acquired Companies have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A or Section 4999 of the Code.
(g)Subject to the terms of the Acquired Company Benefit Plans, applicable Law, and any collective bargaining agreement, as applicable, none of the Acquired Companies have any commitment or obligation and have not made any representations to any employee, officer, director, independent contractor, consultant, service provider, or any spouses, dependents, survivors or beneficiaries of such Persons whether or not legally binding, to adopt, amend, modify, or terminate any Acquired Company Benefit Plan, in connection with the consummation of the Transactions or otherwise.
(h)No Acquired Company Benefit Plan exists that, as a result of the execution and delivery of this Agreement or the consummation of the Transactions, would (either alone or in combination with another event): (i) result in the payment to any current or former employee, director, independent contractor, consultant, service provider, or any spouses, dependents, survivors or beneficiaries of such Persons of any of the Acquired Companies of any money or other property; (ii) result in the acceleration of the time of payment or vesting, or increase or require the funding of any obligation or provide for provision of any other rights or benefits to any current or former employee of the Acquired Companies, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of Code Section 280G; (iii) increase any material benefits otherwise payable under, or result in any other material obligation pursuant to, any Acquired Company Benefit Plan; or (iv)  result in an “excess parachute payment” or gross-up right or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(i)Each Acquired Company and each applicable Acquired Company Benefit Plan (i) has complied in all material respects with the requirements of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the regulations and related guidance promulgated thereunder, (ii) does not reasonably expect to owe a Tax, penalty or assessable payment under Code Sections 4980D or 4980H, (iii) has accurately filed and distributed, or will timely and accurately file and distribute, Forms 1094-C and 1095-C in accordance with the requirements of Code Section 6055 and 6056 and the regulations and related guidance promulgated thereto, and (iv) for each month beginning January 1, 2015 through the Closing Date, has calculated the hours of service of each employee and has determined and kept records showing each employee who is a “full-time employee,” as defined in Code Section 4980H and the regulations and related guidance promulgated thereto.
Section 3.18    Labor and Employment. To the Knowledge of Sellers:
(a)Except as, individually or in the aggregate, has not had and would not reasonably be expected to be material and adverse to the operation of the business of the Acquired Companies: (i) the operations of the Acquired Companies have been and are being operated in compliance with all Laws relating to employees, including employment standards, employee classification, occupational health and safety, workers’ compensation, human rights, labor relations, accessibility, privacy, immigration, language and pay equity, as well as, where applicable, any collective bargaining agreement, (ii) there are no claims pending or threatened pursuant to any Laws relating to the employees or former employees, including all Laws relating to employees, including employment standards, employee classification, occupational health and safety, workers’ compensation, human rights, labor relations, accessibility, privacy, immigration, language and pay equity, as well as, where applicable, pursuant to any collective bargaining agreement.
(b)Except as set forth on Section 3.18(a) of the Seller Disclosure Schedules, none of the Acquired Companies are negotiating or a party to any collective bargaining agreement, national or industry-wide collective bargaining agreement or any similar collective agreement, and none of the Acquired Companies have any obligation with respect to any such agreement. No consent or consultation of, requirement to provide information to, or the rendering of, or receipt of an opinion or formal advice by, any labor or trade union, works council or other employee representative body or any Governmental Authority with jurisdiction over labor matters is required in connection with this Agreement or for the parties to consummate the Transactions. There are no union organizing activities, strikes, lockouts or other labor stoppages pending or threatened against the Acquired Companies.
(c)The Acquired Companies have been in material compliance during the past five (5) years with all applicable requirements set forth in Worker Adjustment and Retraining Notification Act of 1988 or similar Law in any jurisdiction (the “WARN Act”). During the ninety (90) days prior to the date hereof, no Acquired Company has caused an “employment loss” within the meaning of the WARN Act, or any similar or equivalent concept under applicable Law.
(d)All employees of each Acquired Company that is located in the United States and Canada are legally entitled to work in the jurisdiction they are employed. Each Acquired Company that is located in the United States has properly completed, retained and as applicable, updated, in all material respects, a Form I-9 for each of its employees, in accordance with applicable Law and submitted employees to E-Verify as required by applicable Law. Each Acquired Company that is located in Canada has verified and documented the employment eligibility of each of its employees in accordance with applicable Law (including the Immigration and Refugee Protection Act and the regulations thereunder) and has retained records as required by applicable Law.
(e)There are no (i) earned or accrued and unpaid wages, or (ii) bonuses or commissions, owed to any employee or independent contractor of any Acquired Company, except for accrued, unpaid wages or commissions for the current payroll cycle and accrued unpaid bonuses for the current financial year which have been accrued in the financial book and records of the Acquired Companies.

(f)Except as set forth on Section 3.18(f) of the Seller Disclosure Schedules, all employees of the Acquired Companies are employees at-will, terminable on one-month’s written notice or less without penalty, or, with respect to employees of each Acquired Company located in Canada, on reasonable notice in accordance with applicable Laws; and there are no outstanding agreements or arrangements with respect to severance payments to employees or former employees of the Acquired Companies.
(g)Each independent contractor of the Acquired Companies is a bona fide independent contractor for all purposes of applicable Laws and all personnel involved in the Acquired Companies during the past six (6) years have been properly classified and treated for purposes of applicable Laws.
Section 3.19    Taxes. To the Knowledge of Sellers:
(a)The Acquired Companies have duly and timely made or prepared or caused to be made or prepared and filed all Tax Returns required to be filed by them prior to the date hereof, taking into account any timely filed extensions of time to file, with the appropriate Tax Authority and all such Tax Returns are correct and complete in all material respects.
(b)The Acquired Companies have duly and timely paid all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it whether or not assessed by the appropriate Tax Authority.
(c)There are no Liens relating or attributable to Taxes encumbering (and no Tax Authority has threatened to encumber) the assets of any of the Acquired Companies or any equity interests of the Acquired Companies, except for statutory Liens for current Taxes not yet due and payable, or Liens for Taxes being contested in good faith in appropriate Actions and for which adequate reserves have been established in accordance with Canadian GAAP on the Acquired Companies Financial Statements.
(d)The unpaid Taxes of any of the Acquired Companies (i) did not, as of the Reference Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the applicable Acquired Companies Financial Statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with Canadian GAAP of the Acquired Companies. Since the Reference Balance Sheet Date, none of the Acquired Companies have incurred any Liability for Taxes other than in the ordinary course of business. Each of the Acquired Companies has (i) withheld and timely paid all Taxes and other amounts required to be withheld or collected by it, including in connection with amounts paid or owing to any employee, independent contractor, equityholder, or other third party, and has properly completed and timely filed and provided all requisite forms, including, without limitation, any IRS Forms W-2 and 1099, and (ii) properly collected and timely remitted all sales, use, value added, gross receipts and similar Taxes, as applicable, with respect to sales made or services provided to its customers or has properly received and retained any appropriate Tax exemption certificates and other documentation for all sales made or services provided without charging or remitting sales, use, value added, gross receipts, or similar Taxes that qualify such sales or services as exempt from sales, use, value added, gross receipts, or similar Taxes, as applicable.
(e)Each of MB Canada and its Subsidiaries is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under Division I of Chapter VIII of Title I of the Act respecting the Québec sales tax (Québec) with respect to Québec sales tax.
(f)None of the Acquired Companies has waived any statute of limitations with respect to any Taxes, agreed to any extension of time for filing any Tax Return (excluding any automatic extensions of time to file a Tax Return obtained in the ordinary course of business) or making any Tax election, or consented to extending the period in which any Tax may be assessed or collected by any Tax Authority and no such request to waive or extend is outstanding.
(g)None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion of such Tax period) ending after the Closing Date as a result of: (i) any change in method of accounting for a Tax period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any similar or comparable provision of state, local or non-U.S. Law (including the Tax Act)), (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any analogous or corresponding provision of state, local or non-U.S. Law) entered into on or prior to the Closing Date, (iv) intercompany transactions or excess loss accounts described in Treasury Regulations §§1.1502-13 or 1.1502-19 or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any analogous or corresponding provision of state, local or non-U.S. Law), (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (vi) modification or forgiveness of any indebtedness made on or prior to the Closing Date, other than any such modification or forgiveness undertaken at the direction, or with the concurrence, of the Buyer or any member of the Buyer Group or (vii) any elections, deferrals, designations, or similar filings relating to Taxes under the Code or the Tax Act.
(h)Except as set forth on Section 3.19(h) of the Seller Disclosure Schedules, none of the Acquired Companies are a party to, bound by, or have any obligation under, any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, Tax holiday agreement, Tax abatement agreement, Tax reimbursement agreement or similar contract or arrangement (or any analogous or comparable agreement, contract or arrangement), whether written or unwritten.
(i)No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to any of the Acquired Companies. None of the Acquired Companies have any voluntary disclosure agreement or similar program pending with any jurisdiction.
(j)No deficiency for any material Tax has been asserted or assessed in writing by any Tax Authority against any of the Acquired Companies. No audit or other proceeding by any Tax Authority is in progress with respect to any material Tax due from any of the Acquired Companies, and none of the Acquired Companies have received written notice from any Tax Authority that any such audit or proceeding is contemplated or pending.
(k)None of the Acquired Companies has or has had a taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no claim has been made by a Tax Authority, in writing, in a jurisdiction where any of the Acquired Companies do not file Tax Returns that any such Acquired Company is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.
(l)There is no property or obligation of any of the Acquired Companies, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Law.
(m)Other than with respect to the Companies, none of the Acquired Companies are a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes.
(n)None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or will apply to any Acquired Company at any time up to and including the Closing Date.
(o)None of the Acquired Companies have acquired property in circumstances which would reasonably be expected to subject it to a Liability under section 160 of the Tax Act (taking into account all proposals to amend the Tax Act on the date hereof).
(p)The Acquired Companies have not made an “excessive eligible dividend election” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid, or deemed by any provision of the Tax Act to have been paid, on any class of shares of its capital stock.

(q)None of the Acquired Companies has made a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeds the amount in its capital dividend account at the time of such election.
(r)None of the Acquired Companies have received any refund or credit for any Tax, nor received any governmental grant, subsidy or similar amount, in each case to which it is not fully entitled.
(s)None of the Acquired Companies have participated in any transactions which are subject to the reporting requirements under section 237.3 or section 237.5 of the Tax Act, or the notification requirements under section 237.4 of the Tax Act. No Acquired Company that is resident in Canada for Tax purposes has an obligation to file an information return pursuant to (i) any of the sections specified above in the Tax Act or (ii) sections 1079.8.5 to 1079.8.6 of the Taxation Act (Québec).
(t)Section 3.19(t) of Seller Disclosure Schedules sets forth in respect of the Acquired Companies all uncertain tax positions or which a reserve is provided in accordance with ASC 740-10, and the applicable reserve associated therewith.
(u)There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, Tax credit or similar items of any of the Acquired Companies under Sections 269, 382, 383, 384 or 1502 of the Code and the applicable Treasury Regulations (and any analogous or corresponding provision of state, local or non-U.S. Law).
(v)None of the Acquired Companies have any Liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any analogous or comparable provision of state, local or non-U.S. Law), as a transferee, successor or as a result of similar Liability, operation of Law, by contract (including any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, Tax holiday agreement, Tax abatement agreement, Tax reimbursement agreement or similar contract or arrangement (or any analogous or comparable agreement, contract or arrangement)), whether written or unwritten, or otherwise. None of the Acquired Companies have been included in any “consolidated”, “unitary”, “combined” or “similar” Tax Return provided for under the Laws of the United States or any state.
(w)None of the Acquired Companies have (i) taken a reporting position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the Code (or any analogous or corresponding provision of state, local or non-U.S. Law), (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulation §1.6011-4(b)(2) (or any analogous or corresponding provision of state, local or non-U.S. Law), (y) a “transaction of interest,” within the meaning of Treasury Regulation §1.6011-4(b)(6) (or any analogous or corresponding provision of state, local or non-U.S. Law) or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulation §1.6011-4(c)(4) (or any analogous or corresponding provision of state, local or non-U.S. Law)) to a “listed transaction” or “transaction of interest” or (iii) entered into any other transaction that required or will require the filing of an IRS Form 8886 (or any analogous or corresponding form under state, local or non-U.S. Law).
(x)None of the Acquired Companies are or have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(y)None of the Acquired Companies: (i) is, or has ever held an interest in, a “controlled foreign corporation” as defined in Section 957 of the Code (other than through downward attribution pursuant to Section 318(a)(3)(A), (B), or (C) of the Code), (ii) is, or has ever held an interest in, a “passive foreign investment company” within the meaning of Section 1297 of the Code and (iii) has had a permanent establishment (within the meaning of an applicable Tax treaty), trade or business or otherwise has had an office or fixed place of business in a country other than the country in which it is organized.
(z)As of the date hereof, for U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, the net operating loss carryforward, excess Section 163(j) of the Code interest deductions, research & development credit carryforward, tax basis in intangibles and Section 174 of the Code amortization of the Code carryforward of each of the Acquired Companies is set forth on Section 3.19(z) of the Seller Disclosure Schedules, and, as of such date, such Tax attributes are not subject to any limitation on its use, including under of the Code (and any analogous or corresponding provision of state, local and non-U.S. Law) .

(aa)None of the Acquired Companies have participated in the past six (6) years in a transaction that qualifies, in whole or in part, under Section 355 of the Code or Section 361 of the Code.
(ab)None of the Acquired Companies have any Liability for Taxes under Section 531 or Section 541 of the Code.
(ac)None of the Acquired Companies have participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.
(ad)For U.S. federal (and applicable state and local) income Tax purposes, since its formation: (i) MB US has been treated as a partnership; and (ii) MB US Opco has been treated as an entity disregarded from MB US.
Except for the representations and warranties set forth in Section 3.06, Section 3.17, Section 4.08 and in this Section 3.19, Sellers make no further representations or warranties to the Buyer Group, whether express or implied, statutory or otherwise, with respect to the Taxes of the Acquired Companies. Notwithstanding anything to the contrary in this Agreement, no representation or warranty is made in respect of (i) any Taxes in respect of any period (or portion thereof) that commences after the Closing Date or (ii) the amount, existence, expiration date of, limitations on (or availability of) or use of any Tax attributes (including losses, resource and other pools, capital cost and undepreciated capital cost, paid-up capital, tax account balances and investment tax and other credits).
Section 3.20    Environmental Matters. To the Knowledge of Sellers:
(a)The Acquired Companies are, and for the past five (5) years, have been, in compliance with all Environmental Laws in all material respects. The Acquired Companies have obtained and continue to hold all permits, approvals, authorizations, licenses and/or registrations required by Environmental Laws (“Environmental Permits”), and are, and for the past five (5) years, have been, in compliance with such Environmental Permits in all material respects.
(b)There are no written claims or notices of violation pending or threatened, against any Acquired Company alleging material violations of or Liability under any material Environmental Law, and no such written claims or notices of material violation have been issued against the Acquired Companies in the past five (5) years.
(c)There has been no treatment, storage, manufacture, transport, handling, or Release of any Hazardous Materials at, in, on, under or in the vicinity of any fee-owned real property of the Acquired Companies (the “Owned Real Property”) or the Leased Real Property by an Acquired Company during such Acquired Company’s ownership, occupancy or operation of the Owned Real Property or the Leased Real Property, in each case that would reasonably be expected to give rise to material Liability under Environmental Law. No Acquired Company has any material Liability with respect to the presence of Hazardous Materials in any such Owned Real Property or Leased Real Property.
(d)No Acquired Company has assumed or agreed to assume any Liability for the operation or management of any solid waste landfill or other permitted solid waste disposal site, including for any Releases of Hazardous Materials at such locations.
(e) No Acquired Company has assumed or provided an indemnity with respect to any material Liability of any other Person under any Environmental Laws, except under lease agreements for the Leased Real Property and Contracts entered into by an Acquired Company in the ordinary course of business.
(f)Except as set forth in Section 3.20(f) of the Seller Disclosure Schedules, there are no, and have never been any, underground storage tanks present on the Owned Real Property. There are no underground storage tanks used or controlled by any Acquired Company at any other real property.

(g)The Acquired Companies have delivered to Buyer Group true, correct and complete copies of all material reports, assessments, audits or tests with respect to compliance of the Owned Real Property and Leased Real Property with Environmental Laws or the presence of Hazardous Materials on the Owned Real Property or the Leased Real Property created within the past five (5) years in their custody, possession or control.
(h)No Acquired Company or any other Person for whose conduct any Acquired Company would be liable has ever, (i) designed, assembled, fabricated, produced, constructed, manufactured, sold, shipped for sale, distributed or otherwise prepared, handled or installed product (A) that contained or contains asbestos (“Asbestos Products”) or (B) used for or in connection with sandblasting or other activities involving respirable crystalline silica (“Silica Products”), in each case so as to give rise to a material Liability under Environmental Laws, (ii) entered into any agreement to indemnify, defend, or hold harmless any other Person for Liabilities allegedly arising from or in any way relating to Asbestos Products or Silica Products, or (iii) received any outstanding notice of a claim or demand asserting that any Acquired Company or any other Person for whose conduct any Acquired Company has any Liability for any damages arising from injuries related to or arising out of Asbestos Products or Silica Products.
Section 3.21    Affiliates; Assets of Acquired Entities.
(a)Except (a) as set forth on Section 3.21(a) of the Seller Disclosure Schedules, (b) for individual employment Contracts relating to ordinary course employment, compensation, or incentive arrangements entered into in the ordinary course of business, (c) for Contracts between or among the Acquired Companies, and (d) for Contracts between or among the Acquired Companies and any member of the Buyer Group, no Acquired Company is party to any material Contract, arrangement, or transaction with any (i) present or former officer, director, or management-level employee of the Acquired Companies who is or was a Representative of Sellers, or (ii) any Seller or any Affiliate of any Seller, or any Girardin family member (such Contracts, arrangements, and transactions referenced in this Section 3.21(a), “Seller Affiliate Agreements”). Section 3.21(a) of the Seller Disclosure Schedules sets forth a complete and accurate list of all Seller Affiliate Agreements, including any arrangements, contracts, or transactions (whether written or oral) between any of the Acquired Companies, on the one hand, and any Seller or any of its Affiliates, on the other hand. Except as set forth on Section 3.21(a) of the Seller Disclosure Schedules, there are no other arrangements, contracts, or transactions (whether written or oral) between any of the Acquired Companies and any Seller or any of Affiliate of any Seller.
(b)Except as set forth on Section 3.21(b) of the Seller Disclosure Schedules, no properties, assets, or rights used in the business of the Acquired Companies are owned, leased, licensed, or otherwise held by any Seller or any Affiliate of any Seller.
(c)Except for the Seller Affiliate Agreements, no Acquired Company has any accounts receivable or loans receivable from any Seller, any of its Affiliates, or any director of the Acquired Companies who is or was a Representative of Sellers.
(d)To the Knowledge of Sellers, except as set forth on Section 3.21(d) of the Seller Disclosure Schedules and assuming the parties receive all consents or approvals that may be required in connection with the Transactions, the Acquired Companies own, lease, license, or otherwise have the legal right to use (together with the rights granted pursuant to the other Transaction Agreements) all of the material properties, assets, and rights (tangible and intangible) that are used in or necessary for the conduct of the business of the Acquired Companies as currently conducted and as conducted during the twelve (12) months preceding the date hereof, and such properties, assets, and rights are sufficient for the uninterrupted continuation of such business immediately following the Closing.
(e)To the Knowledge of Sellers, except as set forth on Section 3.21(e) of the Seller Disclosure Schedules, neither the execution, delivery, performance of the Transaction Agreements, including the REPSA, nor the consummation of the Transactions, including the US Real Property Transfer contemplated by the REPSA, will, individually or in the aggregate, result in the imposition, acceleration, or triggering of any clawback, recapture, repayment, penalty, termination, modification, forfeiture, or similar obligation, condition, or adverse consequence with respect to any grant, incentive, tax abatement, tax credit, subsidy, financing, or other governmental or quasi-governmental benefit, program, or agreement, in each case in respect of any government assistance presented in the Transaction Consideration Methodology or of the real estate to be acquired by an Affiliate of the Buyer Group pursuant to the REPSA.

ARTICLE IV.
Representations and Warranties of Sellers Regarding Sellers
Except as set forth in the Seller Disclosure Schedules, each of GAG and the US Seller hereby jointly and severally represents and warrants to Buyer Group as follows:
Section 4.01    Organization of Seller. Each Seller has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own or lease its assets and properties and conduct its business as it is now being conducted.
Section 4.02    Due Authorization. Each Seller has all requisite power and authority to execute and deliver this Agreement, the other Transaction Agreements to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement, the other Transaction Agreements to which it is a party and the consummation of the Transactions have been duly and validly authorized and approved by all necessary action on the part of each Seller and no other proceeding on the part of each Seller is necessary to authorize this Agreement, the other Transaction Agreements to which it is a party or the Transactions. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by each Seller and (assuming this Agreement and any other relevant Transaction Agreements to which any member of the Buyer Group is a party constitute a legal, valid and binding obligation of such Buyer) this Agreement and any other Transaction Agreements to which each Seller is a party constitute a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, subject to the Remedies Exception.
Section 4.03    Title to the Purchased Shares. As of (i) the date of this Agreement, the Sellers are, and (ii) prior to the Closing, in connection with the Pre-Closing Reorganization, GAG will be, the legal and beneficial and record owner of, and have good and valid title to, the their respective Purchased Canadian Shares, free and clear of all Liens, other than transfer restrictions pursuant to applicable securities Laws. MB US Seller is the sole legal and beneficial and record owner of, and has good and valid title to, the Purchased US Shares, free and clear of all Liens, other than transfer restrictions pursuant to applicable securities Laws. At the Closing, (i) BLBD US Buyer will acquire sole legal and beneficial and record ownership, and good and valid title to, the Purchased US Shares, free and clear of all Liens, other than transfer restrictions pursuant to applicable securities Laws, and (ii) BLBD Canada Buyer will acquire sole legal and beneficial and record ownership, and good and valid title to, the Purchased Canadian Shares, free and clear of all Liens, other than transfer restrictions pursuant to applicable securities Laws.
Section 4.04    No Conflict. Subject to the submission and receipt of the Governmental Approvals and other requirements set forth in Section 4.06, the execution, delivery and performance of this Agreement and any other Transaction Agreements by each Seller and the consummation by such Seller of the Transactions do not and will not, as of the Closing, (a) conflict with the Governing Documents of each Seller, (b) result in the creation of any Lien (other than a Permitted Lien) upon the Purchased Shares or any of the properties or assets of the Acquired Companies, or constitute an event which, after notice or lapse of time or both, would result in the creation of such a Lien (other than a Permitted Lien), or (c) violate any provision of, or result in the breach of, any applicable Law to which such Seller is subject or by which any property or asset of such Seller is bound, except to the extent that the occurrence of any of the foregoing items set forth in clause (c), individually or in the aggregate, would not reasonably be expected to adversely effect the ability of such Seller to perform its obligations pursuant to this Agreement or any of the other Transaction Agreements or to consummate the Transactions in a timely manner (a “Seller Material Adverse Effect”).
Section 4.05    Litigation and Proceedings. There are no pending or, to the Knowledge of Seller, threatened Actions before or by any Governmental Authority against any Seller or any of its Affiliates that, individually or in the aggregate, have had, or would reasonably be expected to have, a Seller Material Adverse Effect. There is no Governmental Order purporting to enjoin, restrain or delay the execution, delivery or performance by any Seller of the Transactions or that, individually or in the aggregate, has had, or would reasonably be expected to have, a Seller Material Adverse Effect.
Section 4.06    Governmental Consents. Except as may result from any facts or circumstances relating solely to Buyers or any of their Affiliates (including the identity of Buyers or any of their Affiliates), no Governmental Approval is required on the part of any Seller with respect such Seller’s execution or delivery of this Agreement or any other Transaction Agreements or the consummation by such Seller of the Transactions, except for (a) compliance with any applicable requirements of the HSR Act, and other Competition Laws, (b) any Governmental Approvals, the absence of which, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Acquired Companies (taken as a whole), (c) compliance with any applicable securities Laws and (d) as set forth on Section 4.06 of the Seller Disclosure Schedules.

Section 4.07    BLBD Canada Buyer Exchangeable Shares.
(a)Other than the rights, privileges, restrictions, and conditions attached to the BLBD Canada Buyer Exchangeable Shares that GAG will acquire pursuant to this Agreement, GAG is not a party to or bound by any Contract with any other Person to sell or transfer, or to have any other Person sell, on its behalf, all or any portion of its Canada Buyer Exchangeable Shares.
(b)GAG is (A) a resident of the Province of Québec, (B) acquiring the BLBD Canada Buyer Exchangeable Shares as principal (and not as agent) and for investment purposes only and not with a view to resale or distribution; (C) knowledgeable, sophisticated, skilled and experienced in financial, investment and business matters and is capable of evaluating the merits, risks and benefits of his investment in the BLBD Canada Buyer Exchangeable Shares (including the potential loss of its entire investment); and (D) able to bear the risk of an entire loss of his investment in the BLBD Canada Buyer Exchangeable Shares.
(c)GAG is aware that transfers of the BLBD Canada Buyer Exchangeable Shares may not be possible because (i) such transfer is subject to contractual restrictions on transfer as set forth in the Governing Documents of the BLBD Canada Buyer and the Lock-up Agreement, and (ii) the BLBD Canada Buyer Exchangeable Shares have not been qualified or registered under any applicable Canadian or U.S. securities Laws and, therefore, cannot be sold unless subsequently qualified by a prospectus or registered under the applicable Canadian or U.S. securities laws or an exemption from such qualification or registration is available.
(d)GAG acknowledges and understands that (i) BLBD Canada Buyer is not a “reporting issuer” or the equivalent in any jurisdiction in Canada, (ii) the BLBD Canada Buyer Exchangeable Shares have not been listed on any stock exchange and no public market exists for the BLBD Canada Buyer Exchangeable Shares, and (iii) the Exchangeable Shares have not been qualified by a prospectus (within the meaning of applicable Canadian securities Laws), and must be held indefinitely unless subsequently qualified under applicable Canadian securities Laws or unless an exemption under applicable Canadian securities Laws from such requirement becomes or is available.
(e)GAG acknowledges and understands that, as a consequence of acquiring the BLBD Canada Buyer Exchangeable Shares under an exemption from the prospectus requirements of applicable Canadian securities Laws, certain protections, rights and remedies provided by such securities Laws (including statutory rights of rescission and certain statutory remedies that are available to investors who acquire securities offered by a prospectus) will not be available to GAG .
(f)GAG has obtained, to the extent it deems necessary, its own personal professional advice with respect to the tax consequences of receiving, and the risks inherent in an investment in, BLBD Canada Buyer Exchangeable Shares, and the suitability of an investment in BLBD Canada Buyer Exchangeable Shares in light of its financial condition and investment needs. GAG is not relying on the Buyer Group or any of their respective Representatives with respect to the legal, Tax, economic and related considerations of an investment in the BLBD Canada Buyer Exchangeable Shares.
(g)GAG has had an opportunity to ask questions and receive answers from the Buyer Group concerning the terms and conditions of the sale of its Canadian Purchased Shares and the issuance of BLBD Canada Buyer Exchangeable Shares hereunder and has had full access to such other information concerning the BLBD Canada Buyer and BLBD Parent as it has requested for purposes of making its investment decision.
(h)GAG has not been provided with any offering memorandum in connection with the issuance of the BLBD Canada Buyer Exchangeable Shares.

Section 4.08    Residence. Each Seller is not a non-resident of Canada for purposes of the Tax Act. Each of Seller’s direct and indirect beneficial owners is not a non-resident of Canada for purposes of the Tax Act and is not, and has not been, a U.S. person as defined in Section 7701(a)(30) of the Code. To the extent they are receiving securities from Buyers, no Seller, and no direct or indirect beneficial owners of such Seller, are U.S. persons as defined in Rule 902(k) under the Securities Act, or are acquiring Buyer securities for the account of U.S. persons.
Section 4.09    Brokers’ Fees. Except as set forth on Section 4.09 of the Seller Disclosure Schedules (which fees and expenses shall be the sole responsibility of Seller), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, commission or other amount in connection with the Transactions based upon arrangements made by any Seller.
Section 4.10    BLBD Parent Stock.
(a)GAG is an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters such that they are able to bear the risks associated with an investment in the BLBD Parent Stock into which the BLBD Canada Buyer Exchangeable Shares may be exchanged.
(b)In evaluating the suitability of an investment in BLBD Parent Stock issuable upon exchange of the BLBD Canada Buyer Exchangeable Shares, GAG and its Affiliates (including the Sellers) have not been furnished with, and have not relied upon, any representations, warranties or other information (whether oral or written) other than as expressly set forth in this Agreement and in the publicly available information filed by any member of the Buyer Group with the SEC. No member of the Buyer Group, nor any of their Affiliates has furnished to GAG or any of its Affiliates (including the Sellers), and GAG and its Affiliates (including the Sellers) have not relied upon, any advice or other consultation from any member of the Buyer Group directly regarding the suitability of an investment in BLBD Parent Stock issuable upon exchange of the BLBD Canada Buyer Exchangeable Shares, including with regard to any Tax treatment of the Transactions. GAG has discussed with GAG’s professional legal, Tax and financial advisors, to the extent it deemed appropriate, the suitability of an investment in BLBD Parent Stock issuable upon exchange of the BLBD Canada Buyer Exchangeable Shares for GAG’s particular Tax and financial situation.
(c)GAG has such knowledge and experience in financial and business matters such that they are capable of evaluating the merits and risks of acquiring BLBD Parent Stock issuable upon exchange of the BLBD Canada Buyer Exchangeable Shares. GAG is familiar with the business and financial condition and operations of BLBD Parent, all as generally described in BLBD Parent SEC Documents. GAG has had adequate opportunity to ask questions of, and receive answers from, BLBD Parent and its Representatives, concerning BLBD Parent’s business, operations, financial condition, assets, liabilities, and all other matters relevant to an investment in the BLBD Parent Stock issuable upon exchange of the BLBD Canada Buyer Exchangeable Shares and has had access to such information as GAG deemed necessary to make an informed investment decision concerning such BLBD Parent Stock.
(d)GAG understands and accepts that an investment in BLBD Parent Stock issuable upon exchange of the BLBD Canada Buyer Exchangeable Shares involves various risks, including the risks outlined in the BLBD Parent SEC Documents. GAG is able to bear any loss associated with an investment such BLBD Parent Stock.
(e)GAG understands and agrees that (i) GAG will acquire the BLBD Canada Buyer Exchangeable Shares, which is exchangeable into BLBD Parent Stock, for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any interest therein, (ii) except as contemplated in the Board Election Agreement, the sale of the BLBD Canada Buyer Exchangeable Shares hereunder, and any resulting exchange into BLBD Parent Stock, has not been registered or qualified under the Securities Act nor any state or any other applicable securities Law, by reason of a specific exemption from the registration or qualification provisions of those Laws, based in part upon representations in this Agreement by Sellers and (iii) no BLBD Parent Stock which GAG acquires may be resold unless such resale is registered under the Securities Act and registered or qualified under applicable state securities Laws or an exemption from such registration and qualification is available.

Section 4.11    Legal Compliance. In the past five (5) years, no Seller, nor any Girardin family member has, directly or indirectly, on behalf of or for the benefit of any Acquired Company: (a) unlawfully made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official or political campaign, for the purpose of (i) influencing any act or decision of such Government Official or campaign, (ii) inducing such Government Official or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, or (iv) otherwise securing any improper advantage; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of any Seller for any unlawful or improper purpose; or (f) otherwise engaged in any conduct that may constitute a violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. In the past five (5) years, none of the Sellers have (x) made any voluntary or involuntary disclosure to any Governmental Authority under Anti-Corruption Laws or Anti-Money Laundering Laws; (y) been the subject of any investigation, inquiry or enforcement action by a Governmental Authority regarding compliance with any such Laws; or (z) been assessed any fine or penalty, or been issued any warning letter, under any such Laws.
ARTICLE V.
Representations and Warranties of Buyer Group
Except as set forth in the Buyer Disclosure Schedules, each member of the Buyer Group hereby jointly and severally represents and warrants to Sellers, as follows:
Section 5.01    Organization of Buyer. BLBD Canada Buyer has been duly organized and is validly existing and in good standing as a corporation under the Laws of the Province of Ontario and has the power and authority to own its assets and properties and conduct its business as it is now being conducted. BLBD US Buyer has been duly organized and is validly existing and in good standing as a corporation under the Laws of the State of Georgia and has the power and authority to own its assets and properties and conduct its business as it is now being conducted, except where any failure to be in good standing, or to have such power and authority would not reasonably be expected to (x) adversely effect the ability of BLBD US Buyer to enter into and perform its obligations under this Agreement or any of the other Transaction Agreements to which it is a party or (y) have a Material Adverse Effect.
Section 5.02    Due Authorization. Each Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform all obligations to be performed by it hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Agreements to which it is a party, and the consummation of the Transactions have been duly and validly authorized and approved by all necessary action on the part of each Buyer and no other proceeding on the part of each Buyer is necessary to authorize this Agreement, the other Transaction Agreements to which it is as party and the Transactions. This Agreement has been duly and validly executed and delivered by each Buyer and (assuming this Agreement and the other Transaction Agreements to which any Seller is a party constitute a legal, valid and binding obligations of such Seller, as applicable) this Agreement and the other Transaction Agreements to which either Buyer is a party constitutes a legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, subject to the Remedies Exception.
Section 5.03    No Conflict. Subject to the receipt of the Governmental Approvals and other requirements set forth in Section 5.16, the execution and delivery of this Agreement and any other Transaction Agreements by each Buyer and the consummation by such Buyer of the Transactions do not and will not, as of the Closing, (a) conflict with the Governing Documents of such Buyer, (b) violate any provision of, or result in the breach of, any applicable Law to which such Buyer is subject or by which any property or asset of such Buyer is bound, or (c) violate any provision of or result in a breach of, or require a consent under, any Contract to which such Buyer is a party, or terminate or result in the termination of any such Contract, or result in the creation of any Lien upon any assets or properties of such Buyer, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of such a Lien, except to the extent that the occurrence of any of the foregoing items set forth in clause (b) or (c), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or to adversely effect the ability of such Buyer to perform its obligations pursuant to this Agreement and the other Transaction Agreements to which it is a party or to consummate the Transactions in a timely manner.

Section 5.04    Financial Ability. Buyers have, and at the Closing will have, as applicable, cash on hand necessary to consummate the Transactions on the Closing Date or otherwise in connection with the Closing, including (i) effecting the payment of the Transaction Consideration, (ii) effecting the repayment of all Payoff Debt at the Closing, and (iii) paying all related fees, costs and expenses, including those incurred by Buyers in connection with this Agreement and the Transactions. Buyers affirm that their obligations under this Agreement are not in any way contingent upon or otherwise subject to or conditional upon Buyers’ consummation of any financing arrangements, Buyers obtaining any financing or the availability, grant, provision or extension of any financing to Buyers.
Section 5.05    Exchangeable Shares. All BLBD Canada Buyer Exchangeable Shares to be issued pursuant to this Agreement will, when issued, be duly authorized and validly issued as fully paid and non-assessable shares in the capital of the issuer thereof, free of any Lien, other than under any Governing Documents of the issuer thereof (including the BLBD Canada Buyer Exchangeable Share Terms) and any applicable Laws or under any Transaction Agreement, and are exchangeable into BLBD Parent Stock in accordance with the terms of the BLBD Canada Buyer Exchangeable Share Terms and the Exchange and Support Agreement.
Section 5.06    BLBD Parent Special Voting Preferred Stock. When issued in accordance with the terms of this Agreement, the BLBD Parent Special Voting Preferred Stock shall be duly and validly issued to GAG fully paid and non-assessable, free and clear of all pre-emptive rights, Liens, charges, adverse claims and demands whatsoever arising by reason of the acts or omissions of the BLBD Parent, other than under any Governing Document of BLBD Parent (including the certificate of designation related to the BLBD Parent Special Voting Preferred Stock Terms) and any applicable Laws or under any Transaction Agreement.
Section 5.07    Brokers’ Fees. Except as set forth on Section 5.07 of the Buyer Disclosure Schedules (which fees and expenses shall be the sole responsibility of Buyers), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, commission or other amount in connection with the Transactions based upon arrangements made by Buyers or any of its Affiliates.
Section 5.08    Acquisition for Investment; Buyer Sophistication. Buyers have such knowledge and experience in financial and business matters such that they are capable of evaluating the merits and risks of their participation in the Transactions. Buyers are familiar with the business and financial condition and operations of the Acquired Companies having been a shareholder of MB Canada since 2009 and a member of MB US since its inception in 2024 and having had nominees on the board of directors of MB Canada and the board of managers of MB US throughout those periods. Buyers have had adequate opportunity to ask questions of, and receive answers from, management of the Acquired Companies concerning their business, operations, financial condition, assets, liabilities, and all other matters relevant to their participation in the Transactions. In evaluating their participation in the Transactions, neither the Buyers nor any of their Affiliates have relied upon any representations or warranties (whether oral or written) other than as expressly set forth in this Agreement. Buyers are acquiring the Purchased Shares for investment and not with a view toward distribution or re-sale in violation of the Securities Act or applicable Canadian securities Laws. Buyers understand and agree that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, Canadian and foreign securities Laws, in each case, to the extent applicable.
Section 5.09    No Buyer Group Knowledge of Seller Misrepresentations. To the Knowledge of the Buyer Group (without any duty of inquiry or investigation), there are no facts, circumstances, conditions, events or developments with respect to the Companies that would, individually or in the aggregate, constitute a breach in any material respect of any of the representations or warranties set forth in Sections 3.09 through 3.21 (other than Section 3.11(a)), in each case as qualified by the Seller Disclosure Schedules, if such representations and warranties were made by Buyer on the date hereof and were subject to the same knowledge and materiality qualifications as expressly set forth therein.
Section 5.10    BLBD Parent SEC Documents. BLBD is not an “ineligible issuer” (as defined in Rule 405 promulgated under the Securities Act). The BLBD Parent Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on NASDAQ. Neither the SEC nor any state regulatory authority has issued any order preventing or suspending trading of any securities of BLBD Parent. BLBD Parent has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of the BLBD Parent Stock under the Exchange Act or the listing of such shares on NASDAQ. Trading in BLBD Parent Stock on NASDAQ is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of BLBD Parent is pending or, to the Knowledge of the Buyer Group, threatened. To the Knowledge of the Buyer Group, as of the date of this Agreement, no inquiry, review or investigation (formal or informal) of BLBD Parent by the SEC or similar regulatory authority under applicable U.S. Securities Laws or NASDAQ is in effect or ongoing or expected to be implemented or undertaken. BLBD Parent has timely filed all reports, schedules, forms, statements, and other documents required to be filed by it with the SEC since January 1, 2023. As of their respective filing dates (or, if amended, as of the date of such amendment), the BLBD Parent SEC Documents (including any financial statements included or incorporated by reference therein) complied in all material respects with the applicable requirements of the Exchange Act or Securities Act, as applicable, and the rules and policies of NASDAQ. None of the BLBD Parent SEC Documents, as of their respective filing dates (or, if amended, as of the date of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The consolidated financial statements of the Buyer included in the BLBD Parent SEC Documents (including the related notes and schedules) fairly present in all material respects the consolidated financial position of BLBD Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.
Section 5.11    No Integrated Offering. No member of the Buyer Group, or any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would reasonably be expected to require registration of any of the BLBD Parent Stock under the Securities Act or cause this offering of the BLBD Parent Stock to be integrated with prior offerings by the BLBD Parent for purposes of the Securities Act or any applicable stockholder approval provisions, including under the rules and regulations of NASDAQ.
Section 5.12    BLBD Canada Buyer. BLBD Canada Buyer is a “taxable Canadian corporation” within the meaning of the Tax Act.
Except as set forth in the Buyer Disclosure Schedules, each member of the Buyer Group hereby jointly and severally represent and warrant to the Sellers as of the date hereof with respect to BLBD Parent and its Subsidiaries, as follows:
Section 5.13    Undisclosed Liabilities. To the Knowledge of the Buyer Group, there is no Liability of BLBD Parent of the type required to be reflected on a balance sheet prepared in accordance with US GAAP, except for Liabilities (a) reflected or reserved for in the BLBD Parent SEC Documents, (b) that have arisen since September 27, 2025 in the ordinary course of the operation of business of BLBD Parent and its Subsidiaries (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law or that relates to any Action), (c) incurred pursuant to this Agreement, (d) disclosed in Section 5.13 of the Buyer Disclosure Schedules, or (e) that would not have a Material Adverse Effect.
Section 5.14    Legal Compliance. To the Knowledge of the Buyer Group:
(a)BLBD Parent and its Subsidiaries are, and in the past five (5) years, have been, in compliance with all applicable Laws, except as would not reasonably be expected to have a Material Adverse Effect. BLBD Parent and its Subsidiaries have not received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the past five (5) years, except (i) for any such violation that has been resolved, or (ii) would not have a Material Adverse Effect.
(b)In the past five (5) years, neither BLBD Parent or its Subsidiaries, nor any of their respective directors, officers, employees, agents or any other Person acting for or on behalf of any of BLBD Parent and its Subsidiaries have, directly or indirectly, created or caused the creation of any false or inaccurate books and records of any of BLBD Parent or its Subsidiaries for any unlawful or improper purpose.
Section 5.15    Litigation and Proceedings. Except as set forth on Section 5.15 of the Buyer Disclosure Schedules, to the Knowledge of the Buyer Group, there are no pending or threatened Actions before or by any Governmental Authority or by or against BLBD Parent or any of its Subsidiaries that would be material and adverse to the operation of the business of BLBD Parent and its Subsidiaries (taken as a whole). To the Knowledge of the Buyer Group, there is no Governmental Order (i) purporting to enjoin or restrain the execution, delivery and performance by the Buyer Group of the Transactions or (ii) that would be material and adverse to the operation of the business of BLBD Parent and its Subsidiaries (taken as a whole).

Section 5.16    Governmental Consents. Assuming the truth and completeness of the representations and warranties of Sellers contained in this Agreement, no Governmental Approval is required on the part of Buyers or their respective Affiliates with respect to Buyers’ execution or delivery of this Agreement or any other Transaction Agreements or the consummation by Buyers of the Transactions, except for (a) compliance with any applicable requirements of the HSR Act, and other Competition Laws, (b) compliance with any applicable securities Laws, and (c) as set forth on Section 5.16 of the Buyer Disclosure Schedules.
ARTICLE VI.
Covenants
Section 6.01    Conduct of Business.
(a)From the date hereof through the Closing, all parties shall and, subject to the last sentence of this Section 6.01(a), shall cause each of the Acquired Companies to, except as (1) would constitute a violation of applicable Law, (2) set forth on Schedule 6.01, (3) contemplated by this Agreement, (4) required to undertake, implement and complete the Pre-Closing Reorganization (in accordance with the terms of Section 6.10 hereof), or (5) otherwise consented to by Sellers’ Rep and the Buyer Group Rep in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) (the “Agreed Exceptions”), use its commercially reasonable efforts (including in respect of the exercise of their respective voting rights, board appointment and removal rights, consent rights, and any other applicable rights of any kind as Equityholders in the Acquired Companies) to:
(i)operate the business of the Acquired Companies in the ordinary course and, as applicable, the business of the Targets in a manner consistent with past practice;
(ii)hold and attend regular board meetings of the Acquired Companies consistent with past practice;
(iii) preserve intact the organization, goodwill, properties and tangible and intangible assets, as applicable, of the Targets and the Acquired Companies’ respective businesses, and the relationships with the employees, customers, suppliers and other contracting parties of the Acquired Companies;
(iv)maintain all material structures, material equipment, and other material tangible personal property of the Acquired Companies in their present repair, order and condition, except for depletion and ordinary wear and tear; and
(v)use commercially reasonable efforts to preserve, maintain and protect Governmental Incentives, including by (a) timely filing all required applications, certifications, reports and other documentation, (b) complying in all material respects with the terms, conditions and requirements of such Governmental Incentives, (c) not taking any action, or failing to take any action, that would reasonably be expected to result in the termination, revocation, modification or reduction of any such Governmental Incentive, and (d) promptly notifying the other parties hereto of any written notice from any Governmental Authority regarding the potential termination, suspension, modification or clawback of any Governmental Incentive.
The parties acknowledge and agree that, notwithstanding anything to the contrary in the foregoing, that (i) the taking of any action that is expressly prohibited by Section 6.01(b) pursuant to an Agreed Exception shall not be deemed to be a breach of this Section 6.01(a), (ii) the failure to take any action that is expressly prohibited by Section 6.01(b) if either party refuses to provide consent thereto shall not be deemed to be a breach of this Section 6.01(a), and (iii) the parties acknowledge and agree that the respective obligations of the parties set forth in this Section 6.01(a) relating to the Acquired Companies is limited to their ability to exercise (or refrain from exercising) their respective management rights under the Governing Documents of MB Canada and MB US.

(b)Without limiting the generality of Section 6.01(a), from the date hereof through the Closing, except for the Agreed Exceptions or as otherwise agreed in writing by the Sellers’ Rep and the Buyer Group Rep:
(i)the Targets shall not, and the Sellers shall cause the Targets not to, directly or indirectly, take any of the actions described in clauses (i) through (xviii) below with respect to the Targets and their respective businesses and assets, other than activities strictly incidental to their formation, existence and ownership of the Indirectly Purchased Shares or as otherwise permitted hereunder: (i) terminate, materially amend, or enter into any Contract or lease other than in the ordinary course of business; (ii) sell, transfer, encumber (other than Permitted Liens), or otherwise dispose of any assets; (iii) make any loans, investments, or advances to any Person or incur any Indebtedness; (iv) make any material change in accounting methods or material financial practices, except as required by Canadian GAAP; (v) adopt or make any change in any Tax method or reporting practices; (vi) unless specifically required by Law, make any Tax election or file any Tax Return inconsistent with past practice; (vii) file any amended Tax Return; (viii) enter into any closing agreement with respect to Taxes; (ix) settle any Tax claim or assessment; (x) surrender any right to claim a refund of Taxes; (xi) incur any Liability for Taxes outside the ordinary course of business; (xiii) fail to pay any Tax as such Tax becomes due and payable; (xiv) change any U.S. federal income Tax classification; (xv) change any material practice or procedure relating to Taxes (including the manner by which estimated Taxes are paid); (xvi) request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; (xvii) act or omit to act where such action or omission to act would reasonably be expected to have the effect of increasing any present or future Tax Liability or decreasing any present or future Tax benefit for any of the Targets, Acquired Companies or the Buyers; or (xviii) agree or commit to take any of the foregoing actions.
(ii)With respect to the Acquired Companies, each of the Sellers and the Buyer Group agrees that, from the date hereof through the Closing, it shall use commercially reasonable efforts to, and to cause its respective Affiliates to (including in respect of the exercise their respective voting rights, board appointment and removal rights, consent rights, and any other rights of any kind as Equityholders in the Acquired Companies), in each case to the extent permitted under the applicable Governing Documents of the Companies, to prevent the Acquired Companies from taking, and not to cause or permit the Acquired Companies to take, any action that would constitute a breach of Section 6.01(b)(i) if such action were taken by a Target, mutatis mutandis, or that would otherwise be inconsistent with Section 6.01(a), other than (w) any actions in the ordinary course of business, (x) any disposal of inventory or obsolete equipment in the ordinary course of business, (y) subject to clause (iv) below, any intercompany advances or ordinary course employee expense advances, and (z) any incurrence or repayment of any Indebtedness pursuant to the syndicated credit agreement of the Acquired Companies.
(iii)Each of the Sellers and the Buyer Group further agrees that it shall not, and shall not permit any of its Affiliates to, by the exercise (or failure to exercise) of its voting rights, board appointment and removal rights, consent rights, and any other applicable rights of any kind, take any action, or fail to take any action, that is intended or reasonably expected to have a Material Adverse Effect on the business, operations, assets, liabilities, financial condition, or results of operations of the Acquired Companies, taken as a whole.
(iv)The Acquired Companies will maintain an arms-length relationship between (y) MB US and MB US Opco (collectively, “Ring-Fenced Entities”) and (z) MB Canada and its 100% wholly-owned subsidiaries, including Technologies Ecotuned Inc. (“Ecotuned”), Micro Bird Corp, Center for Electric Excellence Inc. (“CEE”) and Micro Bird USA Inc., except (a) that Micro Bird Corp shall provide for periodic liquidity needs that MB US may have, and such advances shall be funded through intercompany advances from Micro Bird Corp to MB US and financed by matching draws on Micro Bird Corp’s credit facility; (b) for any assets or Liabilities that are necessary to transfer between the Ring-Fenced Entities and MB Canada or any of its wholly-owned subsidiaries, an offsetting adjustment will be made to Adjusted Net Indebtedness at Closing, and (c) tariff mitigation strategies that have MB US Opco modifying all chassis for MB Canada and its wholly-owned subsidiaries that will be sold into the US Market. For these transactions, the Acquired Companies shall maintain financial records such that the financial statements of the Ring-Fenced Entities shall be kept separate for calculations of Final Adjusted Working Capital and Final Adjusted Net Debt purposes at the Closing.

(c)Nothing in this Section 6.01 is intended to give the Buyer Group or any of their respective Affiliates, directly or indirectly, any right to control or direct the business or operations of any Acquired Company prior to the Closing beyond the level of control or influence exercised by the Buyer Group or its Affiliates as of the date of this Agreement, and, prior to the Closing, the Acquired Companies shall, consistent with the terms and conditions of this Agreement, continue to operate and exercise complete control and supervision over their respective businesses and operations in the same manner and to the same extent as prior to the date of this Agreement and take any actions required by applicable Law.
(d)From the date of this Agreement until the earlier to occur of (x) the Closing or (y) the termination of this Agreement in accordance with Article VIII, the Sellers shall not, directly or indirectly, and shall cause their respective Affiliates, direct or indirect equityholders and their respective Representatives not to: (a) solicit, initiate or encourage discussions or engage in negotiations with any Person, other than the Buyer Group or its Affiliates, relating to the possible acquisition of the Purchased Shares (other than in connection with the Pre-Closing Reorganization) or the Indirectly Purchased Shares (any such prohibited transaction, an “Acquisition Transaction”); (b) provide non-public information or documentation with respect to the Targets or the Acquired Companies to any Person, other than the Buyer Group, its Affiliates or their respective Representatives, relating to an Acquisition Transaction; or (c) enter into any definitive agreement with any Person, other than the Buyer Group or its Affiliates effecting an Acquisition Transaction. Notwithstanding the foregoing, Sellers may inform any third party that it is restricted from participating in discussions regarding an Acquisition Transaction. Immediately following the execution of this Agreement, the Sellers and the Acquired Companies shall cease and cause to be terminated all existing discussions or negotiations with (and any access to non-public information to) any Persons conducted heretofore with respect to an Acquisition Transaction. Promptly following the date of this Agreement, the Sellers shall cause to be terminated any access of any third party to any confidential information of or relating to the Targets or the Acquired Companies provided in contemplation of any Acquisition Transaction and shall take reasonable steps in accordance with any applicable confidentiality agreements to require any such third party and its representatives to return or destroy any such confidential information in its possession or control.
Section 6.02    Regulatory Approvals.
(a)Each party shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable, to consummate and make effective as promptly as practicable (and no later than the Termination Date) the Transactions, including: (i) the satisfaction of the conditions precedent to the obligations of any of the parties; (ii) the obtaining of required consents, clearances, waivers, approvals or waiting period expirations or terminations of any Governmental Authorities or third parties, including Governmental Approvals; and (iii) the execution and delivery of such instruments, and the taking of such other actions, as the other party may reasonably require in order to carry out the intent of this Agreement. Subject to appropriate confidentiality protections, each party shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.
(b)The parties shall, and shall cause their Affiliates to, cooperate with one another and use their respective reasonable best efforts to prepare all necessary documentation (including furnishing all information required under any applicable Competition Laws) to effect reasonably promptly all necessary notifications and filings and to obtain all consents, clearances, waivers, approvals and waiting period expirations or terminations of any Governmental Authority necessary to consummate the Transactions. Each party shall promptly inform the other parties of any oral communication with, and provide copies of any material written communications with, any Governmental Authority regarding the Transactions. No party or its Affiliates shall independently participate in any meeting, videoconference or conference call with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other parties prior notice of the meeting or conference call and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate. The parties shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party or its Affiliates to any Governmental Authority relating to the Transactions and, further, the parties shall provide each other with reasonable opportunity to review and comment on drafts of all such analyses, presentations, memoranda, briefs, arguments, opinions and proposals, as well as material correspondence; provided that such materials may be redacted as necessary to remove references concerning the valuation of the Companies or the Companies’ consideration of other transactions or to otherwise comply with applicable Law. The parties may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 6.02 or any other section of this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(c)The parties shall, and shall cause their Affiliates to, file or cause to be filed (including by their “Ultimate Parent Entities” as that term is defined in the HSR Act) as promptly as practicable (but in any event no later than twenty (20) Business Days after the date hereof) any notification and report form required under the HSR Act in connection with the Transactions. The parties shall, and shall cause their Affiliates to, respond as promptly as reasonably practicable to any request for additional information or documentary material that may be made under the HSR Act and any other Competition Law by any Governmental Authority in connection with the Transactions. Buyers shall not commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period or to delay the consummation of, or not to consummate before a certain date, the Transactions, including through a timing account, without Sellers’ prior approval, not to be unreasonably withheld, conditioned or delayed. Whether or not the Closing occurs, Buyers and Sellers shall each be responsible for 50% of all fees and payments (including filing fees) payable under the HSR Act. Notwithstanding anything to the contrary contained in this Agreement, but subject to Buyers’ obligations set forth in Section 6.03(d), Buyers, following consultation with Sellers and after giving due consideration to its views and acting reasonably and in good faith, shall have the right to direct all matters with respect to any Governmental Authority in connection with obtaining any necessary consent, clearance, waiver, approval or waiting period expiration or termination under the HSR Act or any other Competition Law, and shall have the principal responsibility for devising and implementing the strategy for, obtaining any such consent, clearance, waiver, approval or waiting period expiration or termination, and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any thereof.
(d)The parties shall, and shall cause their Affiliates to, use reasonable best efforts, if necessary to obtain any consent, clearance, waiver, approval or waiting period expiration or termination from a Governmental Authority (including Governmental Approvals) necessary or advisable to enable the consummation of the Transactions to occur as promptly as practicable (and in any event, no later than the Termination Date) and to resolve, avoid or eliminate prior to the Termination Date any impediments or objections that may be asserted with respect to the Transactions under or relating to any Competition Law or otherwise asserted by any Governmental Authority, or to otherwise oppose, avoid the entry of, or to effect the dissolution of (prior to the Termination Date) any Governmental Order that would otherwise have the effect of preventing, prohibiting, restricting, or delaying the consummation of the Transactions. For the avoidance of doubt, nothing in this Section 6.03(d) or any other provision of this Agreement shall obligate or be otherwise construed to require Buyers or their Affiliates to propose, negotiate, commit to or effect, by consent decree or otherwise, the sale, divestiture, transfer, licensing or other disposition of any assets or operations of the Acquired Companies, the termination or modification of any relationships or contractual rights or obligations, or any other remedial action, condition, commitment or undertaking, except to the extent Buyers may elect to do so in their sole discretion. No such action, commitment or disposition with respect to the Acquired Companies shall be taken without the written consent of Sellers unless such actions are conditioned on the consummation of the Closing.
(e)Notwithstanding anything herein to the contrary, nothing in this Section 6.03 shall require the Buyer Group or any of its Affiliates to take any action to (i) oppose, defend against, litigate or appeal any Action instituted (or threatened to be instituted) by any Governmental Authority or any private party challenging any of the Transactions as violative of any Law, or (ii) overturn or remove any Governmental Order that delays, prevents, prohibits or enjoins consummation of the Transactions. For the avoidance of doubt, the foregoing provisions shall not be construed to limit Buyer Group’s right in good faith to oppose (short of litigation) the imposition of any remedial action, condition, commitment or undertaking by any applicable Governmental Authority, or to negotiate with respect to the terms thereof in connection with obtaining any required consent, clearance, waiver, approval or waiting period expiration or termination, in the event that good faith efforts to resolve any reasonable objections by a Governmental Authority have proven unsuccessful after a reasonable period of time.
Section 6.03    Retention of Books and Records. Buyers and Sellers shall cause their respective Affiliates (including, in the case of Buyers, the Targets and the Acquired Companies) to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Targets and the Acquired Companies in existence at the Closing for a period of seven (7) years from the Closing Date (other than in accordance with Buyers’ or Sellers’ generally applicable record retention policies), and to make the same available after the Closing for inspection and copying by the other party or its representatives (at the requesting party’s expense), during regular business hours and upon reasonable request and upon reasonable advance notice, provided that such access by Sellers or their representatives shall be limited to compliance with such Sellers’ obligations hereunder or under any other Transaction Agreement, or for purposes of complying with any Tax or financial reporting obligations, including for responding to any Tax audit or proceedings relating to Taxes for a Pre-Closing Tax Period or Straddle Period with respect to a Target or Acquired Company, including the Reorganization, and any distributions made prior to the Closing Date by a Target to Sellers. Any information made available to Sellers or their representatives after the Closing shall be subject to the confidentiality provisions of the RCA.

Section 6.04    Frustration of Conditions. No member of the Buyer Group and no Seller shall, and shall not permit any of their respective Affiliates to, take any action or fail to take any action that may reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied or that may otherwise be reasonably expected to prevent or delay the consummation of the Transactions.
Section 6.05    Certain Consents. Prior to and after the Closing, Sellers and the Buyer Group shall use commercially reasonable efforts to, or shall use commercially reasonable efforts to cause the Acquired Companies to use commercially reasonable efforts to, obtain or cause to be obtained consents to the Transactions which may be required from Governmental Authorities or parties to Contracts which any Acquired Company is a party, and shall cooperate with one another to obtain such consents as reasonably necessary. The Buyer Group acknowledges and agrees that such consents have not been obtained as of the date hereof and may not be obtained prior to the Closing. The Buyer Group acknowledges and agrees that, except for the failure to provide the closing deliverables contemplated by Section 2.02(a)(xvii) or a failure of the condition set forth in Section 7.02(a) to be satisfied (if applicable), no condition of Buyers will be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent.
Section 6.06    Publicity; Confidentiality. The Buyer Group and Sellers agree that, from the date hereof through the Closing, no public release or announcement concerning the Transactions shall be issued or made by or on behalf of any party without the prior consent of the Buyer Group and Sellers, except that each of the Acquired Companies may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as Sellers or the Buyer Group may reasonably determine is necessary to comply with applicable Law or the requirements of any Contract to which any Acquired Company is a party; provided, that, Sellers or Buyers shall reasonably consult with Buyers or Sellers, as applicable, regarding such announcements or communications and take into account any reasonable comments of the other party with respect thereto. The parties agree to keep the terms of this Agreement confidential, both before and after the Closing, except to the extent and to the Persons to whom disclosure is required by applicable Law or for purposes of compliance with financial reporting obligations; provided that the parties may disclose such terms to their respective directors, officers, employees, accountants, advisors and other representatives (so long as such Persons agree to, or are bound by Contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties for breach of this Section 6.06 or such confidentiality obligations by the recipients of its disclosure).
Section 6.07    Further Assurances. Each party agrees that, from time to time after the Closing, it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to vest, perfect, or confirm of record or otherwise in BLBD Canada Buyer and BLBD US Buyer any and all right, title, and interest in, to and under the Purchased Canadian Shares and Purchased US Shares acquired or to be acquired by BLBD Canada Buyer and BLBD US Buyer, respectively, as a result of, or in connection with, the Transactions, and to cooperate in the making of any filings in connection with or arising out of the Transactions and to otherwise carry out the purposes and intents of this Agreement.
Section 6.08    Tax Matters.
(a)Sellers’ Rep will cause to be prepared and filed in a manner that complies with applicable Law and past practices, and on a timely basis, all Tax Returns of the Targets and the Acquired Companies for any Tax period of any of the Targets and the Acquired Companies ending on or before the Closing Date (the “Seller Prepared Tax Returns”), with the Sellers assuming all fees and payments related to the preparation and filing of such Tax Returns. Sellers’ Rep shall provide or cause to be provided to the Buyer Group Rep for its review and comment on a draft of each such Tax Return no later than thirty (30) days prior to the due date for filing such Tax Returns with the appropriate Tax Authority. If the Buyer Group Rep disputes any item on such Seller Prepared Tax Return, it shall notify the Sellers’ Rep (by written notice within fifteen (15) days of receipt of such draft of such Seller Prepared Tax Return of such disputed item (or items) and the basis for its objection. The Sellers’ Rep and the Buyer Group Rep shall act in good faith to resolve any dispute prior to the due date of any such Seller Prepared Tax Return. If the Sellers’ Rep and the Buyer Group Rep cannot resolve any disputed item, the item in question shall be resolved by the Independent Accountant as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 6.08(a). The fees and expenses of the Independent Accountant shall be paid fifty percent (50%) by the Buyer Group Rep and fifty percent (50%) by the Sellers’ Rep. Notwithstanding the foregoing, in the event that the Independent Accountant has not resolved the dispute by an applicable due date, Sellers’ Rep shall file or cause to be filed, the applicable Tax Return in such manner as the Sellers’ Rep reasonably determines under applicable Law, and the Parties shall amend such Tax Returns to the extent necessary to conform to the Independent Accountant’s final determination. Notwithstanding anything to the contrary in this Agreement or any Transaction Document, Buyer and Seller acknowledge and agree that any and all applicable income Tax Returns shall be prepared on the basis that MB US Target’s tax year will end at the end of the Closing Date in accordance with Treasury Regulation §1.1502-76(b)(1)(ii)(A) (and analogous or corresponding provision of state or local Law).
(b)Except as provided in Section 6.08(a), the Buyer Group Rep will cause to be prepared and filed in a manner that complies with applicable Law, is consistent with past practices and on a timely basis, all other Tax Returns of the Targets and the Acquired Companies for any Straddle Period (the “Buyer Prepared Tax Returns”), with the Buyers and Sellers each assuming half of all fees and payments related to the preparation and filing of such Tax Returns. The Buyer Group Rep shall provide or cause to be provided to the Sellers’ Rep for its review and comment on a draft of each such Tax Return no later than thirty (30) days prior to the due date for filing such Tax Returns with the appropriate Tax Authority. If the Sellers’ Rep disputes any item on such Buyer Prepared Tax Return, it shall notify the Buyer Group Rep (by written notice within fifteen (15) days of receipt of such draft of such Buyer Prepared Tax Return of such disputed item (or items) and the basis for its objection. The Sellers’ Rep and the Buyer Group Rep shall act in good faith to resolve any dispute prior to the due date of any such Buyer Prepared Tax Return. If the Sellers’ Rep and the Buyer Group Rep cannot resolve any disputed item, the item in question shall be resolved by the Independent Accountant as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 6.08(b). The fees and expenses of the Independent Accountant shall be paid fifty percent (50%) by the Buyer Group Rep and fifty percent (50%) by the Sellers’ Rep. Notwithstanding the foregoing, in the event that the Independent Accountant has not resolved the dispute by an applicable due date, the Buyer Group Rep shall file or cause to be filed, the applicable Tax Return in such manner as the Buyer Group Rep reasonably determines under applicable Law, and the Parties shall amend such Tax Returns to the extent necessary to conform to the Independent Accountant’s final determination.
(c)At least three (3) Business Days prior to the applicable due date (after taking into account all appropriate extensions) of such Seller Prepared Tax Return or Buyer Prepared Tax Return, as applicable, except to the extent on a dollar-for-dollar basis of any Tax specifically included in the calculation of Indebtedness or any other component of the Transaction Consideration, as finally determined, the Sellers’ Rep will pay to the Buyer Group Rep: (i) 100% of the amount of any Tax shown as due and payable by Targets in respect of any Pre-Closing Tax Period on any Seller Prepared Tax Return or Buyer Prepared Return and (ii) without duplication, 50% of the amount of any Tax shown as due and payable by any of the Acquired Companies in respect of any Pre-Closing Tax Period on any Seller Prepared Tax Return or Buyer Prepared Tax Return.
(d)The parties agree that the election pursuant to subsection 256(9) of the Tax Act, together with any comparable provisions of any applicable provincial or territorial Law, shall be made in respect of each Target’s and Acquired Company’s Tax year ending as a result of the Closing, unless the parties agree, acting reasonably, to not make such election.
(e)In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Taxes for the Pre-Closing Tax Period for purposes of this Agreement shall be:
(i)in the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property or (C) required to be withheld (or employment Taxes), deemed equal to the amount which would be payable if the Tax year ended on the Closing Date; and
(ii)in the case of Taxes not contemplated in Section 6.08(e)(i), deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on and including the Closing Date and the denominator of which is the number of days in the entire period.

(f)The Parties hereto intend that the conditions set forth in section 56.4(7) of the Tax Act have been satisfied such that section 56.4(5) of the Tax Act applies to any “restrictive covenants” (as defined in section 56.4(1) of the Tax Act) granted by Sellers under the RCA (collectively, the “Non-Competition Covenants”). Accordingly, members of the Buyer Group and Sellers hereto acknowledge and agree that: (a) no portion of the Transaction Consideration shall be allocated to the Non-Competition Covenants; and (b) the Non-Competition Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Purchased Shares.
(g)Tax Audits
(i)The Buyer Group Rep, the Sellers’ Rep, the Targets and the Acquired Companies shall cooperate, and shall cause their respective Affiliates to cooperate, as and to the extent reasonably requested by the other parties, in connection with any audit, action, claim or proceeding regarding Taxes of the Targets or the Acquired Companies (a “Tax Audit”). Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information reasonably relevant to any Tax Audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(ii)The Sellers’ Rep shall have the right to handle, defend, conduct and control any Tax Audit relating to any Target and Acquired Companies with respect to a Tax period that ends on or before the Closing Date; provided that the Sellers’ Rep shall (A) consult regularly with the Buyer Group Rep as to strategic and tactical issues for pursuing any Tax Audit; (B) consider in good faith any suggestions made by the Buyer Group Rep about the conduct of such audit or contest; (C) allow the Buyer Group Rep to participate in any meeting with any representative of any Tax Authority; (D) allow the Buyer Group Rep to review and comment in advance on all written submissions and filings relevant to the Tax Audit and incorporate any reasonable comments of the Buyer Group Rep; (E) provide copies to the Buyer Group Rep of all material correspondence and other written communications between the Sellers’ Rep and any Tax Authority relating to the Tax Audit; and (F) the Sellers’ Rep may not settle any such Tax Audit without the prior written consent of the Buyer Group Rep (which consent shall not be unreasonably withheld). For greater certainty, any participation by the Buyer Group Rep in such Tax Audit shall be at its sole expense.
(iii)The Buyer Group Rep will have the right to handle, defend, conduct and control any Tax Audit relating to any Target and Acquired Company with respect to a Straddle Period; provided that, the Buyer Group Rep shall (A) consult regularly with the Sellers’ Rep as to strategic and tactical issues for pursuing any Tax Audit; (B) consider in good faith any suggestions made by the Sellers’ Rep about the conduct of such audit or contest; (C) allow the Sellers’ Rep to participate in any meeting with any representative of any Tax Authority; (D) allow the Sellers’ Rep to review and comment in advance on all written submissions and filings relevant to the Tax Audit and incorporate any reasonable comments of the Sellers’ Rep; (E) provide copies to the Sellers’ Rep of all material correspondence and other written communications between the Buyer Group Rep and any Tax Authority relating to the Tax Audit; and (F) the Buyer Group Rep may not settle any such Tax Audit without the prior written consent of the Sellers’ Rep (which consent shall not be unreasonably withheld). The Buyer Group Rep, the Sellers’ Rep and the Acquired Companies shall retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Tax period beginning before the Closing Date until expiration of the statute of limitations (taking into account any extensions thereof, which extensions the Buyer Group Rep shall notify the Sellers’ Rep of promptly in writing) of the respective Tax periods.
(h)The Parties acknowledge and agree that the Buyer shall file the FIRPTA Certificate within the designated time period under the applicable Treasury Regulations.

(i)If any Target or any Acquired Company is or would be liable to pay tax under Part III or Part III.1 of the Tax Act with respect to any dividends that it has paid or been deemed to have paid on or prior to the Closing Date, Seller agrees that it shall concur in accordance with subsection 184(4) or subsection 185.1(3) of the Tax Act (as applicable) in the making of an election pursuant to subsection 184(3) or subsection 185.1(2) of the Tax Act (as applicable) and Seller shall take all steps reasonably requested by the Targets or any of their Subsidiaries and/or Buyer to evidence such concurrence.
(j)If, at any time after the Closing Date, Buyer or Seller determines, or becomes aware that an “advisor” (as is defined for purposes of section 237.3 or section 237.4 of the Tax Act) has determined, that the transactions contemplated by this Agreement are or would be subject to the reporting requirements under section 237.3 of the Tax Act, the notification requirements under section 237.4 of the Tax Act or the requirements under section 1079.8.5 to 1079.8.6.4 of the Taxation Act (Québec) (in this Section 6.08(j), the “Disclosure Requirements”), Buyer or Seller, as the case may be, will promptly inform the other Party of its intent, or its advisor’s intent, to comply with the Disclosure Requirements and the Parties will cooperate in good faith to determine the applicability of such requirements. In the event that, following such cooperation, it is ultimately determined that any Party is required to file any applicable information return, notification and/or disclosure in accordance with the Disclosure Requirements (in this Section 6.08(k), in each case, a “Mandatory Disclosure”), each Party required to file a Mandatory Disclosure (in this Section 6.08(j), a “Disclosing Party”) shall submit to the other Party a draft of such Mandatory Disclosure at least 30 days before the date on which such Mandatory Disclosure is required by Law to be filed, and such other Party shall have the right to make reasonable comments or changes on such draft by communicating such comments or changes in writing to the Disclosing Party at least 15 days before the date on which such Mandatory Disclosure is required by Law to be filed. The Disclosing Party shall consider in good faith any such comments or changes proposed by the other Party and shall incorporate such comments or changes which the Disclosing Party determines are reasonable and in accordance with Law.
(k)Without duplication with any amount used in determining the Transaction Consideration (including, for avoidance of doubt, any amount arising out of or with respect to the Income Tax Refund Receivables or the Net Operating Losses), to the extent any Target or Acquired Company receives a refund of Taxes, credit against Taxes otherwise payable (whether actually received or which can be applied as a credit or offset against Taxes otherwise payable), overpayment or excess instalments of income Tax owed, owing or that may be owed or owing to such Target or Acquired Company, including any interest actually received (or credited) with respect thereto on or before the third (3rd) anniversary of the Closing Date, from any Tax Authority for any Pre-Closing Tax Period that has not been reflected in the Closing Statement (a “Tax Refund”), the Buyer shall use commercially reasonable efforts, in any event within forty-five (45) days of such receipt or receipt of a notification that such Tax Refund has been applied against an amount of Taxes otherwise payable by such Target or Acquired Company, pay as an adjustment of the Transaction Consideration an amount to the Sellers’ Rep (for the account of the Sellers) equal to such Tax Refund (or, if it relates to an Acquired Company, an amount equal to half of such Tax Refund), if any, and reduced by all other reasonable and documented out-of-pocket costs and expenses and Taxes to which the recipient, or any of the Buyer or its Affiliates, would be subject as a result of claiming such Tax Refund. At Sellers’ request, the Buyer shall use commercially reasonable efforts to cooperate with the Sellers in obtaining any Tax Refund to which a Target or Acquired Company is entitled for a Pre-Closing Tax Period, including through the filing of amended Tax Returns or refund claims as prepared by the Sellers, at the Sellers’ expense; provided, however, that any such amended Tax Return shall be prepared by the Sellers, the Sellers’ Rep shall deliver or cause to be delivered drafts of any such amended Tax Return to the Buyer’s Group Rep for its review prior to the time such amended Tax Return may be filed and any such amended Tax Return shall be subject to the consent of the Buyer’s Group Rep, which consent shall not be unreasonably withheld, conditioned or delayed and provided, further, that the Buyer’s Group Rep shall not be required to cooperate with the Sellers’ Rep in obtaining such refunds (or, notwithstanding anything to the contrary contained herein, consent to the filing of such amended Tax Return) if such refund could reasonably be expected to adversely effect the Buyers, the Targets or any Acquired Company (or any of their respective Affiliates) in any Straddle Period or post-closing period. In the event that any refund that is paid over by the Buyer’s Group Rep pursuant to this Section 6.08(k) is subsequently disallowed or required to be returned to the applicable Taxing Authority, the Sellers’ Rep shall promptly repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Taxing Authority, to Buyer’s Group Rep.
(l)Unless required by applicable Law, applicable accounting principles in effect for the relevant period (including Canadian GAAP with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date) or explicitly authorized under this Agreement, the Buyer shall not, without the prior written consent of the Sellers’ Rep (which shall not to be unreasonably withheld, conditioned or delayed): (a) amend, refile or otherwise modify, or cause or permit any Target or Acquired Company to amend, refile or otherwise modify, any Tax Return, change an annual accounting period, adopt or change any accounting method of a Target or an Acquired Company for a Pre-Closing Tax Period or Straddle Period; (b) make any voluntary disclosure or otherwise request that a Governmental Authority review, assess or reassess any Pre-Closing Tax Period or Straddle Period with respect to a Target or Acquired Company, or cause or permit any a Target or Acquired

Company to make such a voluntary disclosure or request, in each case, if such action would result in an increase in the amount of the Taxes for which the Sellers are liable pursuant to this Agreement; or (c) enter into any closing agreement, settle any Tax claim or assessment relating to any Target or Acquired Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Target or Acquired Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such agreement, settlement, surrender, consent or other action if such action would result in an increase in the amount of the Taxes for which the Sellers are liable pursuant to this Agreement.
Section 6.09    Rollover Elections.
(a)Subject to the limitations set forth in the Tax Act and the corresponding provisions of any applicable provincial Tax statute, at the request of GAG, the BLBD Canada Buyer will make a joint election under subsection 85(1) of the Tax Act and the corresponding provisions of any applicable provincial or territorial Tax statute with GAG with respect to the sale of the Purchased Canadian Shares owned by GAG. The elected amount shall be an amount determined by GAG; provided, that the amount so determined shall be within the limits provided for in the Tax Act and the corresponding provisions of any applicable provincial or territorial tax statute.
(b)With the exception of the valid execution of the election forms by the BLBD Canada Buyer, compliance with the requirements for a valid election will be the sole responsibility of GAG, and the BLBD Canada Buyer agrees only to validly execute any properly completed election form and to return such validly executed election form to GAG within 30 days after receipt of such election form from GAG. The BLBD Canada Buyer shall not be responsible for the proper completion or filing of any election form (other than with respect to the valid execution of such election form and the information relating solely to the BLBD Canada Buyer) and GAG will be solely responsible for the payment of any late filing penalties.
Notwithstanding Section 6.09(b), the members of the Buyer Group shall provide to Sellers information relating to BLBD Canada Buyer that is required for the preparation of such elections and forms, including for this purpose, the “paid-up capital” under the Tax Act of the BLBD Canada Buyer Exchangeable Shares.
Section 6.10    Pre-Closing Reorganization.
(a)Sellers shall, and the Buyer Group acknowledges and agrees that Sellers are permitted to, implement the Pre-Closing Reorganization, including making all elections relating thereto, set forth on Section 6.10 of the Seller Disclosure Schedules. Sellers shall provide to the Buyer Group Rep, no later than ten (10) Business Days prior to the anticipated implementation of any step of the Pre-Closing Reorganization, a detailed written description of all proposed steps, including the identity of all entities and assets directly involved, and a draft or copies of all material documents or instruments to be entered into in connection with such steps.
(b)No modification, amendment, or deviation from the Pre-Closing Reorganization, or any update to the Pre-Closing Reorganization or Section 6.10 of the Seller Disclosure Schedules, shall be implemented or effected unless such modification, amendment, or deviation has first been disclosed to the Buyer Group Rep pursuant to Section 6.10(a). Any other pre-closing transactions proposed by the Sellers that is not set forth in Section 6.10 of the Seller Disclosure Schedules (“Additional Pre-Closing Transactions”) is subject to the consent of Buyer Group Rep. Any proposal for Additional Pre-Closing Transactions must be provided to Buyer Group Rep no later than ten (10) Business Days from the date of this Agreement. If the Buyer Group Rep consents to any Additional Pre-Closing Transaction such Additional Pre-Closing Transactions shall be subject to the provisions of this Section 6.10, the parties shall prepare an amendment to Section 6.10 of the Seller Disclosure Schedules to reflect such Additional Pre-Closing Transaction and, for greater certainty, such Additional Pre-Closing Transaction shall be treated as forming part of the Pre-Closing Reorganization for purposes of this Agreement.

(c)Sellers shall provide to the Buyer Group drafts of all documents that are required to implement the Pre-Closing Reorganization at least ten (10) Business Days prior to the date of the proposed implementation of the Pre-Closing Reorganization. The Buyer Group shall be permitted, at its cost, to review and comment on such documents and Sellers shall use commercially reasonable efforts to incorporate such comments to the extent that such comments are not prejudicial to Sellers.
(d)In no event shall the Pre-Closing Reorganization or any modification thereof impair, limit, or diminish any right or remedy of the Buyer or Buyer Group under this Agreement or any other Transaction Agreement.
Section 6.11    Wrong Pocket Assets.
(a)If, at any time during the twelve (12) month period following the Closing Date, any member of the Buyer Group discovers that the Sellers or any of their Affiliates hold any right, title, or interest in any asset that (i) is not disclosed in Section 6.11 of the Seller Disclosure Schedules, (ii) was reasonably expected by the Buyer Group to form part of the assets owned by the Acquired Companies prior to the date of this Agreement; and (iii) is either (A) used primarily in the continued operation of any Acquired Company’s business as of the Closing Date (a “Primary Wrong Pockets Asset”) or (B) related to the continued operation of any Acquired Company’s business and whose continued use by the applicable Acquired Company is desired by the Buyer Group (a “Related Wrong Pockets Asset”, and together with Primary Wrong Pockets Assets, “Wrong Pockets Assets” and individually, a “Wrong Pockets Asset”), the Buyer Group Rep shall notify the Sellers’ Rep in writing as promptly as practicable (a “Wrong Pockets Asset Notice”). Upon receipt of a Wrong Pockets Asset Notice:
(i)with respect to any Primary Wrong Pockets Asset, the Sellers shall, and shall cause their Affiliates to, promptly transfer and deliver such Wrong Pockets Asset to the applicable Acquired Company at no additional consideration; and
(ii)with respect to any Related Wrong Pockets Asset, the Sellers’ Rep and the Buyer Group Rep shall negotiate in good faith to determine a purchase price that reflects the fair market value of such Related Wrong Pockets Asset, taking into account the resale value of comparable assets and wear and tear, provided, however, that if the Sellers’ Rep disputes any such Wrong Pockets Asset Notice, the Sellers’ Rep and the Buyer Group Rep shall act in good faith to resolve any such dispute. If the Sellers’ Rep and the Buyer Group Rep are unable to agree upon a purchase price within forty five (45) days following receipt of the applicable Wrong Pockets Asset Notice, the dispute shall be resolved in accordance with Section 10.12.
(b)If, at any time during the twelve (12) month period following the Closing Date, any Seller discovers that any Acquired Company or any of its Affiliates hold any right, title, or interest in any asset that (i) was reasonably expected by the Sellers not to form part of the assets owned by the Acquired Companies prior to the date of this Agreement; and (ii) is either (A) used primarily in the continued operation of the Sellers’ or their Affiliates’ business of the Closing Date (a “Primary Seller Wrong Pockets Asset”) or (B) related to the continued operation of any Seller’s or its Affiliates’ business and whose continued use by such Seller or its Affiliate is desired by such Seller (a “Related Seller Wrong Pockets Asset”, and together with Primary Seller Wrong Pockets Assets, “Seller Wrong Pockets Assets” and individually, a “Seller Wrong Pockets Asset”), the Sellers’ Rep shall notify the Buyer Group Rep in writing as promptly as practicable (a “Seller Wrong Pockets Asset Notice”). Upon receipt of a Seller Wrong Pockets Asset Notice:
(i)with respect to any Seller Primary Wrong Pockets Asset, the Buyer shall, and shall cause its Affiliates to, promptly transfer and deliver such Seller Wrong Pockets Asset to the applicable Seller at no additional consideration; and
(ii)with respect to any Seller Related Wrong Pockets Asset, the Buyer Group Rep and the Sellers’ Rep shall negotiate in good faith to determine a purchase price that reflects the fair market value of such Seller Related Wrong Pockets Asset, taking into account the resale value of comparable assets and wear and tear, provided, however, that if the Buyer Group Rep disputes any such Seller Wrong Pockets Asset Notice, the Sellers’ Rep and the Buyer Group Rep shall act in good faith to resolve any such dispute. If the Sellers’ Rep and the Buyer Group Rep are unable to agree upon a purchase price within forty-five (45) days following receipt of the applicable Seller Wrong Pockets Asset Notice, the dispute shall be resolved in accordance with Section 10.12.

(c)If any consent, approval, or authorization of a third party or Governmental Authority is required in connection with any transfer or assumption contemplated by this Section 6.11, the Parties shall use commercially reasonable efforts to obtain such consent, approval, or authorization. If any such transfer or assumption is prohibited by Law or if any required consent cannot be obtained on commercially reasonable terms or within a commercially reasonable period of time, the Parties shall cooperate in good faith to implement a mutually acceptable alternative arrangement that, to the extent practicable, places the relevant parties in the same economic position as if the applicable transfer or assumption had been completed as contemplated hereby.
(d)All reasonable, documented, and out-of-pocket costs and expenses incurred in connection with compliance with this Section 6.11 shall be borne by the Sellers (in the case of Primary Wrong Pockets Assets and Related Seller Wrong Pockets Assets) and the Buyers (in the case of Related Wrong Pockets Assets and Primary Seller Wrong Pockets Assets).
Section 6.12    RWI Policies.
(a)Binding and maintaining the RWI Policies shall be the sole responsibility of the Buyer Group, provided that the Sellers shall assume the broker fees and the insurance premium (the “RWI Policies Amount”) related thereto up to an aggregate amount of $2,400,000, and that any excess shall be borne by the Buyer Group.
(b)During the term of the RWI Policies, the Buyer Group shall, and shall cause their applicable Affiliates to, maintain the RWI Policies in full force and effect in accordance with its terms, including by complying in all material respects with all conditions, covenants, and obligations applicable thereto, and refraining from taking or permitting any action or omission that would reasonably be expected to impair, invalidate, limit, suspend, or result in the termination, rescission, non-renewal, or denial of coverage under the RWI Policies. Without limiting the foregoing, the Buyer Group shall not amend, modify, waive, terminate, or consent to any amendment, modification, waiver, or termination of, or enter into any side letter or agreement with respect to, the RWI Policies (including any subrogation, retention, exclusion, or claims-handling provisions) in any manner adverse to the interests of the Sellers without the prior written consent of the Sellers’ Rep.
Section 6.13    GAG Minimum Retention Amount.
(a)As security for any Losses that may be suffered by any Buyer Indemnified Party resulting from any claim for indemnification under Article IX hereto for which coverage under the RWI Policies is not available, from and after the Closing Date and at all times during the three (3) year period following the Closing Date (the “Retention Period”), GAG shall retain, or shall cause to be retained, at the Sellers’ option, in immediately available cash or cash equivalents, BLBD Canada Buyer Exchangeable Shares or BLBD Parent Stock exchangeable therefor, including, for the avoidance of doubt, any successor interests and all dividends, distributions and other proceeds derived directly or indirectly from dealing with any of the foregoing property (together, the “GAG Security”) having, an aggregate value of not less than ten percent (10%) of the Transaction Consideration (the “Minimum Retention Amount”). The parties hereto agree and acknowledge that the Retention Period shall be automatically extended so long as any Claim Notice referred to in Section 9.01(c) is provided on or prior to the expiration of the Retention Period as set forth in this Section 6.13(a).
(b)GAG agrees that during the Retention Period:
(i)it will not, without the Buyer Group Rep’s prior written consent, sell, exchange, transfer, assign, lend, charge, pledge, encumber or otherwise dispose of or deal in any way with the GAG Security or any interest therein except as contemplated hereunder, or enter into any agreement or undertaking to do so;
(ii)it will do, make, execute and deliver such further and other assignments, transfers, deeds, security agreements and other documents as may be required by the Buyer Group Rep to satisfy the Sellers’ obligations under this Agreement;

(iii)it will, unless otherwise agreed by the Buyer Group Rep, cause the GAG Security (including all share certificates evidencing any BLBD Canada Buyer Exchangeable Shares or any BLBD Parent Stock) to be situated in Québec;
(iv)it will defend the GAG Security against all claims and demands respecting the GAG Security by any person other than the Buyer Group at any time;
(v)it will maintain and preserve its existence in good standing in the jurisdiction of its formation and its qualification to do business in each other jurisdiction where such qualification is necessary to perform its obligations hereunder and all material rights, privileges and franchises necessary in the normal conduct of its business; and
(vi)upon the request of the Buyer Group Rep, it will forthwith take all steps as are necessary to confirm exclusive control over the GAG Security on terms and conditions satisfactory to the Buyer Group Rep, acting reasonably.
(c)In the event that any Seller fails to comply with its obligations under Section 9.03, the Buyer Group Rep may provide written notice thereof to the Sellers’ Rep and if the Sellers’ Rep has not cured its obligations under Section 9.03 within ten (10) Business Days of the date thereof, realize upon, collect, sell, transfer, assign, or otherwise dispose of and deal with the GAG Security or any part thereof and exercise all rights of conversion, exchange or any other rights, privileges pertaining to the GAG Security as if it were the absolute owner thereof, or accept the GAG Security in satisfaction of such obligations. All monies received by the Buyers in respect of enforcing its rights hereunder shall be applied to reduce the liabilities owing by the Sellers under Section 9.03. Buyer Group shall be entitled to be made whole by GAG for all out-of-pocket costs and expenses incurred by the Buyer Group in enforcing its indemnification rights under Article IX, including with respect to the recovery or clawback of any BLBD Parent Stock or BLBD Canada Buyer Exchangeable Shares, and any resulting adverse Tax consequences.
(d)Upon the reasonable request of any member of the Buyer Group, GAG shall deliver to the Buyer Group written certifications and reasonable documentary evidence satisfactory to the Buyer Group demonstrating compliance with this Section 6.13. GAG shall use its commercially reasonable efforts to ensure that the aggregate value retained, whether in immediately available cash or cash equivalents, BLBD Canada Buyer Exchangeable Shares or any BLBD Parent Stock exchangeable therefor shall be not less than the Minimum Retention Amount.

ARTICLE VII.
Conditions to Obligations
Section 7.01    Conditions to the Obligations of Buyer Group and Sellers. The obligations of the Buyer Group and Sellers to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions:
(a)all waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act, and any commitment to, or agreement with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the Transactions, shall have expired or been terminated;
(b)there shall not be in effect any Governmental Order or other Law issued, entered, enforced, promulgated or enacted by a Governmental Authority restraining, enjoining, prohibiting or making illegal the consummation of the Transactions;

(c)the REPSA shall be consummated at the time of the Closing, it being the intent of the parties hereto for the transactions described in the REPSA to occur immediately after the consummation of the transactions contemplated by this Agreement; and
(d)the Pre-Closing Reorganization shall have been completed to Buyer’s satisfaction, acting reasonably in accordance with the terms of Section 6.10 hereof.
Section 7.02    Conditions to the Obligations of Buyer Group. The obligations of Buyer Group to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the applicable member or members of the Buyer Group in their sole discretion:
(a)(i) each of the representations and warranties of Sellers contained in Article III and Article IV (in each case other than the Seller Fundamental Representations), in each case disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date, as if made anew at and as of that date, except with respect to any representations and warranties that expressly speak solely as to an earlier date (which representations and warranties shall be true and correct solely as of such date), in each case, except for any inaccuracies or omissions that, individually or in the aggregate, has not had a Material Adverse Effect and (ii) each of the Seller Fundamental Representations shall be true and correct in all respects (other than any de minimis inaccuracies) as of the Closing Date, as if made anew at and as of that date, except with respect to any Seller Fundamental Representations which expressly speak solely as to an earlier date (which representations and warranties shall be true and correct in all but de minimis respects solely as of such date);
(b)each of the covenants and agreements of Sellers to be performed or complied with under this Agreement at or prior to the Closing shall have been performed or complied with in all material respects, other than the covenants and agreements set forth in Section 2.02(a), which shall have been performed or complied with in all respects;
(c)there shall not have occurred a Material Adverse Effect in respect of the Acquired Companies following the date hereof that is continuing; and
(d)Sellers shall have duly executed and delivered, or caused to be duly executed and delivered, to the Buyer Group Rep all documents, instruments, certificates, and other items required to be delivered by Sellers pursuant to this Agreement and any Transaction Document.
Section 7.03    Conditions to the Obligations of the Sellers. The obligations of Sellers to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Sellers’ Rep in its sole discretion:
(a)(i) each of the representations and warranties of the Buyer Group contained in Article V (other than the Buyer Group Fundamental Representations), disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which expressly speak solely as to an earlier date (which representations and warranties shall be true and correct solely as of such date), in each case except for any inaccuracy or omission that has not had a Material Adverse Effect and (ii) each of the Buyer Group Fundamental Representations shall be true and correct in all respects (other than any de minimis inaccuracies) as of the Closing Date, as if made anew at and as of that date, except with respect to Buyer Group Fundamental Representations which expressly speak solely as to an earlier date (which representations and warranties shall be true and correct in all but de minimis respects solely as of such date);
(b)there shall not have occurred a Material Adverse Effect in respect of the Buyer Group following the date hereof that is continuing;

(c)Each of the covenants of the Buyer Group to be performed or complied with under this Agreement at or prior to the Closing shall have been performed and complied with in all material respects; provided that the covenants and agreements contained in Section 2.02 shall have been performed and complied with in all respects; and
(d)Buyer Group shall have duly executed and delivered, or caused to be duly executed and delivered, to the Sellers’ Rep all documents, instruments, certificates, and other items required to be delivered by Buyer Group pursuant to this Agreement and any Transaction Document.
Section 7.04    Waiver of Conditions; Frustration of Conditions. To the extent the Closing occurs, all conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing, notwithstanding the fact that prior to Closing any one or more of them may not have been satisfied but such waiver shall not affect any other provision of this Agreement. None of Sellers or the Buyer Group may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was primarily caused by the failure of Sellers, on the one hand, or the Buyer Group, on the other hand, respectively, to comply with its obligations under this Agreement.
ARTICLE VIII.
Termination
Section 8.01    Termination. Prior to the Closing, this Agreement may be terminated and the Transactions abandoned:
(a)by written consent of Sellers and Buyers;
(b)by Sellers or Buyers, if any Governmental Authority has issued, entered, enforced, promulgated or enacted a final, non-appealable Governmental Order or other Law permanently restraining, enjoining, prohibiting or making illegal the consummation of the Transactions; provided that this right of termination shall not be available to any party whose breach of its obligations under this Agreement has been the primary cause of or resulted in such Governmental Order or other Law;
(c)by written notice to the Sellers’ Rep from the Buyer Group Rep if:
(i) there is any material breach of any representation, warranty, covenant or agreement on the part of a Seller set forth in this Agreement, such that the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(d) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Seller, then, for a period of forty-five (45) days after receipt by Sellers of notice from Buyers of such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if (A) the Terminating Company Breach is not cured within the Company Cure Period or (B) the Terminating Company Breach is not reasonably capable of being cured during the Company Cure Period; provided that this right of termination shall not be available to Buyers if Buyers are in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or
(ii)the Closing has not occurred on or before 5:00 p.m. (Eastern time) on June 15, 2026 (the “Termination Date”); provided, however, that the right of termination of this Agreement pursuant to this Section 8.01(c)(ii) shall not be available to the Buyer Group if a breach of any obligation by any member of the Buyer Group of its obligations under this Agreement has been the primary cause of or resulted in the failure of the Closing to occur before the Termination Date; provided, further, that, if the Termination Date falls during a Company Cure Period, the Termination Date shall automatically be extended until the end of such Company Cure Period; provided, further, that, if the Closing has not occurred by the Termination Date by reason of nonsatisfaction of any of the conditions set forth in Section 7.01(a) or Section 7.01(b), then Sellers, upon written notice to Buyers, may extend the Termination Date by up to 90 days from the original Termination Date;
(d)by written notice to the Buyer Group Rep from the Sellers’ Rep if:

(i)there is any material breach of any representation, warranty, covenant or agreement on the part of a member of the Buyer Group set forth in this Agreement, such that the conditions specified in Section 7.03(a), Section 7.03(c) or Section 7.03(d) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer, then, for a period of up to forty five (45) days after receipt by Buyers of notice from Sellers of such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall not be effective and such termination shall become effective only if (A) the Terminating Buyer Breach is not cured within the Buyer Cure Period or (B) the failure by Buyers to consummate the Closing on the date on which the Closing is required by Section 2.01(a), provided that Sellers have provided written notice to Buyers of such failure to consummate the Closing pursuant to Section 2.01(a), such notice to state that Sellers stand ready, willing and able to consummate the Closing, and that all other conditions to Closing hereunder are or are capable of otherwise being satisfied or waived, and Buyers fail to do so within a three (3) Business Day period; provided further that this right of termination shall not be available to Sellers if a Seller is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or
(ii)the Closing has not occurred on or before 5:00 p.m. (Eastern time) on the Termination Date; provided, however, that the right of termination of this Agreement pursuant to this Section 8.01(d)(ii) shall not be available to Sellers if a breach of an obligation of a Seller under this Agreement has been the primary cause of or resulted in the failure of the Closing to occur by the Termination Date; provided, further, that, if the Termination Date falls during a Buyer Cure Period, the Termination Date shall automatically be extended until the end of such Buyer Cure Period; provided, further, that, if the Closing has not occurred by the Termination Date by reason of nonsatisfaction of any of the conditions set forth in Section 7.01(a) or Section 7.01(b), then Buyers, upon written notice to Sellers, may extend the Termination Date by up to 90 days from the original Termination Date.
Section 8.02    Effect of Termination. Except as otherwise set forth in this Section 8.02, in the event of a valid termination of this Agreement in accordance with Section 8.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party; provided, however, that, subject to the terms of this Section 8.02, (a) no such termination shall (i) restrict the availability of specific performance as set forth in Section 10.13 with respect to any covenant or agreement contained herein that, by the terms hereof, is intended to survive such termination, or (ii) relieve any party from liability for damages resulting from any breach that occurred prior to such termination and (b) Section 6.05, Section 6.06, this Article VIII and Article X shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms. Any party may, on behalf of their direct or indirect equity holders, petition a court to award money damages in connection with any breach by the other party(ies) of the terms or conditions set forth in this Agreement, and the parties agree that such damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by such party or their direct or indirect equity holders (taking into consideration relevant matters, including other transaction opportunities and the time value of money). The parties to this Agreement may, on behalf of their direct and indirect equity holders, enforce such award and accept damages for such breach.
ARTICLE IX.
Indemnification
Section 9.01    Indemnification.
(a)Indemnification by Sellers. Each of GAG and the US Seller agrees to:
(i)jointly and severally indemnify, defend and hold harmless each member of the Buyer Group from and against any and all Losses suffered by the Buyer Indemnified Parties resulting from or arising out of any (in each case without double counting) breach of any representation or warranty set forth in Article III of this Agreement; provided that, in determining whether a breach has occurred or the amount of Losses suffered all “Material Adverse Effect”, “materiality”, “in all material respects”, or similar qualifiers contained herein or in any certificate delivered by Sellers pursuant to this Agreement shall not be given any effect, or in the case of a third-party Action, any allegation that, if true, would constitute such a breach or inaccuracy;
(ii)jointly and severally indemnify, defend and hold harmless each member of the Buyer Group from and against any and all Losses suffered by the Buyer Group and their respective Affiliates (including, after the Closing, the Targets and the Acquired Companies) and each of their respective officers, directors, agents, employees, Subsidiaries, partners, members and controlling persons (each, a “Buyer Indemnified Party”) resulting from or arising out of any (in each case without double counting): (a) breach of any representation or warranty set forth in Article IV of this Agreement; provided that, in determining whether a breach has occurred and the amount of Losses suffered all “Material Adverse Effect”, “materiality”, “in all material respects”, or similar qualifiers contained herein or in or any certificate delivered by Sellers pursuant to this Agreement shall not be given any effect, or in the case of a third-party Action, any allegation that, if true, would constitute such a breach or inaccuracy; or (b) breach of any covenant or agreement by Sellers in this Agreement.

(iii)jointly and severally indemnify, defend and hold harmless each member of the Buyer Group from and against: (A) one hundred percent (100%) of the Pre-Closing Taxes of the Targets and (B) fifty percent (50%) of the Pre-Closing Taxes of the Acquired Companies, in each case to the extent not specifically taken into account in the calculation of the Transaction Consideration and regardless of whether such Pre-Closing Taxes are assessed, asserted or paid before or after the Closing; and
(iv)jointly and severally indemnify, defend and hold harmless each member of the Buyer Group from and against one-hundred percent (100%) of any and all Losses (including Taxes) suffered by the Buyer Indemnified Parties resulting from or arising in respect of the Pre-Closing Reorganization.
For the avoidance of doubt, except as expressly provided in Section 9.01(a)(iv), the Buyer Group shall not be indemnified by Sellers for 100% of Losses suffered by any of the Acquired Companies for which indemnification is provided by Sellers under this Agreement, but only for the Seller Shareholder Percentage thereof; it being understood that the Buyer Group shall be indemnified by Sellers for 100% of Losses suffered by any of the Targets (including pursuant to Section 9.01(a)(iii)).
(b)Indemnification by Buyer Group. Buyer Group agrees to indemnify, defend and hold harmless Sellers from and against any and all Losses suffered by Sellers and their respective Affiliates and each of their respective officers, directors, agents, employees, Subsidiaries, partners, members and controlling persons (each, a “Seller Indemnified Party”) resulting from or arising out of any: (i) breach of any representation or warranty by the Buyer Group set forth in Article V of this Agreement; provided that, in determining whether a breach has occurred and the amount of Losses suffered all “Material Adverse Effect”, “materiality”, “in all material respects”, or similar qualifiers contained herein or in any certificate delivered by the Buyer Group pursuant to this Agreement shall not be given any effect; or (ii) breach of any covenant or agreement by the Buyer Group in this Agreement.
(c)Notification. Any Indemnitee making a claim for indemnification under this Article IX shall notify the other party (i.e., Buyer Group Rep in the case of a claim by a Seller Indemnified Party and Sellers’ Rep in the case of a claim by a Buyer Indemnified Party) of the claim in writing (each a “Claim Notice”) which Claim Notice shall include the basis of such claim and, to the extent reasonably determinable, the aggregate potential or incurred Losses related thereto, promptly after receiving written notice of any Action or other claim against it (if by a third party), describing such Action and the amount thereof (if known and quantifiable); provided that the failure to so notify Buyer Group Rep or the Sellers’ Rep, as the case may be, shall not relieve the Indemnifying Parties of their obligations hereunder, except to the extent that (and only to the extent that) the Indemnifying Parties are materially prejudiced thereby. To the extent of any inconsistency between the provisions of this Section 9.01 and Section 6.08(g) the provisions of Section 6.08(g) shall control.
Section 9.02    Limitations on Indemnification. The indemnification obligations under this Agreement shall be subject to the following limitations:
(a)All of the representations and warranties contained in this Agreement, including the schedules hereto, shall survive the Closing and shall continue in full force and effect for a period of eighteen (18) months after the Closing Date, except for (i) claims for breaches of the representations and warranties set forth in the Buyer Group Fundamental Representations and Seller Fundamental Representations, which shall survive the Closing and continue in full force and effect (notwithstanding any statutes of limitations applicable to the subject matter of the applicable claim) for a period of six (6) years after the date hereof, (ii) claims of breaches of the representations and warranties set forth in Section 3.06, Section 3.19 and Section 4.08, which shall survive the Closing and continue in full force and effect until thirty (30) days after the expiration of the applicable statute of limitations, and (iii) claims of fraud committed by a Seller with respect to this Agreement and the subject matter contained herein, which may be brought at any time after the date hereof (notwithstanding applicable statute of limitations). The parties hereto agree and acknowledge that so long as the notice referred to in Section 9.01(c) is provided on or prior to the expiration of the relevant time period, the Indemnitee’s rights to pursue indemnification for the applicable representation or warranty shall continue to survive with respect to the breach identified in such notice until such matter is resolved.

(b)The Buyer Indemnified Parties’ recovery for Losses pursuant to Sections 9.01(a)(i) and 9.01(a)(ii)(a) with respect to breaches of Seller Fundamental Representations (including Seller True Fundamental Representations) and of Section 3.06, Section 3.19 and Section 3.21, or pursuant to Section 9.01(a)(iii) for Pre-Closing Taxes of the Targets and the Acquired Companies shall be made in accordance with the following order of recovery and Global Cap (or General Reps Cap, if applicable) erosion mechanics (provided, however, that any claim based on fraud shall not be subject to the Global Cap or General Reps Cap):
(i)with respect to any such Loss, (A) Sellers, jointly and severally, shall be responsible in the first instance for payment of the RWI Retention as applicable, (B) to the extent coverage under the RWI Policies is available, the Buyer Indemnified Parties shall then seek recovery from the RWI Policies up to the coverage limit, and (C) to the extent coverage under the RWI Policies is partially or entirely unavailable due to exclusion from or exhaustion of coverage for the entire Loss, the Buyer Indemnified Parties shall be entitled to recover any remaining Loss from Sellers, jointly and severally, subject to the Global Cap (or General Reps Cap, if applicable), in each case as adjusted pursuant to Section 9.02(b)(ii); and
(ii)all amounts paid to the Buyer Indemnified Parties under the RWI Policies (including, for the avoidance of doubt, any claim thereunder for which the Sellers do not have any obligation to indemnify under this Article IX as a result of Section 9.01(a) in fine) or by any of the Sellers pursuant to this Article IX shall be applied against, and shall reduce, the Global Cap (and, in respect of Section 3.21, the General Reps Cap) at a rate of 100% of such amounts.
(c)No claims for indemnification may be made by the Buyer Group in respect of Losses resulting from any matter referred to in Section 9.01(a)(i) and Section 9.01(a)(ii)(a) (except as it relates to Seller Fundamental Representations, the representations and warranties set forth in Section 3.06 and Section 3.19, claims based on fraud and claims under Sections 9.01(a)(iii) and (iv)) until these Losses collectively exceed one half of one percent (0.5%) of the Transaction Consideration (the “Tipping Basket Amount”), in which event the amount of all Losses, including the Tipping Basket Amount, may be recovered by the Buyer Group subject to the limitations of this Article IX.
(d)The aggregate indemnification liability of GAG and the US Seller to the Buyer Group for breaches of representations and warranties pursuant to Section 9.01(a)(i) and Section 9.01(a)(ii)(a) (except as it relates to Seller Fundamental Representations, the representations and warranties set forth in Section 3.06 and Section 3.19, claims based on fraud and claims under Sections 9.01(a)(iii) and (iv)) shall not exceed an amount equal to ten percent (10%) of the Transaction Consideration (the “General Reps Cap”).
(e)Without limiting the generality of the foregoing, the aggregate indemnification liability of (a) GAG and the US Seller to the Buyer Group, or (b) the Buyer Group to the Sellers or any Affiliate thereof, pursuant to this Article IX (except for claims based on fraud) shall not exceed an amount equal to the Transaction Consideration (in each case, the “Global Cap”).
(f)The Trusts shall not incur any liability under this Article IX.
(g)Following the Closing, except for any claim based on an Indemnifying Party’s fraud, indemnification pursuant to this Agreement and the RWI Policies, subject to all of the terms, conditions, exclusions provided herein, shall be the sole and exclusive remedy for damages which an Indemnitee shall have against the Indemnifying Parties with respect to any breach of this Agreement or with respect to any Losses for which indemnification is provided pursuant to this Agreement.
(h)Each Indemnitee shall use its commercially reasonable efforts to mitigate any Losses subject to indemnification obligations under this Agreement. The amount of Losses suffered by an Indemnitee for which such Indemnitee is entitled to indemnification hereunder with respect to a particular matter shall be reduced by the amount actually recovered under any insurance policy. Without limiting the generality of the foregoing, each Indemnitee shall use commercially reasonable efforts to make and pursue claims regarding any breach of, or inaccuracy in, any representation or warranty under any applicable insurance policies (excluding the RWI Policies, which are addressed in Section 9.02(b)), provided that the foregoing shall not (i) require an Indemnitee to proceed or seek action or recovery under any such insurance policy as a requirement hereunder or as a condition to seeking or recovering indemnification from any Indemnifying Party hereunder, or (ii) be construed or interpreted as a guaranty of any level or amount of insurance recovery with respect to any Losses hereunder or as a requirement to maintain any insurance or to make any claim for insurance as a condition to any indemnification hereunder.

(i)For avoidance of doubt, in determining the amount of any Losses indemnifiable under this Article IX, there shall be taken into account (a) any net Tax cost actually incurred by the relevant Indemnitee as a result of the matter giving rise to such Losses or as a result of the receipt of an indemnity payment under this Article IX (except in relation to any reduction in any cost amount or undepreciated capital cost) and (b) any Tax benefit enjoyed or realized by the relevant Indemnitee as a result of the matter giving rise to such Losses in the taxation year in which the relevant indemnity payment pursuant to this Article IX is received by such Indemnitee, any preceding taxation year, or the subsequent three (3) taxation years.
(j)Notwithstanding anything to the contrary in this Agreement, in no event shall any Buyer Indemnified Party or Seller Indemnified Party be liable for or entitled to recover, as applicable, any punitive or exemplary damages under this Agreement, except to the extent such damages are actually awarded to a third party in connection with a Third Party Claim for which the Indemnifying Party is obligated to indemnify hereunder.
Section 9.03    Satisfaction of Claims. Within three (3) Business Days after final resolution of any indemnification claim (whether by written agreement between the Buyer Group Rep and the Sellers’ Rep or adjudication thereof) pursuant to which a Buyer Indemnified Party is entitled to any payment, GAG and the US Seller shall jointly and severally pay to the applicable Buyer Indemnified Party in cash, by wire transfer of immediately available funds to an account designated by Buyer Group Rep, an aggregate amount equal to the amount of Losses finally determined to be payable in respect of such indemnification claim.
Section 9.04    Tax Status and Purpose of Indemnification Payments. For U.S. federal, state, local and non-U.S. Tax purposes, any payment made by Sellers pursuant to this Article IX shall constitute a reduction of the Transaction Consideration and any payment made by the members of the Buyer Group pursuant to this Article IX shall constitute an increase in the Transaction Consideration. The Parties agree and acknowledge that the indemnity rights and obligations in this Agreement are an integral part thereof and are intended to ensure that the Transaction Consideration takes into account liabilities of the Acquired Companies immediately prior to the Closing.
ARTICLE X.
Miscellaneous
Section 10.01    Waiver. No waiver by any of the parties of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.
Section 10.02    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States or Canada mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (provided, that, (i) the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email, and (ii) if such email is sent after 5:00 p.m. local time at the physical location of the intended recipient as shown below, or is sent on a day other than Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day), addressed as follows:
If to Buyer Group Rep to:
BLBD US Buyer
3920 Arkwright Rd Suite 200
Macon, Georgia 31210
Attention: Ted Scartz
Email: ted.scartz@blue-bird.com

with a copy to (which copy alone shall not constitute notice):
Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street, Suite 2800
Atlanta, Georgia 30309
Attention: W. Benjamin Barkley; Sara Fon Miller
Email: BBarkley@ktslaw.com; SMiller@ktslaw.com
If to the Sellers’ Rep to:
Groupe Autobus Girardin Ltée
4000 Girardin
Drummondville, Québec J2E 0A1
Attention: Steve Girardin; Dave Giradin
Email: steve.girardin@girardin.com; dave.girardin@girardin.com with a copy to (which copy alone shall not constitute notice):
Fasken Martineau DuMoulin LLP
800 Victoria Square, Suite 3500
Montreal, Québec H3C 0B4
Attention: Jean Michel Lapierre; Simon Bisson
Email: jmlapierre@fasken.com; sbisson@fasken.com
or to such other address or addresses as the parties may from time to time designate in writing, provided, that such changes shall only become effective upon actual receipt by the receiving party.
Section 10.03    Assignment. No party shall assign this Agreement or any part hereof without the prior written consent of the other parties, provided, that Buyers may assign its rights hereunder, in whole or in part, including the right to acquire the Purchased Shares, to any Affiliate, provided further that, such assignment shall not release Buyers from any Liability hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
Section 10.04    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties, any right or remedies under or by reason of this Agreement; provided, however, that, the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 10.14.
Section 10.05    Expenses. Except as otherwise specified in this Agreement, each party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants provided, further, that Buyer shall bear and pay all Transfer Taxes payable in connection with the Transactions and shall prepare and timely file all Tax Returns or other documents required to be filed under applicable Law with respect to such Transfer Taxes.
Section 10.06    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.07    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 10.08    Disclosure Schedules and Annexes. The Disclosure Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Disclosure Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent on its face. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 10.09    Entire Agreement. This Agreement (together with the Disclosure Schedules and Annexes to this Agreement), and the other Transaction Agreements constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties or any of their respective Affiliates relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the parties except as expressly set forth in this Agreement.
Section 10.10    Amendments. This Agreement may be amended or modified in whole or in part, only by a written agreement executed by Buyers and Sellers, which makes reference to this Agreement.
Section 10.11    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect by a court of competent jurisdiction, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 10.12    Arbitration; WAIVER OF JURY TRIAL.
(a)Other than for any specific performance claims brought to a court of competent jurisdiction pursuant to Section 10.13, all disputes arising directly or indirectly out of this Agreement, including with respect to the negotiation of this Agreement, the performance or non-performance of a party, or the meaning or construction of any provisions (“Disputes”), shall be fully resolved in confidential arbitration proceedings as set forth in this Section 10.12. All Disputes shall be submitted to binding arbitration administered, conducted and governed by the American Arbitration Association under its Commercial Arbitration Rules (“AAA Rules”); provided that (1) any arbitrator selected or otherwise assigned to decide the matter shall be an attorney licensed in the United States who has at least ten years of legal experience in transacting or litigating commercial claims, (2) any arbitration hearings shall take place in Toronto, Ontario, and the parties shall use good-faith efforts to schedule such hearings on successive days, and (3) the arbitrator(s) shall be required to hear, and rule on, dispositive motions (such as a motion for summary judgment) addressing any issues of law or undisputed facts as provided by Fed. R. Civ. Proc. 56. Subject to the preceding sentence, such arbitration shall be conducted at a time and place mutually agreed upon by the parties; but, in the event of such failure to agree on either the place or the time for arbitration, such decision shall be made by the American Arbitration Association. Except as described in the following sentence, one arbitrator shall be selected in accordance with the AAA Rules (the “Original Arbitrator”). The Original Arbitrator shall decide the matter, unless the amount in controversy (as determined by the Original Arbitrator) exceeds $10 million and the Sellers’ Rep or the Buyer Group Rep elect to have a panel. In such event, there shall be a panel of three arbitrators, consisting of the Original Arbitrator (acting as the chairperson) and one independent arbitrator selected by each of the Sellers’ Rep and the Buyer Group Rep. Any award or decision in arbitration shall be binding upon both parties and may be entered in and shall be enforced by any court of competent jurisdiction.

(b)NOTWITHSTANDING ANY LANGUAGE TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES HEREBY AGREE: THAT THE UNDERLYING AWARD MAY BE APPEALED PURSUANT TO THE AAA’S OPTIONAL APPELLATE ARBITRATION RULES (“APPELLATE RULES”); THAT THE UNDERLYING AWARD RENDERED BY THE ARBITRATOR(S) SHALL, AT A MINIMUM, BE A REASONED AWARD; AND THAT THE UNDERLYING AWARD SHALL NOT BE CONSIDERED FINAL UNTIL AFTER THE TIME FOR FILING THE NOTICE OF APPEAL PURSUANT TO THE APPELLATE RULES HAS EXPIRED. APPEALS MUST BE INITIATED WITHIN 30 DAYS OF RECEIPT OF AN UNDERLYING AWARD, AS DEFINED BY RULE A-3 OF THE APPELLATE RULES, BY FILING A NOTICE OF APPEAL WITH ANY AAA OFFICE. FOLLOWING THE APPEAL PROCESS THE DECISION RENDERED BY THE APPEAL TRIBUNAL MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.
(c)EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.
Section 10.13    Enforcement. The parties agree that irreparable damage would occur, and that, even if monetary damages were available, the parties would not have adequate remedy at law, in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or inadequacy of legal remedy, in addition to any other remedy to which any party is entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the Termination Date shall automatically be extended to the later of (i) the twentieth (20th) Business Day following the resolution of such Action and (ii) such other time period established by the court or arbitrator presiding over such Action. In furtherance of the foregoing, the parties hereby further acknowledge and agree that prior to the Closing, Buyers and Sellers shall be entitled to specific performance to enforce specifically the terms and provisions of and to prevent or cure breaches of this Agreement by Sellers or Buyers, as applicable, including Section 6.02 by Buyers, and to cause Sellers or Buyers, as applicable, to consummate the Transactions, including to effect the Closing in accordance with Section 2.01, on the terms and subject to the conditions in this Agreement.
Section 10.14    Non-Recourse. All claims, obligations, liabilities or Actions (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the Transactions, may be made, only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement. No Person who is not a party to this Agreement, including any past, present or future incorporator, direct or indirect equityholder, Affiliate, Representative, successor or assignee of, and any lender to, any party, or any past, present or future incorporator, direct or indirect equityholder, Affiliate, Representative, successor or assignee of, and any or lender to, any of the foregoing (collectively, the “Non-Recourse Party”), will have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, Actions, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Transactions or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach of this Agreement and the Transactions, and, to the maximum extent permitted by Law, each party hereby waives and releases all such liabilities, claims, Actions and obligations against any such Non-Recourse Parties; provided, however, that in no event shall this Section 10.14 restrict, impede or otherwise impact the right of any party to (or third party beneficiary of) any other Transaction Agreement to enforce the terms of such Transaction Agreement against the other party(ies) expressly named as party(ies) to such Transaction Agreements in accordance with the terms thereof. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in any other Transaction Agreement (in each case in accordance with the express terms thereof and only with respect to the express parties thereto or which are third party beneficiaries thereof), each party disclaims any reliance upon any Non-Recourse Parties with respect to the performance of this Agreement or any other Transaction Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement or any other Transaction Agreement.
Section 10.15    Language. The Parties acknowledge and agree that this Agreement, the Transaction Agreements, and any other document relating to this Agreement or the Transactions, including the annexes hereto, or any notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.
Section 10.16    Buyer Group and Sellers’ Representatives
(a)Sellers’ Rep. GAG shall be the Sellers’ Rep and, by executing this Agreement, each Seller hereby irrevocably constitutes and appoints GAG as such Seller’s exclusive representative, agent and true and lawful attorney-in-fact, to act on such Seller’s behalf and in such Seller’s name, place and stead for all purposes in connection with this Agreement, the Transaction Agreements, and any other agreement ancillary hereto. Without limiting the generality of the foregoing, with the power of attorney so granted by each Seller to the Sellers’ Rep, each Seller authorizes the Sellers’ Rep to take any action that the Sellers’ Rep considers necessary and desirable in connection with the foregoing, including, without limitation, the giving and receiving of notices and communications, receiving and accepting legal process in connection with any claim under this Agreement, the Transaction Agreements and any other agreement ancillary hereto, the authorization of indemnification or resolution of claims on behalf of Sellers under this Agreement in satisfaction of claims by a Buyer Indemnified Party, objecting to such deliveries, agreeing to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, agreeing to, negotiate, enter into and provide amendments and supplements to and waivers in respect of this Agreement, in accordance with Section 10.4 of this Agreement, and all other actions necessary or appropriate in the judgment of the Sellers’ Rep for the accomplishment of any or all of the foregoing. Following the Closing, notices or communications to or from the Sellers’ Rep shall constitute notice to or from Sellers. The Sellers’ Rep may resign at any time upon thirty (30) days’ prior written notice to Sellers. Except as specifically described herein, a decision, act, consent or instruction of the Sellers’ Rep shall constitute a decision of all of Sellers and shall be final, binding and conclusive upon each and every Seller, and the Buyer Group may rely upon any decision, act, consent or instruction of the Sellers’ Rep as being the decision, act, consent or instruction of each and every Seller. The Buyer Group and its respective Affiliates are each hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Rep.
(b)Buyer Group Rep. BLBD US Buyer shall be the Buyer Group Rep and, by executing this Agreement, each Buyer Group member hereby irrevocably constitutes and appoints BLBD US Buyer as such Buyer Group member’s exclusive representative, agent and true and lawful attorney-in-fact, to act on such Buyer Group member’s behalf and in such Buyer Group member’s name, place and stead for all purposes in connection with this Agreement, the Transaction Agreements, and any other agreement ancillary hereto. Without limiting the generality of the foregoing, with the power of attorney so granted by each Buyer Group member to the Buyer Group Rep, each Buyer Group member authorizes the Buyer Group Rep to take any action that the Buyer Group Rep considers necessary and desirable in connection with the foregoing, including, without limitation, the giving and receiving of notices and communications, receiving and accepting legal process in connection with any claim under this Agreement, the Transaction Agreements and any other agreement ancillary hereto, the authorization of indemnification or resolution of claims on behalf of the Buyer Group under this Agreement in satisfaction of claims by a Buyer Indemnified Party, objecting to such deliveries, agreeing to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, agreeing to, negotiate, enter into and provide amendments and supplements to and waivers in respect of this Agreement, in accordance with Section 10.4 of this Agreement, and all other actions necessary or appropriate in the judgment of the Buyer Group Rep for the accomplishment of any or all of the foregoing. Following the Closing, notices or communications to or from the Buyer Group Rep shall constitute notice to or from the Buyer Group. The Buyer Group Rep may resign at any time upon thirty (30) days’ prior written notice to the Buyer Group. Except as specifically described herein, a decision, act, consent or instruction of the Buyer Group Rep shall constitute a decision of all of the members of the Buyer Group and shall be final, binding and conclusive upon each and every Buyer Group member, and Sellers may rely upon any decision, act, consent or instruction of the Buyer Group Rep as being the decision, act, consent or instruction of each and every Buyer Group member. Sellers and their respective Affiliates are each hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Buyer Group Rep.

(c)Neither the Sellers’ Rep, nor the Buyer Group Rep, will incur any liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to Sellers or the Buyer Group set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Rep or the Buyer Group Rep, respectively, hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers’ Rep or the Buyer Group Rep or the termination of this Agreement.
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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
BLBD US BUYER:
Blue Bird Body Company, a Georgia Corporation
By: /s/ John Wyskiel
Name: John Wyskiel
Title: Chief Executive Officer
Signature Page to Purchase Agreement

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
BLBD PARENT:
Blue Bird Corporation, a Delaware corporation
By: /s/ John Wyskiel
Name: John Wyskiel
Title: Chief Executive Officer

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
BUYER GROUP REP:
Blue Bird Body Company, a Georgia corporation
By: /s/ John Wyskiel
Name: John Wyskiel
Title: Chief Executive Officer

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
BLBD CANADA CALLCO:
MB Callco Inc., a corporation existing under the laws of the Province of Ontario
By: /s/ John Wyskiel
Name: John Wyskiel
Title: Chief Executive Officer

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
BLBD CANADA BUYER:
MB Exchangeco Inc., a corporation existing under the laws of the Province of Ontario
By: /s/ John Wyskiel
Name: John Wyskiel
Title: Chief Executive Officer

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
AG TRUST:
Steve Girardin, in his capacity as trustee of The AG 2014 Trust
By: /s/ Steve Girardin
Name: Steve Girardin
Title: Trustee

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
SG TRUST:
Steve Girardin, in his capacity as trustee of The SG One 2014 Trust
By: /s/ Steve Girardin
Name: Steve Girardin
Title: Trustee

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
DG TRUST:
Dave Girardin, in his capacity as trustee of The DG One 2014 Trust
By: /s/ Dave Girardin
Name: Dave Girardin
Title: Trustee

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
GAG:
Groupe Autobus Girardin Ltée, a Québec corporation
By: /s/ Steve Girardin
Name: Steve Girardin
Title: Authorized Signatory

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
MB US SELLER:
Girardin Minibus JV 2 Inc., a Québec corporation
By: /s/ Steve Girardin
Name: Steve Girardin
Title: Authorized Signatory

Annex A
Transaction Consideration Methodology

Annex B
BLBD Canada Buyer Exchangeable Share Terms

Annex C
BLBD Parent Special Voting Preferred Stock Subscription Agreement

Annex D
BLBD Parent Special Voting Preferred Stock Terms

Annex E
Canadian Lease Documents

Annex F
Exchange and Support Agreement

Annex G
Lock-Up Agreement

Annex H
Board Election Agreement

Annex I
Form of Restrictive Covenant Agreement

Annex J
Trademark License Termination Agreement

Annex K
REPSA

Annex L
Officer Confirmation Certificate

Annex M
RWI Binder

Annex N
Mutual Release